As filed with the Securities and Exchange Commission.

                                                       `33 Act File No. ________
================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                    FORM N-4

                   REGISTRATION STATEMENT UNDER THE SECURITIES
                                ACT OF 1933 [X]

                                       and

                        REGISTRATION STATEMENT UNDER THE
                       INVESTMENT COMPANY ACT OF 1940 [ ]

                         NATIONWIDE VARIABLE ACCOUNT-14
                           (EXACT NAME OF REGISTRANT)

                        NATIONWIDE LIFE INSURANCE COMPANY
                               (NAME OF DEPOSITOR)

                   ONE NATIONWIDE PLAZA, COLUMBUS, OHIO 43215
         (Address of Depositor's Principal Executive Offices) (Zip Code)

        Depositor's Telephone Number, including Area Code: (614) 249-7111

    PATRICIA R. HATLER, SECRETARY, ONE NATIONWIDE PLAZA, COLUMBUS, OHIO 43215
                     (Name and Address of Agent for Service)



Approximate date of proposed public offering: Upon the effective date of this Registration Statement. January 2, 2003 requested.

The Registrant hereby agrees to amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall therefore become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


================================================================================


                                                    NATIONWIDE VARIABLE ACCOUNT-14
                                                REFERENCE TO ITEMS REQUIRED BY FORM N-4

Caption in Prospectus and Statement of Additional Information and Other Information

N-4 ITEM                                                                                                                   CAPTION
PART A     INFORMATION REQUIRED IN A PROSPECTUS
Item 1.    Cover Page...................................................................................................Cover Page
Item 2.    Definitions...................................................................................Glossary of Special Terms
Item 3.    Synopsis or Highlights........................................................................Synopsis of the Contracts
Item 4.    Condensed Financial Information.........................................................Condensed Financial Information
Item 5.    General Description of Registrant, Depositor, and Portfolio
                Companies ............................................Nationwide Life Insurance Company; Investing in the Contract
Item 6.    Deductions and Expenses...................................................................Standard Charges & Deductions
Item 7.    General Description of Variable Annuity Contracts.........................Contract Ownership; Operation of the Contract
Item 8.    Annuity Period.................................................................................Annuitizing the Contract
Item 9.    Death Benefit............................................................................................Death Benefits
Item 10.   Purchases and Contract Value..................................................................Operation of the Contract
Item 11.   Redemptions......................................................................................Surrender (Redemption)
Item 12.   Taxes  ......................................................................................Federal Tax Considerations
Item 13.   Legal Proceedings.....................................................................................Legal Proceedings
Item 14.   Table of Contents of the Statement of Additional
                Information...........................................Table of Contents of the Statement of Additional Information

PART B     INFORMATION REQUIRED IN A STATEMENT OF ADDITIONAL INFORMATION
Item 15.   Cover Page...................................................................................................Cover Page
Item 16.   Table of Contents.....................................................................................Table of Contents
Item 17.   General Information and History.........................................................General Information and History
Item 18.   Services.......................................................................................................Services
Item 19.   Purchase of Securities Being Offered...............................................Purchase of Securities Being Offered
Item 20.   Underwriters...............................................................................................Underwriters
Item 21.   Calculation of Performance Information...........................................Calculation of Performance Information
Item 22.   Annuity Payments.......................................................................................Annuity Payments
Item 23.   Financial Statements...............................................................................Financial Statements

PART C     OTHER INFORMATION
Item 24.   Financial Statements and Exhibits...............................................................................Item 24
Item 25.   Directors and Officers of the Depositor.........................................................................Item 25
Item 26.   Persons Controlled by or Under Common Control with the Depositor or Registrant..................................Item 26
Item 27.   Number of Contract Owners.......................................................................................Item 27
Item 28.   Indemnification.................................................................................................Item 28
Item 29.   Principal Underwriter...........................................................................................Item 29
Item 30.   Location of Accounts and Records................................................................................Item 30
Item 31.   Management Services.............................................................................................Item 31
Item 32.   Undertakings....................................................................................................Item 32


                        NATIONWIDE LIFE INSURANCE COMPANY

              Flexible Premium Deferred Variable Annuity Contracts

  Issued by Nationwide Life Insurance Company through its Nationwide Variable
                                   Account-14

                The date of this prospectus is__________________.




--------------------------------------------------------------------------------

Variable annuities are complex investment products with unique benefits and advantages that may be particularly useful in meeting long-term savings and retirement needs. There are costs and charges associated with these benefits and advantages - costs and charges that are different, or do not exist at all, within other investment products. With help from financial consultants and advisers, investors are encouraged to compare and contrast the costs and benefits of the variable annuity described in this prospectus against those of other investment products, especially other variable annuity and variable life insurance products offered by Nationwide and its affiliates. Nationwide offers a wide array of such products, many with different charges, benefit features and underlying investment options. This process of comparison and analysis should aid in determining whether the purchase of the contract described in this prospectus is consistent with your investment objectives, risk tolerance, investment time horizon, marital status, tax situation and other personal characteristics and needs.

THIS PROSPECTUS CONTAINS BASIC INFORMATION YOU SHOULD UNDERSTAND ABOUT THE CONTRACTS BEFORE INVESTING - THE ANNUITY CONTRACT IS THE LEGALLY BINDING INSTRUMENT GOVERNING THE RELATIONSHIP BETWEEN YOU AND NATIONWIDE SHOULD YOU CHOOSE TO INVEST. PLEASE READ THIS PROSPECTUS CAREFULLY AND KEEP IT FOR FUTURE REFERENCE.

Not all benefits, programs, features and investment options described in this prospectus are available or approved for use in every state.
--------------------------------------------------------------------------------


The following is a list of the underlying mutual funds available under the contract. The particular underlying mutual funds available under the contract may change from time to time. Specifically, underlying mutual funds or underlying mutual fund share classes that are currently available may be removed or closed off to future investment. New underlying mutual funds or new share classes of currently available underlying mutual funds may be added. Contract owners will receive notice of any such changes that affect their contract. Additionally, not all of the underlying mutual funds listed below are available in every state.

AIM VARIABLE INSURANCE FUNDS
o    AIM V.I. Basic Value Fund: Series II
o    AIM V.I. Capital Appreciation Fund: Series II
o    AIM V.I. Capital Development Fund: Series II

ALLIANCE VARIABLE PRODUCTS SERIES FUND, INC.
o    AllianceBernstein Small Cap Value Portfolio: Class B
o    Growth and Income Portfolio: Class B

AMERICAN CENTURY VARIABLE PORTFOLIOS, INC., A MEMBER OF THE AMERICAN CENTURYSM FAMILY OF INVESTMENTS
o    American Century VP Income & Growth Fund: Class II
o    American Century VP International Fund: Class II
o    American Century VP Ultra Fund: Class II
o    American Century VP Value Fund: Class II

DREYFUS
o    Dreyfus Investment Portfolios - Small Cap Stock Index Portfolio: Service
     Shares
o    Dreyfus Stock Index Fund, Inc.: Service Shares
o    Dreyfus Variable Investment Fund - Appreciation Portfolio: Service Shares
o    Dreyfus Variable Investment Fund - Small Cap Portfolio: Service Shares

FEDERATED INSURANCE SERIES
o    Federated American Leaders Fund II: Service Shares
o    Federated Capital Appreciation Fund II: Service Shares
o    Federated Quality Bond Fund II: Service Shares

FIDELITY VARIABLE INSURANCE PRODUCTS FUND
o    VIP Equity-Income Portfolio: Service Class 2
o    VIP Growth Portfolio: Service Class 2
o    VIP Overseas Portfolio: Service Class 2

FIDELITY VARIABLE INSURANCE PRODUCTS FUND II
o    VIP II Contrafund(R)Portfolio: Service Class 2
o    VIP II Investment Grade Bond Portfolio: Service Class 2

FIDELITY VARIABLE INSURANCE PRODUCTS FUND III
o    VIP III Mid Cap Portfolio: Service Class 2
o    VIP III Value Strategies Portfolio: Service Class 2

FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST
o    Franklin Rising Dividends Fund: Class II
o    Franklin Small Cap Value Securities Fund: Class II
o    Templeton Foreign Securities Fund: Class II

GARTMORE VARIABLE INSURANCE TRUST ("GVIT")
o Comstock GVIT Value Fund: Class II (subadviser: Van Kampen Asset Management Inc.)
o    Dreyfus GVIT Mid Cap Index Fund: Class I
o    Federated GVIT High Income Bond Fund: Class I
o    Gartmore GVIT Emerging Markets Fund: Class II
o    Gartmore GVIT Global Financial Services Fund: Class II
o    Gartmore GVIT Global Health Sciences Fund: Class II
o    Gartmore GVIT Global Technology and Communications Fund: Class II
o    Gartmore GVIT Global Utilities Fund: Class II
o    Gartmore GVIT Government Bond Fund: Class I
o    Gartmore GVIT Investor Destinations Funds
     >>   Gartmore GVIT Investor Destinations Conservative Fund
     >>   Gartmore GVIT Investor Destinations Moderately Conservative Fund
     >>   Gartmore GVIT Investor Destinations Moderate Fund
     >>   Gartmore GVIT Investor Destinations Moderately Aggressive Fund
     >>   Gartmore GVIT Investor Destinations Aggressive Fund
o    Gartmore GVIT Money Market Fund: Class I
o    Gartmore GVIT Total Return Fund: Class II
o    Gartmore GVIT U.S. Growth Leaders Fund: Class II
o GVIT Small Cap Growth Fund: Class II (subadvisers: Neuberger Berman LLC and Waddell & Reed Investment Management Company)
o    GVIT Small Cap Value Fund: Class II (subadviser: The Dreyfus Corporation)
o GVIT Small Company Fund: Class II (subadvisers: The Dreyfus Corporation, Neuberger Berman LLC, Strong Capital Management, Inc., Waddell & Reed Investment Management Company and Gartmore Global Partners) o MAS GVIT Multi Sector Bond Fund: Class I

JANUS ASPEN SERIES
o    Balanced Portfolio: Service Shares
o    Capital Appreciation Portfolio: Service Shares
o    International Growth Portfolio: Service Shares

MFS(R) VARIABLE INSURANCE TRUST
o    MFS Investors Growth Stock Series: Service Class
o    MFS Value Series: Service Class

NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST
o    AMT Fasciano Portfolio: Class S
o    AMT Limited Maturity Bond Portfolio: Class I
o    AMT Mid Cap Growth Portfolio: Class S

OPPENHEIMER VARIABLE ACCOUNT FUNDS
o    Oppenheimer Capital Appreciation Fund/VA: Service Class
o    Oppenheimer Global Securities Fund/VA: Service Class
o    Oppenheimer High Income Fund/VA: Service Class
o    Oppenheimer Main Street Growth & Income Fund/VA: Service Class
o    Oppenheimer Main Street Small Cap Fund/VA: Service Class

VAN KAMPEN
   THE UNIVERSAL INSTITUTIONAL FUNDS, INC.
o    Emerging Markets Debt Portfolio: Class II
o    U.S. Real Estate Portfolio: Class II

*These underlying mutual funds may invest in lower quality debt securities commonly referred to as junk bonds.

Purchase payments not invested in the underlying mutual funds of the Nationwide Variable Account-14 ("variable account") may be allocated to the fixed account or the Guaranteed Term Options (Guaranteed Term Options may not be available in every jurisdiction - refer to your contract for specific information).

The annuity described in this prospectus is intended to provide benefits to a single individual and his/her beneficiaries. It is not intended to be used:

o    by institutional investors;
o    in connection with other Nationwide contracts that have the same annuitant;
     or
o in conection with other Nationwide contracts that have different annuitants, but the same contract owner.

By providing these annuity benefits, Nationwide assumes certain risks. If Nationwide determines that the risks it intended to assume in issuing the contract have been altered by misusing the contract as described above, Nationwide reserves the right to take any action it deems necessary to reduce or eliminate the altered risk, including, but not limited to, rescinding the contract and returning the contract value (less any applicable Contingent Deferred Sales Charge and/or market value adjustment). Nationwide also reserves the right to take any action it deems necessary to reduce or eliminate altered risk resulting from materially false, misleading, incomplete or otherwise deficient information provided by the contract owner.

--------------------------------------------------------------------------------
The Statement of Additional Information (dated ___________) which contains additional information about the contracts and the variable account, has been filed with the Securities and Exchange Commission ("SEC") and is incorporated herein by reference. The table of contents for the Statement of Additional Information is on page ____.
--------------------------------------------------------------------------------

For general information or to obtain FREE copies of the:

o    Statement of Additional Information;
o prospectus, annual report or semi-annual report for any underlying mutual fund;
o    prospectus for the Guaranteed Term Options;
o    required Nationwide forms; or
o    Nationwide's privacy statement,

call:         1-800-321-9332
        TDD   1-800-238-3035

or write:

       NATIONWIDE LIFE INSURANCE COMPANY
       ONE NATIONWIDE PLAZA, RR1-04-F4
       COLUMBUS, OHIO 43215

The Statement of Additional Information and other material incorporated by reference can be found on the SEC website at:

                                   WWW.SEC.GOV

Information about this and other Best of America products can be found at:

                              WWW.BESTOFAMERICA.COM

THIS ANNUITY:
o    IS NOT A BANK DEPOSIT
o    IS NOT FDIC INSURED
o    IS NOT INSURED OR ENDORSED BY A BANK OR ANY FEDERAL GOVERNMENT AGENCY
o    IS NOT AVAILABLE IN EVERY STATE
o    MAY GO DOWN IN VALUE

Investors assume certain risks when investing in the contracts, including the possibility of losing money.

These contracts are offered to customers of various financial institutions and brokerage firms. No financial institution or brokerage firm is responsible for the guarantees under the contracts. Guarantees under the contracts are the sole responsibility of Nationwide.

In the future, additional underlying mutual funds managed by certain financial institutions, brokerage firms or their affiliates may be added to the variable account. These additional underlying mutual funds may be offered exclusively to purchasing customers of the particular financial institution or brokerage firm, or through other exclusive distribution arrangements.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC, NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

GLOSSARY OF SPECIAL TERMS



ACCUMULATION UNIT- An accounting unit of measure used to calculate the contract value allocated to the variable account before the annuitization date.

ANNUITIZATION DATE- The date on which Nationwide calculates the schedule of annuity payments and begins the processing necessary to start annuity payments. The date that annuity payments actually begin varies, but generally is within 7 to 10 days after Nationwide calculates the annuity payment schedule.

ANNUITY COMMENCEMENT DATE- The date on which annuity payments are scheduled to begin.

ANNUITY UNIT- An accounting unit of measure used to calculate the value of variable annuity payments.

ASSUMED INVESTMENT RETURN- The net investment return required to maintain level variable annuity payments. The selected assumed investment return is used in calculating the initial variable annuity payment.

COMMUTATION VALUE- The value of future annuity payments that are converted (commuted) into a lump sum. The commutation value may be available for withdrawal under certain annuity payment options and may be available to beneficiaries when an annuitant dies before all term certain payments have been made.

CONTRACT VALUE- The value of all accumulation units in a contract plus any amount held in the fixed account and any amount held under Guaranteed Term Options.

CONTRACT YEAR- Each year the contract is in force beginning with the date the contract is issued.

FIXED ACCOUNT- An investment option that is funded by Nationwide's general account.

GENERAL ACCOUNT- All assets of Nationwide other than those of the variable account or in other separate accounts that have been or may be established by Nationwide.

INDIVIDUAL RETIREMENT ACCOUNT- An account that qualifies for favorable tax treatment under Section 408(a) of the Internal Revenue Code, but does not include Roth IRAs.

INDIVIDUAL RETIREMENT ANNUITY OR IRA- An annuity contract that qualifies for favorable tax treatment under Section 408(b) of the Internal Revenue Code, but does not include Roth IRAs.

INVESTMENT-ONLY CONTRACT- A contract purchased by a qualified pension, profit-sharing or stock bonus plan as defined by Section 401(a) of the Internal Revenue Code.

NATIONWIDE- Nationwide Life Insurance Company.

NON-QUALIFIED CONTRACT- A contract which does not qualify for favorable tax treatment as a Qualified Plan, IRA, Roth IRA, SEP IRA, Simple IRA, or Tax Sheltered Annuity.

QUALIFIED PLAN- A retirement plan that receives favorable tax treatment under
Section 401 of the Internal Revenue Code, including Investment-Only Contracts. In this prospectus, all provisions applicable to Qualified Plans also apply to Investment-Only Contracts unless specifically stated otherwise.

ROTH IRA- An annuity contract which qualifies for favorable tax treatment under
Section 408A of the Internal Revenue Code.

SEP IRA- An annuity contract which qualifies for favorable tax treatment under
Section 408(k) of the Internal Revenue Code.

SIMPLE IRA- An annuity contract which qualifies for favorable tax treatment under Section 408(p) of the Internal Revenue Code.

SUB-ACCOUNTS- Divisions of the variable account for which accumulation units and annuity units are separately maintained - each sub-account corresponds to a single underlying mutual fund.

TAX SHELTERED ANNUITY- An annuity that qualifies for favorable tax treatment under Section 403(b) of the Internal Revenue Code. None of the Tax Sheltered Annuities sold under this prospectus are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

VALUATION PERIOD- Each day the New York Stock Exchange and Nationwide's home office are open for business, or any other day during which there is a sufficient degree of trading of underlying mutual fund shares such that the current net asset value of accumulation units or annuity units might be materially affected.

VARIABLE ACCOUNT- Nationwide Variable Account-14, a separate account of Nationwide that contains variable account allocations. The variable account is divided into sub-accounts, each of which invests in shares of a separate underlying mutual fund.

TABLE OF CONTENTS


GLOSSARY OF SPECIAL TERMS.....................................
TABLE OF CONTENTS.............................................
SUMMARY OF STANDARD CONTRACT EXPENSES.........................
ADDITIONAL CONTRACT OPTIONS...................................
SUMMARY OF ADDITIONAL CONTRACT OPTIONS........................
ENHANCED ANNUITY PAYMENT OPTIONS..............................
UNDERLYING MUTUAL FUND ANNUAL EXPENSES........................
EXAMPLE.......................................................
SYNOPSIS OF THE CONTRACTS.....................................
FINANCIAL STATEMENTS..........................................
NATIONWIDE LIFE INSURANCE COMPANY.............................
NATIONWIDE INVESTMENT SERVICES CORPORATION....................
TYPES OF CONTRACTS............................................
     Charitable Remainder Trusts
     Individual Retirement Annuities ("IRAs")
     Investment-Only Contracts (Qualified Plans)
     Non-Qualified Contracts
     Roth IRAs
     SEP IRAs
     Simple IRAs
     Tax Sheltered Annuities (Non-ERISA)

INVESTING IN THE CONTRACT.....................................
     The Variable Account and Underlying Mutual Funds
     Guaranteed Term Options
     The Fixed Account

STANDARD CHARGES AND DEDUCTIONS...............................
     Variable Account Charge
     Contract Maintenance Charge
     Contingent Deferred Sales Charge
     Premium Taxes

OPTIONAL CONTRACT BENEFITS, CHARGES AND DEDUCTIONS............
     CDSC Options
     Death Benefit Options
     Beneficiary Protector II Option
     Extra Value Option
     Enhanced Annuity Payment Options

OWNERSHIP AND INTERESTS IN THE CONTRACT.......................
     Contract Owner
     Joint Owners
     Contingent Owner
     Annuitant
     Contingent Annuitant
     Co-Annuitant
     Joint Annuitant
     Beneficiary and Contingent Beneficiary
     Changes to the Parties to the Contract

OPERATION OF THE CONTRACT.....................................
     Minimum Initial and Subsequent Purchase Payments
     Additional Credits on Purchase Payments
     Pricing
     Allocation of Purchase Payments
     Determining the Contract Value
     Transfer Requests
     Transfers Prior to Annuitization
     Transfers After Annuitization

RIGHT TO EXAMINE AND CANCEL...................................

SURRENDER (REDEMPTION) PRIOR TO ANNUITIZATION.................
     Partial Surrenders (Partial Redemptions) Prior to Annuitization Full Surrenders (Full Redemptions) Prior to Annuitization

SURRENDER (REDEMPTION) AFTER ANNUITIZATION....................
     Commutation Values
     Partial Surrenders (Partial Redemptions) After Annuitization
     Full Surrenders (Full Redemptions) After Annuitization

SURRENDERS UNDER CERTAIN PLAN TYPES...........................
     Surrenders Under a Tax Sheltered Annuity
     Surrenders Under a Texas Optional Retirement Program or a Louisiana Optional Retirement Plan

LOAN PRIVILEGE................................................
     Minimum & Maximum Loan Amounts
     Maximum Loan Processing Fee
     How Loan Requests are Processed
     Loan Interest
     Loan Repayment
     Distributions and Annuity Payments
     Transferring the Contract
     Grace Period and Loan Default

ASSIGNMENT....................................................

CONTRACT OWNER SERVICES.......................................
     Asset Rebalancing
     Dollar Cost Averaging
     Enhanced Fixed Account Dollar Cost Averaging
     Fixed Account Interest Out Dollar Cost Averaging
     Systematic Withdrawals

DEATH BENEFITS................................................
     Death of Contract Owner
     Death of Annuitant
     Death of Contract Owner/Annuitant

     Death Benefit Payment
     Death Benefit Calculations
     Spousal Protection Feature

ANNUITY COMMENCEMENT DATE.....................................

ANNUITIZING THE CONTRACT......................................
     Annuitization Date
     Annuitization
     Fixed Annuity Payments
     Variable Annuity Payments
     Frequency and Amount of Annuity Payments
     Annual Benefit Leveling

ANNUITY PAYMENT OPTIONS.......................................
     Standard Annuity Payment Options for Contracts with Total Purchase Payments
      Less Than or Equal to $2,000,000
     Enhanced Annuity Payment Options for Contracts with Total Purchase Payments
      Less Than or Equal to $2,000,000
     Annuity Payment Options for Contracts with Total Purchase Payments Greater
      Than $2,000,000

REQUIRED DISTRIBUTIONS........................................
     Required Distributions - General Information
     Required Distributions for Non-Qualified Contracts
     Required Distributions for Tax Sheltered Annuities, IRAs, SEP IRAs, Simple
      IRAs, and Roth IRAs

FEDERAL TAX CONSIDERATIONS....................................
     Federal Income Taxes
     Withholding
     Non-Resident Aliens
     Federal Estate, Gift, and Generation Skipping Transfer Taxes
     Charge for Tax
     Diversification
     Tax Changes

STATEMENTS AND REPORTS........................................

LEGAL PROCEEDINGS.............................................

ADVERTISING ..................................................

TABLE OF CONTENTS OF STATEMENT OF ADDITIONAL INFORMATION......

APPENDIX A: OBJECTIVES FOR UNDERLYING MUTUAL FUNDS............

APPENDIX B: FIXED ANNUITY PAYMENTS............................

APPENDIX C: ILLUSTRATION OF VARIABLE ANNUITY
     INCOME...................................................

SUMMARY OF STANDARD CONTRACT EXPENSES

The expenses listed below are charged to all contracts unless the contract owner has replaced a standard benefit with an optional benefit for an additional charge.

CONTRACT OWNER TRANSACTION EXPENSES

Maximum Contingent Deferred Sales
Charge ("CDSC") (as a percentage of
purchase payments surrendered)............................7% 1

Range of CDSC over time:

-------------------------------- ------------------------
NUMBER OF COMPLETED YEARS FROM            CDSC
   DATE OF PURCHASE PAYMENT            PERCENTAGE
-------------------------------- ------------------------
-------------------------------- ------------------------
               0                           7%
-------------------------------- ------------------------
-------------------------------- ------------------------
               1                           7%
-------------------------------- ------------------------
-------------------------------- ------------------------
               2                           6%
-------------------------------- ------------------------
-------------------------------- ------------------------
               3                           5%
-------------------------------- ------------------------
-------------------------------- ------------------------
               4                           4%
-------------------------------- ------------------------
-------------------------------- ------------------------
               5                           3%
-------------------------------- ------------------------
-------------------------------- ------------------------
               6                           2%
-------------------------------- ------------------------
-------------------------------- ------------------------
               7                           0%
-------------------------------- ------------------------

Contracts that contain the standard CDSC schedule described above will be referred to as "B Share" contracts.

The Internal Revenue Code may impose restrictions on surrenders from contracts issued as Tax Sheltered Annuities.


CONTRACT MAINTENANCE CHARGE...............................$30  2

VARIABLE ACCOUNT CHARGE 3
(annualized rate of total variable account charges as a percentage of the daily net assets)

Variable Account Charge.................................1.15%
     Total Variable Account Charges.....................1.15% 4

MAXIMUM LOAN PROCESSING FEE...............................$25

Nationwide may assess a loan processing fee at the time each new loan is processed. Currently, Nationwide does not assess a loan processing fee. Loans are only available for contracts issued as Tax Sheltered Annuities. Loans are not available in all states. In addition, some states may not permit Nationwide to assess a loan processing fee.


1 Each contract year, the contract owner may withdraw without a CDSC the greater of:

     (1) 10% of the following: the total of all purchase payments that are subject to CDSC, minus any purchase payments previously withdrawn that were subject to CDSC at the time of withdrawal; or

     (2) any amount withdrawn to meet minimum distribution requirements under the Internal Revenue Code.

This free withdrawal privilege is non-cumulative. Free amounts not taken during any given contract year cannot be taken as free amounts in a subsequent contract year.

2 The Contract Maintenance Charge is deducted annually from all contracts containing less than $50,000 on each contract anniversary. This charge is permanently waived for any contract valued at $50,000 or more on any contract anniversary.

3 These charges apply only to sub-account allocations. They do not apply to allocations made to the fixed account or to the Guaranteed Term Options. They are charged on a daily basis at the annualized rate noted above.

4    Charges shown include the standard death benefit.

ADDITIONAL CONTRACT OPTIONS

For an additional charge, the following optional benefits are available to contract owners. Not all optional benefits are available in every state. Optional benefits must be elected at the time of application and will replace the corresponding standard contract benefit. Once elected, optional benefits may not be removed from the contract.

If the contract owner chooses one or more of the following optional benefits, a corresponding charge will be deducted. Charges for the optional benefits are IN ADDITION TO the Variable Account Charge. Except as otherwise noted, optional benefit charges will only apply to allocations made to the sub-accounts and are charged as a percentage of the average variable account value.

CDSC OPTIONS

An applicant may purchase one of two available CDSC options that will either reduce or eliminate CDSC under the contract (depending on which option is elected).

   FOUR YEAR CDSC OPTION (L SHARE OPTION)................0.25%
     Total Variable Account Charges
     (including this option only)........................1.40%

Election of the L Share Option reduces the B Share CDSC schedule to 4 years as described below. Election of the L Share Option increases the minimum initial purchase payment to $10,000.

   Range of L Share Option CDSC over time:

   ------------------------------------ ----------------------
     NUMBER OF COMPLETED YEARS FROM             CDSC
        DATE OF PURCHASE PAYMENT             PERCENTAGE
   ------------------------------------ ----------------------
   ------------------------------------ ----------------------
                    0                            7%
   ------------------------------------ ----------------------
   ------------------------------------ ----------------------
                    1                            6%
   ------------------------------------ ----------------------
   ------------------------------------ ----------------------
                    2                            5%
   ------------------------------------ ----------------------
   ------------------------------------ ----------------------
                    3                            4%
   ------------------------------------ ----------------------
   ------------------------------------ ----------------------
                    4                            0%
   ------------------------------------ ----------------------

   NO CDSC OPTION (C SHARE OPTION).......................0.30%
     Total Variable Account Charges
     (including this option only)........................1.45%

Election of the C Share Option eliminates the B Share CDSC schedule; no CDSC will be assessed upon surrenders from the contract. Additionally, election of the C Share Option:
o    increases the minimum initial purchase payment to $10,000;
o    eliminates the fixed account as an investment option under the contract;
o    eliminates Enhanced Rate Dollar Cost Averaging as a contract owner service;
     and
o disqualifies the contract from receiving additional credits on purchase payments.

DEATH BENEFIT OPTIONS

An applicant may purchase one of two available death benefit options to replace the standard death benefit.

   ONE-YEAR ENHANCED DEATH BENEFIT OPTION................0.10%
     Total Variable Account Charges
     (including this option only)........................1.25%

   COMBINATION ENHANCED DEATH BENEFIT
   OPTION................................................0.40%
     Total Variable Account Charges
     (including this option only)........................1.55%

The Combination Enhanced Death Benefit is only available for contracts with annuitants age 80 or younger at the time of application.

BENEFICIARY PROTECTOR II OPTION..........................0.35%
   Total Variable Account Charges
   (including this option only)..........................1.50%

The Beneficiary Protector II Option is only available for contracts with annuitants age 75 or younger at the time of application.

Allocations made to the fixed account or to the Guaranteed Term Options will be assessed a fee of 0.35%. Consequently, any guaranteed interest rate of return for assets in the Guaranteed Term Options or in the fixed account will be lowered by 0.35% due to the assessment of this charge.

EXTRA VALUE OPTION

If an applicant elects the Extra Value Option, Nationwide will credit to the contract 5% of the purchase payments made to the contract during the first 12 months the contract is in effect. Nationwide will discontinue deducting the charge associated with the Extra Value Option 7 years from the date the contract was issued.

Allocations made to the fixed account and the Guaranteed Term Options will be assessed a fee of 0.70% for the first 7 contract years. Consequently, any guaranteed interest rate of return for assets in the Guaranteed Term Options or in the fixed account for the first 7 contract years will be lower due to the assessment of this charge.

   5% EXTRA VALUE OPTION.................................0.70%
     Total Variable Account Charges
     (including this option only)........................1.85%

SUMMARY OF ADDITIONAL CONTRACT OPTIONS

If an applicant elects all of the optional benefits that are available under the contract, the maximum total variable account charges the contract owner would pay would be an annualized rate of 2.90% of the daily net assets of the variable account. The maximum charges include:

   Variable Account Charge
     (applicable to all contracts).......................1.15%
   C Share Option........................................0.30%
   Combination Enhanced Death Benefit Option.............0.40%
   Beneficiary Protector II Option.......................0.35%
   5% Extra Value Option.................................0.70%

   TOTAL VARIABLE ACCOUNT CHARGES WHEN THE
     MAXIMUM OPTIONS ARE ELECTED.........................2.90%


ENHANCED ANNUITY PAYMENT OPTIONS

Upon annuitization, a contract owner may elect the Enhanced Annuity Payment Options, which provides for additional annuity payment options along with greater flexibility during the annuitization period. The charge associated with this option is not assessed until annuitization.

   ENHANCED ANNUITY PAYMENT OPTIONS......................0.25%
     Total Variable Account Charges
     (including this option only)........................1.40%

The following annuity payment options included in this option contain liquidity features and a corresponding Term Certain CDSC schedule:

o    Term Certain;
o    Single Life with Term Certain; and
o    Joint and 100% Last Survivor with Term Certain.

Term Certain CDSC is only assessed if a surrender (other than a scheduled annuity payment) is taken after annuitization.

Maximum Term Certain CDSC (as a percentage of
purchase payments surrendered)..............................6%

Range of Term Certain CDSC over time:

------------------------------- -------------------------
  NUMBER OF COMPLETED YEARS        TERM CERTAIN CDSC
   FROM ANNUITIZATION DATE             PERCENTAGE
------------------------------- -------------------------
------------------------------- -------------------------
              1                            6%
------------------------------- -------------------------
------------------------------- -------------------------
              2                            6%
------------------------------- -------------------------
------------------------------- -------------------------
              3                            5%
------------------------------- -------------------------
------------------------------- -------------------------
              4                            5%
------------------------------- -------------------------
------------------------------- -------------------------
              5                            4%
------------------------------- -------------------------
------------------------------- -------------------------
              6                            3%
------------------------------- -------------------------
------------------------------- -------------------------
              7                            2%
------------------------------- -------------------------
------------------------------- -------------------------
              8                            0%
------------------------------- -------------------------


                                                UNDERLYING MUTUAL FUND ANNUAL EXPENSES
                          (as a percentage of underlying mutual fund net assets, after expense reimbursement)

------------------------------------------------------------------------------------------------------------------------------------
                                                                       Management        Other         12b-1      Total Underlying
                                                                          Fees          Expenses        Fees         Mutual Fund
                                                                                                                      Expenses
------------------------------------------------------------------------------------------------------------------------------------
AIM Variable Insurance Funds - AIM V.I. Basic Value Fund: Series II    To be added
                                                                            by
                                                                      pre-effective
                                                                        amendment.
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
AIM Variable Insurance Funds - AIM V.I. Capital Appreciation Fund:
Series II
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
AIM Variable Insurance Funds - AIM V.I. Capital Development Fund:
Series II
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Alliance Variable Products Series Fund, Inc. - AllianceBernstein
Small Cap Value Portfolio: Class B
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Alliance Variable Products Series Fund, Inc. - Growth and Income
Portfolio: Class B
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
American Century Variable Portfolios, Inc. - American Century VP
Income & Growth Fund: Class II
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
American Century Variable Portfolios, Inc. - American Century VP
International Fund: Class II
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
American Century Variable Portfolios, Inc. - American Century VP
Ultra Fund: Class II
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
American Century Variable Portfolios, Inc. - American Century VP
Value Fund: Class II
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Dreyfus Investment Portfolios - Small Cap Stock Index Portfolio:
Service Shares
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Dreyfus Stock Index Fund, Inc.: Service Shares
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Dreyfus Variable Investment Fund - Appreciation Portfolio: Service
Shares
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Dreyfus Variable Investment Fund - Small Cap Portfolio: Service
Shares
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Federated Insurance Series - Federated American Leaders Fund II:
Service Shares
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Federated Insurance Series - Federated Capital Appreciation Fund
II: Service Shares
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Federated Insurance Series - Federated Quality Bond Fund II:
Service Shares
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Equity-Income Portfolio: Service Class 2*
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Growth Portfolio: Service Class 2*
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Overseas Portfolio: Service Class 2*
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Fidelity VIP II Contrafund Portfolio: Service Class 2*
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Fidelity VIP II Investment Grade Bond Portfolio: Service Class 2
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Fidelity VIP III Mid Cap Portfolio: Service Class 2*
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Fidelity VIP III Value Strategies Portfolio: Service Class 2
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Franklin Templeton Variable Insurance Products Trust - Franklin
Rising Dividends Fund: Class II
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Franklin Templeton Variable Insurance Products Trust - Franklin
Small Cap Value Securities Fund: Class II
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Franklin Templeton Variable Insurance Products Trust - Templeton
Foreign Securities Fund: Class II
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
GVIT - Comstock GVIT Value Fund: Class II
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
GVIT - Dreyfus GVIT Mid Cap Index Fund: Class I
------------------------------------------------------------------------------------------------------------------------------------
GVIT - Federated GVIT High Income Bond Fund: Class I
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
GVIT - Gartmore GVIT Emerging Markets Fund: Class II
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
GVIT - Gartmore GVIT Global Financial Services Fund: Class II
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
GVIT - Gartmore GVIT Global Health Sciences Fund: Class II
------------------------------------------------------------------------------------------------------------------------------------




------------------------------------------------------------------------------------------------------------------------------------
                                                                       Management        Other         12b-1      Total Underlying
                                                                          Fees          Expenses        Fees         Mutual Fund
                                                                                                                      Expenses
------------------------------------------------------------------------------------------------------------------------------------
GVIT - Gartmore GVIT Global Technology and Communications Fund:
Class II
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
GVIT - Gartmore GVIT Global Utilities Fund: Class II
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
GVIT - Gartmore GVIT Government Bond Fund: Class I
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
GVIT - Gartmore GVIT Investor Destinations Conservative Fund
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
GVIT - Gartmore GVIT Investor Destinations Moderately Conservative
Fund
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
GVIT - Gartmore GVIT Investor Destinations Moderate Fund
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
GVIT - Gartmore GVIT Investor Destinations Moderately Aggressive
Fund
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
GVIT - Gartmore GVIT Investor Destinations Aggressive Fund
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
GVIT - Gartmore GVIT Money Market Fund: Class I
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
GVIT - Gartmore GVIT Total Return Fund: Class II
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
GVIT - Gartmore GVIT U.S. Growth Leaders Fund: Class II
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
GVIT - GVIT Small Cap Growth Fund: Class II
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
GVIT - GVIT Small Cap Value Fund: Class II
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
GVIT - GVIT Small Company Fund: Class II
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
GVIT - MAS GVIT Multi Sector Bond Fund: Class I
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Janus Aspen Series - Balanced Portfolio: Service Shares
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Janus Aspen Series - Capital Appreciation Portfolio: Service Shares
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Janus Aspen Series - International Growth Portfolio: Service Shares
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
MFS Variable Insurance Trust - MFS Investors Growth Stock Series:
Service Class
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
MFS Variable Insurance Trust - MFS Value Series: Service Class
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Neuberger Berman Advisers Management Trust - AMT Fasciano
Portfolio: Class S
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Neuberger Berman Advisers Management Trust - AMT Limited Maturity
Bond Portfolio: Class I
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Neuberger Berman Advisers Management Trust - AMT Mid Cap Growth
Portfolio: Class S
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Oppenheimer Variable Account Funds: Oppenheimer Capital
Appreciation Fund/VA: Service Class
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Oppenheimer Variable Account Funds: Oppenheimer Global Securities
Fund/VA: Service Class
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Oppenheimer Variable Account Funds: Oppenheimer High Income
Fund/VA: Service Class
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Oppenheimer Variable Account Funds: Oppenheimer Main Street Growth
& Income Fund/VA: Service Class
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Oppenheimer Variable Account Funds: Oppenheimer Main Street Small
Cap Fund/VA: Service Class
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
The Universal Institutional Funds, Inc. - Emerging Markets Debt
Portfolio: Class II
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
The Universal Institutional Funds, Inc. - U.S. Real Estate
Portfolio: Class II
------------------------------------------------------------------------------------------------------------------------------------

*Actual annual class operating expenses were lower because a portion of the brokerage commissions that the fund paid was used to reduce the fund's expenses. In addition, through arrangements with the fund's custodian, credits realized as a result of uninvested cash balances are used to reduce a portion of the fund's custodian expenses. These offsets may be discontinued at any time.

The expenses shown above are deducted by the underlying mutual fund before it provides Nationwide with the daily net asset value. Nationwide then deducts applicable variable account charges from the net asset value in calculating the unit value of the corresponding sub-account. The management fees and other expenses are more fully described in the prospectus for each underlying mutual fund. Information relating to the underlying mutual funds was provided by the underlying mutual funds and not independently verified by Nationwide.

Some underlying mutual funds are subject to fee waivers and expense reimbursements. The following chart shows what the expenses would have been for such funds without fee waivers and expense reimbursements.


                                                UNDERLYING MUTUAL FUND ANNUAL EXPENSES
                         (as a percentage of underlying mutual fund net assets, before expense reimbursement)

---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
                                                                        Management        Other         12b-1      Total Underlying
                                                                           Fees         Expenses        Fees         Mutual Fund
                                                                                                                       Expenses
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
AIM Variable Insurance Funds - AIM V.I. Basic Value Fund: Series II     To be added
                                                                             by
                                                                        pre-effective
                                                                         amendment.
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
AIM Variable Insurance Funds - AIM V.I. Capital Appreciation Fund:
Series II
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
AIM Variable Insurance Funds - AIM V.I. Capital Development Fund:
Series II
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
Alliance Variable Products Series Fund, Inc. - AllianceBernstein
Small Cap Value Portfolio: Class B
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
Alliance Variable Products Series Fund, Inc. - Growth and Income
Portfolio: Class B
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
American Century Variable Portfolios, Inc. - American Century VP
Income & Growth Fund: Class II
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
American Century Variable Portfolios, Inc. - American Century VP
International Fund: Class II
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
American Century Variable Portfolios, Inc. - American Century VP
Ultra Fund: Class II
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
American Century Variable Portfolios, Inc. - American Century VP
Value Fund: Class II
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
Dreyfus Investment Portfolios - Small Cap Stock Index Portfolio:
Service Shares
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
Dreyfus Stock Index Fund, Inc.: Service Shares
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
Dreyfus Variable Investment Fund - Appreciation Portfolio: Service
Shares
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
Dreyfus Variable Investment Fund - Small Cap Portfolio: Service
Shares
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
Federated Insurance Series - Federated American Leaders Fund II:
Service Shares
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
Federated Insurance Series - Federated Capital Appreciation Fund II:
Service Shares
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
Federated Insurance Series - Federated Quality Bond Fund II: Service
Shares
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
Fidelity VIP Equity-Income Portfolio: Service Class 2*
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
Fidelity VIP Growth Portfolio: Service Class 2*
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
Fidelity VIP Overseas Portfolio: Service Class 2*
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
Fidelity VIP II Contrafund Portfolio: Service Class 2*
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
Fidelity VIP II Investment Grade Bond Portfolio: Service Class 2
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
Fidelity VIP III Mid Cap Portfolio: Service Class 2*
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
Fidelity VIP III Value Strategies Portfolio: Service Class 2
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
Franklin Templeton Variable Insurance Products Trust - Franklin
Rising Dividends Fund: Class II
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
Franklin Templeton Variable Insurance Products Trust - Franklin
Small Cap Value Securities Fund: Class II
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
Franklin Templeton Variable Insurance Products Trust - Templeton
Foreign Securities Fund: Class II
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------




---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
                                                                        Management        Other         12b-1      Total Underlying
                                                                           Fees         Expenses        Fees         Mutual Fund
                                                                                                                       Expenses
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
GVIT - Comstock GVIT Value Fund: Class II
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
GVIT - Dreyfus GVIT Mid Cap Index Fund: Class I
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
GVIT - Federated GVIT High Income Bond Fund: Class I
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
GVIT - Gartmore GVIT Emerging Markets Fund: Class II
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
GVIT - Gartmore GVIT Global Financial Services Fund: Class II
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
GVIT - Gartmore GVIT Global Health Sciences Fund: Class II
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
GVIT - Gartmore GVIT Global Technology and Communications Fund:
Class II
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
GVIT - Gartmore GVIT Global Utilities Fund: Class II
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
GVIT - Gartmore GVIT Government Bond Fund: Class I
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
GVIT - Gartmore GVIT Investor Destinations Conservative Fund
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
GVIT - Gartmore GVIT Investor Destinations Moderately Conservative
Fund
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
GVIT - Gartmore GVIT Investor Destinations Moderate Fund
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
GVIT - Gartmore GVIT Investor Destinations Moderately Aggressive Fund
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
GVIT - Gartmore GVIT Investor Destinations Aggressive Fund
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
GVIT - Gartmore GVIT Money Market Fund: Class I
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
GVIT - Gartmore GVIT Total Return Fund: Class II
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
GVIT - Gartmore GVIT U.S. Growth Leaders Fund: Class II
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
GVIT - GVIT Small Cap Growth Fund: Class II
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
GVIT - GVIT Small Cap Value Fund: Class II
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
GVIT - GVIT Small Company Fund: Class II
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
GVIT - MAS GVIT Multi Sector Bond Fund: Class I
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
Janus Aspen Series - Balanced Portfolio: Service Shares
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
Janus Aspen Series - Capital Appreciation Portfolio: Service Shares
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
Janus Aspen Series - International Growth Portfolio: Service Shares
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
MFS Variable Insurance Trust - MFS Investors Growth Stock Series:
Service Class
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
MFS Variable Insurance Trust - MFS Value Series: Service Class
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
Neuberger Berman Advisers Management Trust - AMT Fasciano Portfolio:
Class S
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
Neuberger Berman Advisers Management Trust - AMT Limited Maturity
Bond Portfolio: Class I
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
Neuberger Berman Advisers Management Trust - AMT Mid Cap Growth
Portfolio: Class S
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
Oppenheimer Variable Account Funds: Oppenheimer Capital Appreciation
Fund/VA: Service Class
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
Oppenheimer Variable Account Funds: Oppenheimer Global Securities
Fund/VA: Service Class
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
Oppenheimer Variable Account Funds: Oppenheimer High Income Fund/VA:
Service Class
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
Oppenheimer Variable Account Funds: Oppenheimer Main Street Growth &
Income Fund/VA: Service Class
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
Oppenheimer Variable Account Funds: Oppenheimer Main Street Small
Cap Fund/VA: Service Class
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
The Universal Institutional Funds, Inc. - Emerging Markets Debt
Portfolio: Class II
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
The Universal Institutional Funds, Inc. - U.S. Real Estate
Portfolio: Class II
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------


EXAMPLE



The following chart shows the expenses (in dollars) that would be incurred under this contract assuming a $1,000 investment, 5% annual return, and no change in underlying mutual fund expenses. The underlying mutual fund expense information is for the period ended December 31, 2001 and reflects any reimbursements and/or waivers in effect at that time. The example assumes that the reimbursements and/or waivers will continue to be in effect for the periods shown. If the underlying mutual fund expenses did not reflect the reimbursements and/or waivers, the expenses contained in the table below would be higher.

These dollar figures are illustrative only and should not be considered a representation of past or future expenses. Actual expenses may be greater or less than those shown below. The example reflects expenses of both the variable account and the underlying mutual funds. The example reflects the B Share CDSC schedule and assumed total variable account charges of 2.90%, which is the maximum charge for the maximum number of optional benefits. The Contract Maintenance Charge is reflected as a percentage of the average account value. Since average contract value is greater than $1,000, the expense effect of the Contract Maintenance Charge is reduced accordingly. For those contracts that do not elect the maximum number of optional benefits, the expenses would be lower.

Deductions for premium taxes are not reflected but may apply.






-----------------------------------------------------------------------------------------------------------------------------
                               If you surrender your contract  If you do not surrender your  If you annuitize your contract
                                at the end of the applicable    contract at the end of the    at the end of the applicable
                                        time period               applicable time period               time period
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
                               1 Yr.  3 Yrs.  5 Yrs. 10 Yrs.  1 Yr.  3 Yrs. 5 Yrs.  10 Yrs.  1 Yr. 3 Yrs.  5 Yrs.   10 Yrs.
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
AIM Variable Insurance Funds      To be added by
- AIM V.I. Basic Value Fund:       pre-effective
Series II                           amendment.
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
AIM Variable Insurance Funds
- AIM V.I. Capital
Appreciation Fund: Series II
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
AIM Variable Insurance Funds
- AIM V.I. Capital
Development Fund: Series II
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Alliance Variable Products
Series Fund, Inc. -
AllianceBernstein Small Cap
Value Portfolio: Class B
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Alliance Variable Products
Series Fund, Inc. - Growth
and Income Portfolio: Class B
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
American Century Variable
Portfolios, Inc. - American
Century VP Income & Growth
Fund: Class II
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
American Century Variable
Portfolios, Inc. - American
Century VP International
Fund: Class II
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
American Century Variable
Portfolios, Inc. - American
Century VP Ultra Fund: Class
II
-----------------------------------------------------------------------------------------------------------------------------




-----------------------------------------------------------------------------------------------------------------------------
                               If you surrender your contract  If you do not surrender your  If you annuitize your contract
                                at the end of the applicable    contract at the end of the    at the end of the applicable
                                        time period               applicable time period               time period
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
                               1 Yr.  3 Yrs.  5 Yrs. 10 Yrs.  1 Yr.  3 Yrs. 5 Yrs.  10 Yrs.  1 Yr. 3 Yrs.  5 Yrs.   10 Yrs.
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
American Century Variable
Portfolios, Inc. - American
Century VP Value Fund: Class
II
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Dreyfus Investment Portfolios
- Small Cap Stock Index
Portfolio: Service Shares
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Dreyfus Stock Index Fund,
Inc.: Service Shares
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Dreyfus Variable Investment
Fund - Appreciation
Portfolio: Service Shares
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Dreyfus Variable Investment
Fund - Small Cap Portfolio:
Service Shares
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Federated Insurance Series -
Federated American Leaders
Fund II: Service Shares
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Federated Insurance Series -
Federated Capital
Appreciation Fund II: Service
Shares
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Federated Insurance Series -
Federated Quality Bond Fund
II: Service Shares
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Equity-Income
Portfolio: Service Class 2*
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Growth
Portfolio: Service Class 2*
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Overseas
Portfolio: Service Class 2*
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Fidelity VIP II Contrafund
Portfolio: Service Class 2*
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Fidelity VIP II Investment
Grade Bond Portfolio: Service
Class 2
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Fidelity VIP III Mid Cap
Portfolio: Service Class 2*
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Fidelity VIP III Value
Strategies Portfolio: Service
Class 2
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Franklin Templeton Variable
Insurance Products Trust -
Franklin Rising Dividends
Fund: Class II
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Franklin Templeton Variable
Insurance Products Trust -
Franklin Small Cap Value
Securities Fund: Class II
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Franklin Templeton Variable
Insurance Products Trust -
Templeton Foreign Securities
Fund: Class II
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
GVIT - Comstock GVIT Value
Fund: Class II
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
GVIT - Dreyfus GVIT Mid Cap
Index Fund: Class I
-----------------------------------------------------------------------------------------------------------------------------





-----------------------------------------------------------------------------------------------------------------------------
                               If you surrender your contract  If you do not surrender your  If you annuitize your contract
                                at the end of the applicable    contract at the end of the    at the end of the applicable
                                        time period               applicable time period               time period
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
                               1 Yr.  3 Yrs.  5 Yrs. 10 Yrs.  1 Yr.  3 Yrs. 5 Yrs.  10 Yrs.  1 Yr. 3 Yrs.  5 Yrs.   10 Yrs.
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
GVIT - Federated GVIT High
Income Bond Fund: Class I
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
GVIT - Gartmore GVIT Emerging
Markets Fund: Class II
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
GVIT - Gartmore GVIT Global
Financial Services Fund:
Class II
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
GVIT - Gartmore GVIT Global
Health Sciences Fund: Class II
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
GVIT - Gartmore GVIT Global
Technology and Communications
Fund: Class II
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
GVIT - Gartmore GVIT Global
Utilities Fund: Class II
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
GVIT - Gartmore GVIT
Government Bond Fund: Class I
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
GVIT - Gartmore GVIT Investor
Destinations Conservative Fund
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
GVIT - Gartmore GVIT Investor
Destinations Moderately
Conservative Fund
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
GVIT - Gartmore GVIT Investor
Destinations Moderate Fund
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
GVIT - Gartmore GVIT Investor
Destinations Moderately
Aggressive Fund
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
GVIT - Gartmore GVIT Investor
Destinations Aggressive Fund
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
GVIT - Gartmore GVIT Money
Market Fund: Class I
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
GVIT - Gartmore GVIT Total
Return Fund: Class II
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
GVIT - Gartmore GVIT U.S.
Growth Leaders Fund: Class II
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
GVIT - GVIT Small Cap Growth
Fund: Class II
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
GVIT - GVIT Small Cap Value
Fund: Class II
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
GVIT - GVIT Small Company
Fund: Class II
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
GVIT - MAS GVIT Multi Sector
Bond Fund: Class I
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Janus Aspen Series - Balanced
Portfolio: Service Shares
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Janus Aspen Series - Capital
Appreciation Portfolio:
Service Shares
-----------------------------------------------------------------------------------------------------------------------------





-----------------------------------------------------------------------------------------------------------------------------
                               If you surrender your contract  If you do not surrender your  If you annuitize your contract
                                at the end of the applicable    contract at the end of the    at the end of the applicable
                                        time period               applicable time period               time period
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
                               1 Yr.  3 Yrs.  5 Yrs. 10 Yrs.  1 Yr.  3 Yrs. 5 Yrs.  10 Yrs.  1 Yr. 3 Yrs.  5 Yrs.   10 Yrs.
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Janus Aspen Series -
International Growth
Portfolio: Service Shares
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
MFS Variable Insurance Trust
- MFS Investors Growth Stock
Series: Service Class
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
MFS Variable Insurance Trust
- MFS Value Series: Service
Class
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Neuberger Berman Advisers
Management Trust - AMT
Fasciano Portfolio: Class S
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Neuberger Berman Advisers
Management Trust - AMT
Limited Maturity Bond
Portfolio: Class I
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Neuberger Berman Advisers
Management Trust - AMT Mid
Cap Growth Portfolio: Class S
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Oppenheimer Variable Account
Funds: Oppenheimer Capital
Appreciation Fund/VA: Service
Class
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Oppenheimer Variable Account
Funds: Oppenheimer Global
Securities Fund/VA: Service
Class
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Oppenheimer Variable Account
Funds: Oppenheimer High
Income Fund/VA: Service Class
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Oppenheimer Variable Account
Funds: Oppenheimer Main
Street Growth & Income
Fund/VA: Service Class
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Oppenheimer Variable Account
Funds: Oppenheimer Main
Street Small Cap Fund/VA:
Service Class
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
The Universal Institutional
Funds, Inc. - Emerging
Markets Debt Portfolio: Class
II
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
The Universal Institutional
Funds, Inc. - U.S. Real
Estate Portfolio: Class II
-----------------------------------------------------------------------------------------------------------------------------

*The contracts sold under this prospectus do not permit annuitization during the first two contract years.

SYNOPSIS OF THE CONTRACTS

The contracts described in this prospectus are individual flexible purchase payment contracts.

The contracts can be categorized as:

o    Charitable Remainder Trusts;
o    Individual Retirement Annuities ("IRAs");
o    Investment-Only Contracts (Qualified Plans);
o    Non-Qualified Contracts;
o    Roth IRAs;
o    SEP IRAs;
o    Simple IRAs; and
o    Tax Sheltered Annuities (Non-ERISA).

For more detailed information with regard to the differences in contract types, please see "Types of Contracts" later in this prospectus.

PURPOSE OF THE CONTRACT

The annuity described in this prospectus is intended to provide benefits to a single individual and his/her beneficiaries. It is not intended to be used:

o    by institutional investors;
o    in connection with other Nationwide contracts that have the same annuitant;
     or
o in conection with other Nationwide contracts that have different annuitants, but the same contract owner.

By providing these annuity benefits, Nationwide assumes certain risks. If Nationwide determines that the risks it intended to assume in issuing the contract have been altered by misusing the contract as described above, Nationwide reserves the right to take any action it deems necessary to reduce or eliminate the altered risk, including, but not limited to, rescinding the contract and returning the contract value (less any applicable Contingent Deferred Sales Charge and/or market value adjustment). Nationwide also reserves the right to take any action it deems necessary to reduce or eliminate altered risk resulting from materially false, misleading, incomplete or otherwise deficient information provided by the contract owner.



MINIMUM INITIAL AND SUBSEQUENT PURCHASE PAYMENTS

-------------------- ----------------- ------------------
                     MINIMUM INITIAL        MINIMUM
     CONTRACT            PURCHASE         SUBSEQUENT
       TYPE              PAYMENT*         PAYMENTS**
-------------------- ----------------- ------------------
-------------------- ----------------- ------------------
Charitable                $5,000             $500
Remainder Trust
-------------------- ----------------- ------------------
-------------------- ----------------- ------------------
IRA                       $3,000             $500
-------------------- ----------------- ------------------
-------------------- ----------------- ------------------
Investment-Only           $3,000             $500
-------------------- ----------------- ------------------
-------------------- ----------------- ------------------
Non-Qualified             $5,000             $500
-------------------- ----------------- ------------------
-------------------- ----------------- ------------------
Roth IRA                  $3,000             $500
-------------------- ----------------- ------------------
-------------------- ----------------- ------------------
SEP IRA                   $3,000             $500
-------------------- ----------------- ------------------
-------------------- ----------------- ------------------
Simple IRA                $3,000             $500
-------------------- ----------------- ------------------
-------------------- ----------------- ------------------
Tax Sheltered             $3,000             $500
Annuity
-------------------- ----------------- ------------------

*A contract owner will meet the minimum initial purchase payment requirement by making purchase payments equal to the required minimum over the course of the first contract year.

**For subsequent purchase payments sent via automatic deposit, the minimum subsequent purchase payment is $50.

Subsequent purchase payments may not be permitted in all states.

If the contract owner elects the Extra Value Option, amounts credited to the contract in excess of total purchase payments may not be used to meet the minimum initial and subsequent purchase payment requirements.

Guaranteed Term Options

Guaranteed Term Options are separate investment options under the contract. The minimum amount that may be allocated to a Guaranteed Term Option is $1,000.

ADDITIONAL CREDITS ON PURCHASE PAYMENTS

Nationwide will apply credits to the contract when cumulative purchase payments (minus surrenders) made to a contract reach certain aggregate levels. The purchase payment credits will be applied as follows:

o Upon cumulative purchase payments (minus any surrenders) reaching $500,000, Nationwide will apply a credit equal to .5% of cumulative purchase payments (minus surrenders) made to the contract up to $999,999.

o Upon cumulative purchase payments (minus any surrenders) reaching $1 million, Nationwide will apply a credit equal to 1% of cumulative purchase payments (minus surrenders) made to the contract (reduced by any purchase payment credits previously applied).

Purchase payment credits are considered earnings, not purchase payments. Purchase payment credits will be alocated in the same proportion that purchase payments are allocated on the date the credits are applied.

If the contract owner cancels the contract pursuant to the contractual free-look provision, Nationwide will recapture all purchase payment credits applied to the contract.

CHARGES AND EXPENSES

Nationwide deducts a Variable Account Charge equal to an annualized rate of 1.15% of the daily net assets of the variable account. Nationwide assesses this charge in return for bearing the costs associated with issuing variable annuity contracts.

A $30 Contract Maintenance Charge is assessed against each contract on the contract anniversary date and on the surrender date upon full surrender of the contract. This charge will be waived if the contract value is $50,000 or more on any contract anniversary.

Nationwide does not deduct a sales charge from purchase payments upon deposit into the contract. However, Nationwide may deduct a Contingent Deferred Sales Charge ("CDSC") if any amount is withdrawn from the contract. This CDSC reimburses Nationwide for sales expenses. The amount of the CDSC will not exceed 7% of purchase payments surrendered.

Two CDSC options are available under the contract at the time of application. If the contract owner elects the L Share Option, Nationwide will assess a charge equal to an annualized rate of 0.25% of the daily net assets of the variable account in exchange for a reduced CDSC schedule. If the contract owner elects the C Share Option, Nationwide will assess a charge equal to an annualized rate of 0.30% of the daily net assets of the variable account in exchange for elimination of CDSC under the contract.

Two death benefit options are available under the contract at the time of application. If the contract owner elects the One-Year Enhanced Death Benefit Option, Nationwide will assess a charge equal to an annualized rate of 0.10% of the daily net assets of the variable account. If the contract owner elects the Combination Enhanced Death Benefit Option, Nationwide will assess a charge equal to an annualized rate of 0.40% of the daily net assets of the variable account. The Combination Enhanced Death Benefit is only available for contracts with annuitants age 80 or younger at the time of application.

A Beneficiary Protector II Option is available under the contract at the time of application. This option is only available for contracts with annuitants age 75 or younger at the time of application. If the contract owner of an eligible contract elects the Beneficiary Protector II Option, Nationwide will deduct an additional charge at an annualized rate of 0.35% of the daily net assets of the variable account. Additionally, allocations made to the fixed account and the Guaranteed Term Options will be assessed a fee of 0.35%.

An Extra Value Option is available under the contract at the time of application. If the contract owner elects the 5% Extra Value Option, Nationwide will assess a charge equal to an annualized rate of 0.70% of the daily net assets of the variable account. Additionally, allocations made to the fixed account and the Guaranteed Term Options will be assessed a fee of 0.70%. Nationwide will discontinue deducting the charge 7 years from the date the contract was issued.

Except for the optional benefits listed below, the charges associated with optional benefits will not be assessed after annuitization:

o Extra Value Option. The charge associated with the 5% Extra Value Option will be assessed for 7 years from the date the contract was issued.
o L Share Option. The charge associated with the L Share Option will be assessed for the life of the contract.
o C Share Option. The charge associated with the C Share Option will be assessed for the life of the contract.

Enhanced Annuity Payment Options are available to the contract owner. This optional benefit is elected at annuitization and the charge associated with the Enhanced Annuity Payment Options is assessed beginning at annuitization. If the contract owner elects the Enhanced Annuity Payment Options, Nationwide will assess a charge equal to an annualized rate of 0.25% of the daily net assets of the variable account (beginning at annuitization). Some of the annuity payment options available under this option have liquidity features and a corresponding Term Certain CDSC. The Term Certain, Single Life with Term Certain, and Joint and 100% Last Survivor with Term Certain annuity payment options have liquidity features. If a contract owner that elected one of these options takes a surrender (other than a scheduled annuity payment) after annuitization, Nationwide may deduct a Term Certain CDSC. The amount of the Term Certain CDSC will not exceed 6% of the amount surrendered.

ANNUITY PAYMENTS

Annuity payments are calculated on the annuitization date and generally begin 7 to 10 days thereafter. Annuity payments will be based on the annuity payment option chosen prior to annuitization.

TAXATION

How a contract is taxed depends on the type of contract issued and the purpose for which the contract is purchased. Nationwide will charge against the contract any premium taxes levied by any governmental authority (see "Federal Tax Considerations" and "Premium Taxes").

TEN DAY FREE-LOOK

Contract owners may return the contract for any reason within ten days of receipt and Nationwide will refund the contract value or other amount required by law (see "Right to Examine and Cancel").

FINANCIAL STATEMENTS

Financial statements for Nationwide are located in the Statement of Additional Information. A current Statement of Additional Information may be obtained, without charge, by contacting Nationwide's home office at the telephone number listed on page ___ of this prospectus.

NATIONWIDE LIFE INSURANCE COMPANY

Nationwide is a stock life insurance company organized under Ohio law in March 1929, with its home office at One Nationwide Plaza, Columbus, Ohio 43215. Nationwide is a provider of life insurance, annuities and retirement products. It is admitted to do business in all states, the District of Columbia and Puerto Rico.

NATIONWIDE INVESTMENT SERVICES CORPORATION

The contracts are distributed by the general distributor, Nationwide Investment Services Corporation ("NISC"), Two Nationwide Plaza, Columbus, Ohio 43215. (For contracts issued in the State of Michigan, all references to NISC will mean Nationwide Investment Svcs. Corporation.) NISC is a wholly owned subsidiary of Nationwide.

TYPES OF CONTRACTS

The contracts described in this prospectus are classified according to the tax treatment to which they are subject under the Internal Revenue Code. The following is a general description of the various types of contracts. Eligibility requirements, tax benefits (if any), limitations, and other features of the contracts will differ depending on the type of contract.

CHARITABLE REMAINDER TRUSTS

Charitable Remainder Trusts are trusts that meet the requirements of Section 664 of the Internal Revenue Code. For this contract, Charitable Remainder Trusts are treated differently than Non-Qualified Contracts in three respects:

(1) Waiver of CDSC. In addition to the CDSC-free withdrawal privilege available to all contracts, Charitable Remainder Trusts may also withdraw without CDSC the difference between:

     (a)  the contract value on the day before the withdrawal; and

     (b) the total amount of purchase payments made to the contract (less an adjustment for amounts surrendered).

(2) Contract ownership at annuitization. On the annuitization date, if the contract owner is a Charitable Remainder Trust, the Charitable Remainder Trust will continue to be the contract owner and the annuitant will NOT become the contract owner.

(3) Recipient of death benefit proceeds. With respect to the death benefit proceeds, if the contract owner is a Charitable Remainder Trust, the death benefit is payable to the Charitable Remainder Trust. Any designation in conflict with the Charitable Remainder Trust's right to the death benefit will be void.

While these terms are intended to facilitate a Charitable Remainder Trust's ownership of this contract, the rules governing Charitable Remainder Trusts are numerous and complex. A Charitable Remainder Trust that is considering purchasing this contract should seek the advice of a qualified tax and/or financial adviser prior to purchasing the contract.

INDIVIDUAL RETIREMENT ANNUITIES ("IRAS")

Individual Retirement Annuities or IRAs are contracts that satisfy the following requirements:

o    the contract is not transferable by the owner;
o    the premiums are not fixed;
o the annual premium cannot exceed $3,000 (although rollovers of greater amounts from qualified plans, Tax Sheltered Annuities and other IRAs can be received);

o certain minimum distribution requirements must be satisfied after the owner attains the age of 70 1/2;
o    the entire interest of the owner in the contract is nonforfeitable; and
o after the death of the owner, additional distribution requirements may be imposed to ensure distribution of the entire balance in the contract within the statutory period of time.

Depending on the circumstance of the owner, all or a portion of the contributions made to the account may be deducted for federal income tax purposes.

Failure to make the mandatory distributions can result in an additional penalty tax of 50% of the excess of the amount required to be distributed over the amount that was actually distributed.

IRAs may receive rollover contributions from Individual Retirement Accounts, other IRAs, Tax Sheltered Annuities, certain 457 governmental plans and qualified retirement plans (including 401(k) plans).

For further details regarding IRAs, please refer to the disclosure statement provided when the IRA was established.

INVESTMENT-ONLY CONTRACTS (QUALIFIED PLANS)

Contracts that are owned by Qualified Plans are not intended to confer tax benefits on the beneficiaries of the plan; they are used as investment vehicles for the plan. The income tax consequences to the beneficiary of a Qualified Plan are controlled by the operation of the plan, not by operation of the assets in which the plan invests.

Beneficiaries of Qualified Plans should contact their employer and/or trustee of the plan to obtain and review the plan, trust, summary plan description and other documents for the tax and other consequences of being a participant in a Qualified Plan.

NON-QUALIFIED CONTRACTS

A Non-Qualified Contract is a contract that does not qualify for certain tax benefits under the Internal Revenue Code, and which is not an IRA, a Roth IRA, a SEP IRA, a Simple IRA, or a Tax Sheltered Annuity.

Upon the death of the owner of a Non-Qualified Contract, mandatory distribution requirements are imposed to ensure distribution of the entire balance in the contract within a required statutory period.

Non-Qualified Contracts that are owned by natural persons allow for the deferral of taxation on the income earned in the contract until it is distributed or deemed to be distributed.

ROTH IRAS

Roth IRA contracts are contracts that satisfy the following requirements:

o    the contract is not transferable by the owner;
o    the premiums are not fixed;
o the annual premium cannot exceed $3,000 (although rollovers of greater amounts from other Roth IRAs and IRAs can be received);
o    the entire interest of the owner in the contract is nonforfeitable; and
o after the death of the owner, certain distribution requirements may be imposed to ensure distribution of the entire balance in the contract within the statutory period of time.

A Roth IRA can receive a rollover from an IRA however, the amount rolled over from the IRA to the Roth IRA is required to be included in the owner's federal gross income at the time of the rollover, and will be subject to federal income tax.

There are income limitations on eligibility to participate in a Roth IRA and additional income limitations for eligibility to roll over amounts from an IRA to a Roth IRA. For further details regarding Roth IRAs, please refer to the disclosure statement provided when the Roth IRA was established.

SEP IRAS

A SEP IRA is a written plan established by an employer for the benefit of employees which permits the employer to make contributions to an IRA established for the benefit of each employee.

An employee may make deductible contributions to a SEP IRA in the same way, and with the same restrictions and limitations, as an IRA. In addition, the employer may make contributions to the SEP IRA, subject to dollar and percentage limitations imposed by both the Internal Revenue Code and the written plan.

A SEP IRA plan must satisfy:

o    minimum participation rules;
o    top-heavy contribution rules;
o    nondiscriminatory allocation rules; and
o    requirements regarding a written allocation formula.

In addition, the plan cannot restrict withdrawals of non-elective contributions, and must restrict withdrawals of elective contributions before March 15th of the following year.

SIMPLE IRAS

A Simple IRA is an individual retirement annuity which is funded exclusively by a qualified salary reduction arrangement and satisfies:

o    vesting requirements;
o    participation requirements; and
o    administrative requirements.

The funds contributed to a Simple IRA cannot be commingled with funds in IRAs or SEP IRAs.

A Simple IRA cannot receive rollover distributions except from another Simple
IRA.

TAX SHELTERED ANNUITIES (NON-ERISA)

Certain tax-exempt organizations (described in section 501(c)(3) of the Internal Revenue Code) and public school systems may establish a plan under which annuity contracts can be purchased for their employees. These annuity contracts are often referred to as Tax Sheltered Annuities.

Purchase payments made to Tax Sheltered Annuities are excludable from the income of the employee, up to statutory maximum amounts. These amounts should be set forth in the plan adopted by the employer.

Tax Sheltered Annuities may receive rollover contributions from Individual Retirement Accounts, IRAs, other Tax Sheltered Annuities, certain 457 governmental plans, and qualified retirement plans (including 401(k) plans).

The owner's interest in the contract is nonforfeitable (except for failure to pay premiums) and cannot be transferred. Certain minimum distribution requirements must be satisfied after the owner attains the age of 70 1/2, and after the death of the owner. Additional distribution requirements may be imposed to ensure distribution of the entire balance in the contract within the required period of time.

INVESTING IN THE CONTRACT

THE VARIABLE ACCOUNT AND UNDERLYING MUTUAL FUNDS

Nationwide Variable Account-14 is a variable account that invests in the underlying mutual funds listed in Appendix A. Nationwide established the variable account on August 8, 2002 pursuant to Ohio law. Although the variable account is registered with the SEC as a unit investment trust pursuant to the Investment Company Act of 1940 ("1940 Act"), the SEC does not supervise the management of Nationwide or the variable account.

Income, gains, and losses credited to, or charged against, the variable account reflect the variable account's own investment experience and not the investment experience of Nationwide's other assets. The variable account's assets are held separately from Nationwide's assets and are not chargeable with liabilities incurred in any other business of Nationwide. Nationwide is obligated to pay all amounts promised to contract owners under the contracts.

The variable account is divided into sub-accounts, each corresponding to a single underlying mutual fund. Nationwide uses the assets of each sub-account to buy shares of the underlying mutual funds based on contract owner instructions.

Each underlying mutual fund's prospectus contains more detailed information about that fund. Prospectuses for the underlying mutual funds should be read in conjunction with this prospectus.

Underlying mutual funds in the variable account are NOT publicly traded mutual funds. They are only available as investment options in variable life insurance policies or variable annuity contracts issued by life insurance companies, or in some cases, through participation in certain qualified pension or retirement plans.

The investment advisers of the underlying mutual funds may manage publicly traded mutual funds with similar names and investment objectives. However, the underlying mutual funds are NOT directly related to any publicly traded mutual fund. Contract owners should not compare the performance of a publicly traded fund with the performance of underlying mutual funds participating in the variable account. The performance of the underlying mutual funds could differ substantially from that of any publicly traded funds.

Voting Rights

Contract owners who have allocated assets to the underlying mutual funds are entitled to certain voting rights. Nationwide will vote contract owner shares at special shareholder meetings based on contract owner instructions. However, if the law changes and Nationwide is allowed to vote in its own right, it may elect to do so.

Contract owners with voting interests in an underlying mutual fund will be notified of issues requiring the shareholders' vote as soon as possible before the shareholder meeting. Notification will contain proxy materials and a form with which to give Nationwide voting instructions. Nationwide will vote shares for which no instructions are received in the same proportion as those that are received.

The number of shares which a contract owner may vote is determined by dividing the cash value of the amount they have allocated to an underlying mutual fund by the net asset value of that underlying mutual fund. Nationwide will designate a date for this determination not more than 90 days before the shareholder meeting.

Material Conflicts

The underlying mutual funds may be offered through separate accounts of other insurance companies, as well as through other separate accounts of Nationwide. Nationwide does not anticipate any disadvantages to this. However, it is possible that a conflict may arise between the interests of the variable account and one or more of the other separate accounts in which these underlying mutual funds participate.

Material conflicts may occur due to a change in law affecting the operations of variable life insurance policies and variable annuity contracts, or differences in the voting instructions of the contract owners and those of other companies. If a material conflict occurs, Nationwide will take whatever steps are necessary to protect contract owners and variable annuity payees, including withdrawal of the variable account from participation in the underlying mutual fund(s) involved in the conflict.

Substitution of Securities

Nationwide may substitute, eliminate, or combine shares of another underlying mutual fund for shares already purchased or to be purchased in the future if either of the following occurs:

(1) shares of a current underlying mutual fund are no longer available for investment; or
(2)  further investment in an underlying mutual fund is inappropriate.

No substitution, elimination, or combination of shares may take place without the prior approval of the SEC.

GUARANTEED TERM OPTIONS

Guaranteed Term Options are separate investment options under the contract. A Guaranteed Term Option prospectus should be read along with this prospectus. The minimum amount that may be allocated to a Guaranteed Term Option is $1,000. Allocations to the Guaranteed Term Options are held in Nationwide's general account and thus are not subject to variable account charges.

Guaranteed Term Options provide a guaranteed rate of interest over five different maturity durations: one (1), three (3), five (5), seven (7) or ten
(10) years. Note: The guaranteed term may last for up to 3 months beyond the 1, 3, 5, 7, or 10 year period since every guaranteed term will end on the final day of a calendar quarter.

For the duration selected, Nationwide will declare a guaranteed interest rate. The guaranteed interest rate will be credited to amounts allocated to the Guaranteed Term Option(s) unless a distribution is taken before the maturity date. If a distribution occurs before the maturity date, the amount distributed will be subject to a market value adjustment. A market value adjustment can increase or decrease the amount distributed depending on fluctuations in constant maturity treasury rates. No market value adjustment will be applied if Guaranteed Term Option allocations are held to maturity.

Because a market value adjustment can affect the value of a distribution, its effects should be carefully considered before surrendering or transferring from Guaranteed Term Options. Please refer to the prospectus for the Guaranteed Term Options for further information.

Guaranteed Term Options are available only during the accumulation phase of a contract. They are not available after the annuitization date. In addition, Guaranteed Term Options are not available for use with Asset Rebalancing, Dollar Cost Averaging, or Systematic Withdrawals.

Guaranteed Term Options may not be available in every state.

Charges Assessed for Certain Optional Benefits

For contract owners that elect the Beneficiary Protector II Option, allocations made to the Guaranteed Term Options will be assessed a fee of 0.35%. Consequently, any guaranteed interest rate of return for assets in the Guaranteed Term Options will be lowered due to the assessment of this charge.

For contract owners that elect the 5% Extra Value Option, allocations made to the Guaranteed Term Options for the first 7 contract years will be assessed a fee of 0.70%. Consequently, any guaranteed interest rate of return for assets in the Guaranteed Term Options for the first 7 contract years will be lowered due to the assessment of this charge.

THE FIXED ACCOUNT

The fixed account is an investment option that is funded by assets of Nationwide's general account. The general account contains all of Nationwide's assets other than those in this and other Nationwide separate accounts. The general account is used to support Nationwide's annuity and insurance obligations and may contain compensation for mortality and expense risks. The general account is not subject to the same laws as the variable account and the SEC has not reviewed material in this prospectus relating to the fixed account. However, information relating to the fixed account is subject to federal securities laws relating to accuracy and completeness of prospectus disclosure.

Purchase payments will be allocated to the fixed account by election of the contract owner.

The investment income earned by the fixed account will be allocated to the contracts at varying guaranteed interest rate(s) depending on the following categories of fixed account allocations:

o New Money Rate - The rate credited on the fixed account allocation when the contract is purchased or when subsequent purchase payments are made. Subsequent purchase payments may receive different New Money Rates than the rate when the contract was issued, since the New Money Rate is subject to change based on market conditions.
o Variable Account to Fixed Rate - Allocations transferred from any of the underlying investment options in the variable account to the fixed account may receive a different rate. The rate may be lower than the New Money Rate. There may be limits on the amount and frequency of movements from the variable account to the fixed account.
o Renewal Rate - The rate available for maturing fixed account allocations which are entering a new guarantee period. The contract owner will be notified of this rate in a letter issued with the quarterly statements when any of the money in the contract owner's fixed account matures. At that time, the contract owner will have an opportunity to leave the money in the fixed account and receive the Renewal Rate or the contract owner can move the money to any of the other underlying mutual fund options.
o Dollar Cost Averaging Rate - From time to time, Nationwide may offer a more favorable rate for an initial purchase payment into a new contract when used in conjunction with a dollar cost averaging program.

All of these rates are subject to change on a daily basis; however, once applied to the fixed account, the interest rates are guaranteed until the end of the calendar quarter during which the12 month anniversary of the fixed account allocation occurs.

Credited interest rates are annualized rates - the effective yield of interest over a one-year period. Interest is credited to each contract on a daily basis. As a result, the credited interest rate is compounded daily to achieve the stated effective yield.

The guaranteed rate for any purchase payment will be effective for not less than twelve months. Nationwide guarantees that the rate will not be less than 3.0% per year.

Any interest in excess of 3.0% will be credited to fixed account allocations at Nationwide's sole discretion. The contract owner assumes the risk that interest credited to fixed account allocations may not exceed the minimum guarantee of 3.0% for any given year.

Nationwide guarantees that the fixed account contract value will not be less than the amount of the purchase payments allocated to the fixed account, plus interest credited as described above, less any surrenders and any applicable charges including CDSC. Additionally, Nationwide guarantees that interest credited to fixed account allocations will not be less than the minimum interest required by applicable state law.

Interest Rate Guarantee Period

The interest rate guarantee period is the period of time that the fixed account interest rate is guaranteed to remain the same. During an interest rate guarantee period, transfers cannot be made from the fixed account, and amounts transferred to the fixed account must remain on deposit.

For new purchase payments allocated to the fixed account and transfers to the fixed account, the interest rate guarantee period begins on the date of deposit or transfer and ends on the one year anniversary of the deposit or transfer. The guaranteed interest rate period may last for up to 3 months beyond the 1 year anniversary because guaranteed terms end on the last day of a calendar quarter.

The interest rate guarantee period does not in any way refer to interest rate crediting practices connected with Guaranteed Term Options.

Charges Assessed for Certain Optional Benefits

All guaranteed interest rates credited to the fixed account will be determined as described above. Based on the criteria listed above, it is possible for a contract with various optional benefits to receive the same guaranteed rate of interest as a contract with no optional benefits. However, for contract owners that elect the Beneficiary Protector II Option and/or the 5% Extra Value Option, a charge for each option is assessed to assets in the fixed account. Consequently, even though the guaranteed interest rate credited does not change, the charge assessed for the optional benefit will result in investment returns lower than the interest rate credited, as specified below.

For contract owners that elect the Beneficiary Protector II Option, payments or transfers made to the fixed account will be assessed a fee of 0.35%. Consequently, any guaranteed interest rate of return for assets in the fixed account will be lowered due to the assessment of this charge.

For contract owners that elect the 5% Extra Value Option, payments or transfers made to the fixed account will, for the first 7 contract years, be assessed a fee of 0.70%. Consequently, any guaranteed interest rate of return for assets in the fixed account for the first 7 contract years will be lowered due to the assessment of this charge.

Although there is a fee assessed to the assets in the fixed account for optional benefits listed above, Nationwide guarantees that the guaranteed interest rate credited to any assets in the fixed account will never be less than 3.0% for any given year.

STANDARD CHARGES AND DEDUCTIONS

VARIABLE ACCOUNT CHARGE

Nationwide deducts a Variable Account Charge from the variable account. This amount is computed on a daily basis and is equal to an annualized rate of 1.15% of the daily net assets of the variable account. This fee compensates Nationwide for expenses incurred in the day to day business of issuing and maintaining annuity contracts. If the Variable Account Charge is insufficient to cover actual expenses, the loss is borne by Nationwide.

CONTRACT MAINTENANCE CHARGE

Nationwide deducts a Contract Maintenance Charge of $30 on each contract anniversary and upon full surrender of the contract. This charge reimburses Nationwide for administrative expenses involved in issuing and maintaining the contract.

If, on any contract anniversary (or on the date of a full surrender), the contract value is $50,000 or more, Nationwide will waive the Contract Maintenance Charge from that point foreward.

The deduction of the Contract Maintenance Charge will be taken proportionately from each sub-account, the fixed account and the Guaranteed Term Options based on the value in each option as compared to the total contract value.

Nationwide will not increase the Contract Maintenance Charge. Nationwide will not reduce or eliminate the Contract Maintenance Charge where it would be discriminatory or unlawful.

CONTINGENT DEFERRED SALES CHARGE

No sales charge deduction is made from purchase payments upon deposit into the contracts. However, if any part of the contract is surrendered, Nationwide may deduct a CDSC. The CDSC will not exceed 7% of purchase payments surrendered.

The CDSC is calculated by multiplying the applicable CDSC percentage (noted below) by the amount of purchase payments surrendered.

For purposes of calculating the CDSC, surrenders are considered to come first from the oldest purchase payment made to the contract, then the next oldest purchase payment, and so forth. Earnings are not subject to the CDSC, but may not be distributed prior to the distribution of all purchase payments. (For tax purposes, a surrender is usually treated as a withdrawal of earnings first.)

The CDSC applies as follows:

----------------------------- ---------------------------
 NUMBER OF COMPLETED YEARS               CDSC
   FROM DATE OF PURCHASE              PERCENTAGE
          PAYMENT
----------------------------- ---------------------------
----------------------------- ---------------------------
             0                            7%
----------------------------- ---------------------------
----------------------------- ---------------------------
             1                            7%
----------------------------- ---------------------------
----------------------------- ---------------------------
             2                            6%
----------------------------- ---------------------------
----------------------------- ---------------------------
             3                            5%
----------------------------- ---------------------------
----------------------------- ---------------------------
             4                            4%
----------------------------- ---------------------------
----------------------------- ---------------------------
             5                            3%
----------------------------- ---------------------------
----------------------------- ---------------------------
             6                            2%
----------------------------- ---------------------------
----------------------------- ---------------------------
             7                            0%
----------------------------- ---------------------------

The CDSC is used to cover sales expenses, including commissions (maximum of 6.25% of purchase payments), production of sales material, and other promotional expenses. If expenses are greater than the CDSC, the shortfall will be made up from Nationwide's general assets, which may indirectly include portions of the variable account charges, since Nationwide may generate a profit from these charges.

All or a portion of any withdrawal may be subject to federal income taxes. Contract owners taking withdrawals before age 59 1/2 may be subject to a 10% penalty tax.

Additional purchase payments made to the contract after receiving the benefit of the Spousal Protection Feature are subject to the same CDSC provisions that were applicable prior to receiving the benefit of the Spousal Protection Feature.

Waiver of Contingent Deferred Sales Charge

Each contract year, the contract owner may withdraw without a CDSC the greater of:
(1) 10% of the following: the total of all purchase payments that are subject to CDSC, minus any purchase payments previously withdrawn that were subject to CDSC at the time of withdrawal; or
(2) any amount withdrawn to meet minimum distribution requirements under the Internal Revenue Code.

This CDSC-free withdrawal privilege is non-cumulative. Free amounts not taken during any given contract year cannot be taken as free amounts in a subsequent contract year.

Purchase payments surrendered under the CDSC-free withdrawal privilege are not, for purposes of other calculations under the contract, considered a surrender of purchase payments.

In addition, no CDSC will be deducted:
(1) upon the annuitization of contracts which have been in force for at least 2 years;
(2)  upon payment of a death benefit;
(3) from any values which have been held under a contract for at least 7 years (4 years if the L Share Option is elected); or
(4)  if the contract owner elected the C Share Option.

No CDSC applies to transfers among sub-accounts or between or among the Guaranteed Term Options, the fixed account, or the variable account.

A contract held by a Charitable Remainder Trust (within the meaning of Internal Revenue Code Section 664) may withdraw CDSC-free the greater of (a) or (b), where:
(a) is the amount which would otherwise be available for withdrawal without a CDSC; and
(b) is the difference between the total purchase payments made to the contract as of the date of the withdrawal (reduced by previous withdrawals) and the contract value at the close of the day prior to the date of the withdrawal.

The CDSC will not be eliminated if to do so would be unfairly discriminatory or prohibited by state law.

The waiver of CDSC only applies to partial surrenders. If the contract owner elects to surrender the contract in full, Nationwide will assess a CDSC on the entire amount surrendered.

Long-Term Care/Nursing Home and Terminal Illness Waiver

The contract includes a Long-Term Care/Nursing Home and Terminal Illness waiver at no additional charge.

Under this provision, no CDSC will be charged if:

(1)  the third contract anniversary has passed; and
(2) the contract owner has been confined to a long-term care facility or hospital for a continuous 90-day period that began after the contract issue date; or
(3) the contract owner has been diagnosed by a physician to have a terminal illness; and
(4) Nationwide receives and records such a letter from that physician indicating such diagnosis.

Written notice and proof of terminal illness or confinement for 90 days in a hospital or long term care facility must be received in a form satisfactory to Nationwide and recorded at Nationwide's home office prior to waiver of the CDSC.

In the case of joint ownership, the waivers will apply if either joint owner meets the qualifications listed above.

For those contracts that have a non-natural person as contract owner as an agent for a natural person, the annuitant may exercise the right of the contract owner for purposes described in this provision. If the non-natural contract owner does not own the contract as an agent for a natural person (e.g., the contract owner is a corporation or a trust for the benefit of an entity), the annuitant may not exercise the rights described in this provision.

PREMIUM TAXES

Nationwide will charge against the contract value any premium taxes levied by a state or other government entity. Premium tax rates currently range from 0% to 5.0%. This range is subject to change. The method used to assess premium tax will be determined by Nationwide at its sole discretion in compliance with state law.

If applicable, Nationwide will deduct premium taxes from the contract either at:
(1)  the time the contract is surrendered;
(2)  annuitization; or
(3)  such earlier date as Nationwide becomes subject to premium taxes.

Premium taxes may be deducted from death benefit proceeds.

OPTIONAL CONTRACT BENEFITS, CHARGES AND DEDUCTIONS

For an additional charge, the following optional benefits are available to contract owners. Not all optional benefits are available in every state. Optional benefits must be elected at the time of application and will replace the corresponding standard contract benefit. Once elected, optional benefits may not be removed from the contract.

Except for the optional benefits listed below, the charges associated with optional benefits will not be assessed after annuitization:

o Extra Value Option. The charge associated with the 5% Extra Value Option will be assessed for 7 years from the date the contract was issued.
o L Share Option. The charge associated with the L Share Option will be assessed for the life of the contract.
o C Share Option. The charge associated with the C Share Option will be assessed for the life of the contract.

CDSC OPTIONS

L Share Option

For an additional charge at an annualized rate of 0.25% of the daily net assets of the variable account, the contract owner may elect the L Share Option. Election of the L Share Option replaces the B Share CDSC schedule with a 4 year CDSC schedule.

The L Share Option CDSC schedule applies as follows:

----------------------------------------------------
 NUMBER OF COMPLETED YEARS FROM         CDSC
    DATE OF PURCHASE PAYMENT         PERCENTAGE
----------------------------------------------------
----------------------------------------------------
                0                        7%
----------------------------------------------------
----------------------------------------------------
                1                        6%
----------------------------------------------------
----------------------------------------------------
                2                        5%
----------------------------------------------------
----------------------------------------------------
                3                        4%
----------------------------------------------------
----------------------------------------------------
                4                        0%
----------------------------------------------------

Under this option, CDSC will not exceed 7% of purchase payments surrendered. Election of the L Share Option increases the minimum initial purchase payment to $10,000. The charge associated with the L Share Option will be assessed for the life of the contract.


C Share Option

For an additional charge at an annualized rate of 0.30% of the daily net assets of the variable account, the contract owner may elect the C Share Option, under which no CDSC will be assessed on withdrawals from the contract.

Additionally, election of the C Share Option:
o    increases the minimum initial purchase payment to $10,000;
o    eliminates the fixed account as an investment option under the contract;
o    eliminates Enhanced Rate Dollar Cost Averaging as a contract owner service;
     and
o disqualifies the contract from receiving additional credits on purchase payments.

The charge associated with the C Share Option will be assessed for the life of the contract.

DEATH BENEFIT OPTIONS

For an additional charge, , the contract owner may elect one of two death benefit options. The charges associated with these options will be assessed until annuitization.

One-Year Enhanced Death Benefit Option

For an additional charge at an annualized rate of 0.10% of the daily net assets of the variable account, a contract owner can elect the One-Year Enhanced Death Benefit Option.

If the annuitant dies prior to the annuitization date and the total of all purchase payments made to the contract is less than or equal to $3,000,000, the death benefit will be the greatest of:

(1)  the contract value;

(2) the total of all purchase payments, less an adjustment for amounts surrendered; or

(3) the highest contract value on any contract anniversary prior to the annuitant's 86th birthday, less an adjustment for amounts subsequently surrendered, plus purchase payments received after that contract anniversary.

The adjustment for amounts surrendered will reduce items (2) and (3) above in the same proportion that the contract value was reduced on the date(s) of the partial surrender(s).

If the annuitant dies prior to the annuitization date and the total of all purchase payments made to the contract is greater than $3,000,000, the death benefit will be determined using the following formula:

(A x F) + B(1 - F), where

     A = the greatest of:

          (a)  the contract value;

          (b) the total of all purchase payments, less an adjustment for amounts surrendered; or

          (c) the highest contract value on any contract anniversary prior to the annuitant's 86th birthday, less an adjustment for amounts subsequently surrendered, plus purchase payments received after that contract anniversary.

     The adjustment for amounts surrendered will reduce items (b) and (c) above in the same proportion that the contract value was reduced on the date(s) of the partial surrender(s);

     B = the contract value; and

     F = the ratio of $3,000,000 to the total of all purchase payments made to the contract.

The One-Year Enhanced Death Benefit also includes the Spousal Protection Feature, which allows a surviving spouse to continue the contract while receiving the economic benefit of the death benefit upon the death of the other spouse. Please see "Spousal Protection Feature" later in this prospectus.

Combination Enhanced Death Benefit Option

For an additional charge at an annualized rate of 0.40% of the daily net assets of the variable account, a contract owner can elect the Combination Enhanced Death Benefit Option. The Combination Enhanced Death Benefit is only available for contracts with annuitants age 80 or younger at the time of application.

If the annuitant dies prior to the annuitization date and the total of all purchase payments made to the contract is less than or equal to $3,000,000, the standard death benefit will be the greatest of:

(1)  the contract value;
(2) the total of all purchase payments , less an adjustment for amounts surrendered;
(3) the highest contract value on any contract anniversary before the annuitant's 81st birthday, less an adjustment for amounts subsequently surrendered, plus purchase payments received after that contract anniversary; or
(4)  the 5% interest anniversary value.

The adjustment for amounts surrendered will reduce items (2) and (3) above in the same proportion that the contract value was reduced on the date(s) of the partial surrender(s).

The 5% interest anniversary value is equal to purchase payments, accumulated at 5% compound interest until the last contract anniversary prior to the annuitant's 81st birthday, proportionately adjusted for amounts surrendered. The adjustment for amounts surrendered will reduce the accumulated value as of the most recent contract anniversary prior to each partial surrender in the same proportion that the contract value was reduced on the date of the partial surrender. Such total accumulated amount, after the surrender adjustment, shall not exceed 200% of the net of purchase payments and amounts surrendered.

If the annuitant dies prior to the annuitization date and the total of all purchase payments made to the contract is greater than $3,000,000, the standard death benefit will be determined using the following formula:

(A x F) + B(1 - F), where

     A = the greatest of:

          (a)  the contract value;

          (b) the total of all purchase payments, less an adjustment for amounts surrendered;

          (c) the highest contract value on any contract anniversary before the annuitant's 81st birthday, less an adjustment for amounts subsequently surrendered, plus purchase payments received after that contract anniversary; or

          (d)  The 5% interest anniversary value.

     The adjustment for amounts surrendered will reduce items (b) and (c) above in the same proportion that the contract value was reduced on the date(s) of the partial surrender(s);

     B = the contract value; and

     F = the ratio of $3,000,000 to the total of all purchase payments made to the contract.

The Combination Enhanced Death Benefit also includes the Spousal Protection Feature, which allows a surviving spouse to continue the contract while receiving the economic benefit of the death benefit upon the death of the other spouse. Please see "Spousal Protection Feature" later in this prospectus.

BENEFICIARY PROTECTOR II OPTION

For an additional charge at an annualized rate of 0.35% of the daily net assets of the variable account, the contract owner may purchase the Beneficiary Protector II Option. In addition, allocations to the fixed account and the Guaranteed Term Options will be assessed a fee of 0.35%. The Beneficiary Protector II Option is only available for contracts with annuitants age 75 or younger at the time of application.

The Beneficiary Protector II Option provides that upon the death of the annuitant (and potentially, the co-annuitant, if one is named), and in addition to any death benefit payable, Nationwide will credit an additional amount to the contract (the "benefit"). The amount of the benefit depends on the annuitant's age at the time of application and, if applicable, the co-annuitant's age at the time of the first annuitant's death.

After the death of the last surviving annuitant or after all applicable benefits have been credited to the contract, the charge associated with the Beneficiary Protector II Option will be removed and the beneficiary may:

(a)  terminate the contract; or
(b)  continue the contract, subject to any mandatory distribution rules.

Calculation of the First Benefit

The formula for determining the first benefit, which is paid upon the first annuitant's death, is as follows:

Earnings Percentage x Adjusted Earnings

If the annuitant is age 70 or younger at the time of application, the Earnings Percentage will be 40%. If the annuitant is age 71 through age 75 at the time of application, the Earnings Percentage will be 25%.

Adjusted Earnings = (a) - (b); where:

a    = the contract value on the date the death benefit is calculated and prior to any death benefit calculation; and

b    = purchase payments, proportionally adjusted for surrenders.

The adjustment for amounts surrendered will reduce purchase payments in the same proportion that the contract value was reduced on the date(s) of the partial surrender(s).

There is a limit on the amount of Adjusted Earnings used in the first benefit calculation.

Maximum Adjusted Earnings = 200% (the total of all purchase payments that were applied to the contract more than 12 months before the date of the annuitant's death, proportionally adjusted for surrenders).

The benefit will either be paid in addition to the death benefit, or will be credited to the contract if there is a co-annuitant named to the contract.

If there is no co-annuitant named to the contract, the charge associated with the Beneficiary Protector II Option will be removed after the benefit is paid.

Calculation of the Second Benefit

If a co-annuitant is named under the contract, a second benefit will be paid upon the death of the co-annuitant if the co-annuitant is age 75 or younger at the date of the first annuitant's death. If the co-annuitant is older than age 75 at the date of the first annuitant's death, no second benefit will be paid and the charge associated with the Beneficiary Protector II Option will be removed.

The calculation of the second benefit will be based on earnings to the contract after the first benefit was calculated. The formula for calculating the second benefit is as follows:

Earnings Percentage x Adjusted Earnings from the Date of the First Benefit

If the co-annuitant is age 70 or younger at the time of the first annuitant's death, the Earnings Percentage will be 40%. If the co-annuitant is age 71 through age 75 at the time of the first annuitant's death, the Earnings Percentage will be 25%.

Adjusted Earnings from the Date of the First Benefit = (a) - (b) - (c), where:

a  = contract value on the date the second death benefit is calculated (before the second death benefit is calculated);
b = the contract value on the date the first benefit and the first death benefit were calculated (after the first benefit and the first death benefit were applied), proportionately adjusted for surrenders; and
c = purchase payments made after the first benefit was applied, proportionately adjusted for surrenders.

The adjustment for amounts surrendered will reduce the beginning contract value and purchase payments in the same proportion that the contract value was reduced on the date(s) of the partial surrender(s).

There is a limit on the amount of Adjusted Earnings from the Date of the First Benefit used in the second benefit calculation.

Maximum Adjusted Earnings from the Date of the First Benefit = 200% (the total of all purchase payments that were applied to the contract more than 12 months before the date of the co-annuitant's death, proportionally adjusted for surrenders).

After the second benefit is applied, the charge associated with the Beneficiary Protector II Option will be removed.

How the Benefit is Allocated

Any amounts credited to the contract pursuant to the Beneficiary Protector II Option will be allocated among the sub-accounts, the fixed account and/or the Guaranteed Term Options in the same proportion as each purchase payment is allocated to the contract on the date the benefit is applied.

EXTRA VALUE OPTION

For an additional charge, the contract owner can elect the 5% Extra Value
Option.

Applicants should be aware of the following prior to electing the 5% Extra Value
Option:

(1) Electing the 5% Extra Value Option will be beneficial for contract owners only if the investment performance of the underlying mutual funds and rate of return in the fixed account and Guaranteed Term Options is great enough to compensate for the reduction in contract value due to the Extra Value Option charge;
(2)  Nationwide may make a profit from the 5% Extra Value Option charge;
(3) Because the 5% Extra Value Option charge will be assessed against the entire variable account value for the first 7 contract years, contract owners who anticipate making additional purchase payments after the first contact year should carefully examine the 5% Extra Value Option and consult their financial adviser regarding its desirability; and
(4) Nationwide may take back or "recapture" all or part of the amount credited under the Extra Value Option in the event of early surrenders, including revocation of the contract during the contractual free-look period.

5% Extra Value Option

For an additional charge at an annualized rate of 0.70% of the daily net assets of the variable account, a contract owner can elect the 5% Extra Value Option. In addition, allocations made to the fixed account and the Guaranteed Term Options will be assessed a fee of 0.70%. After the end of the 7th contract year, Nationwide will discontinue assessing the charges associated with the 5% Extra Value Option and the amount credited under this option will be fully vested.

In exchange, for the first 12 months the contract is in force, Nationwide will apply a credit to the contract equal to 5% of each purchase payment made to the contract. This credit, which is funded from Nationwide's general account, will be allocated among the sub-accounts, the fixed account, and/or the Guaranteed Term Options in the same proportion that the purchase payment is allocated to the contract.

Removal of the 5% Extra Value Option Charge

After the end of the 7th contract year, Nationwide will discontinue assessing the charges associated with the 5% Extra Value Option. To remove the variable account charge, Nationwide will increase the unit values of the sub-accounts in which the contract owner was invested at the end of the 7th contract year. Additionally, to keep contract value constant, Nationwide will proportionally decrease the number of units. These adjustments will not affect contract owners' contract values.

Recapture of Extra Value Option Credits

Nationwide will recapture amounts credited to the contract in connection with the 5% Extra Value Option if:

(a) the contract owner cancels the contract pursuant to the contractual free-look provisions; or
(b) the contract owner takes a full surrender or a partial surrender that is subject to a CDSC (or would be subject to CDSC but for the election of a CDSC-reducing option) before the end of the 7th contract year.

If the contract owner cancels the contract pursuant to the contractual free-look provision or takes a full surrender of the contract prior to the end of the 7th contract year, Nationwide will recapture the entire amount credited to the contract under this option. (In those states that require the return of purchase payments for IRAs that are surrendered pursuant to the contractual free-look, Nationwide will recapture the entire amount credited to the contract under this option, but under no circumstances will the amount returned be less than the purchase payments made to the contract.)

If the contract owner takes a partial surrender before the end of the 7th contract year that is subject to CDSC (or would be subject to CDSC but for the election of a CDSC-reducing option), Nationwide will recapture a proportional part of the amount credited to the contract under this option.

For example, Mr. X, who elected the 5% Extra Value Option, makes a $100,000 initial deposit to his contract and receives a 5% credit of $5,000. In contract year 2, Mr. X takes a $20,000 surrender. Under the contract Mr. X is entitled to take 10% of purchase payments free of CDSC. Thus, he can take ($100,000 x 10%) = $10,000 without incurring a CDSC. That leaves $10,000 of the surrender subject to a CDSC. For the recapture calculation, Nationwide will multiply that

$10,000 by 5% to get the portion of the original credit that Nationwide will recapture. Thus, the amount of the original credit recaptured as a result of the $20,000 partial surrender is $500. The amount recaptured will be taken from the sub-accounts, the fixed account and/or the Guaranteed Term Options in the same proportion that purchase payments are allocated as of the surrender date.

Nationwide will NOT recapture credits under the 5% Extra Value Option under the following cirecumstances:

(1) If the withdrawal is not, or would not be, subject to a CDSC under the B Share CDSC schedule;
(2) If the distribution is taken as a result of a death, annuitization, or to meet minimum distribution requirements under the Internal Revenue Code; or
(3)  If the surrender occurs after the 7th contract year.

ENHANCED ANNUITY PAYMENT OPTIONS

At annuitization, the contract owner may elect the Enhanced Annuity Payment Options. This package of additional and more flexible annuity payment options is available for an additional charge at an annualized rate of 0.25% of the daily net assets of the variable account. This option is not elected until annuitization and the charge associated with the option is charged beginning on the annuitization date throughout the remainder of the contract.

If the contract owner elects the Enhanced Annuity Payment Options, the contract owner may request Annual Benefit Leveling, which adjusts variable annuity payments to reflect the performance of the underlying mutual funds once every 12 months, instead of with every payment. See "Annual Benefit Leveling" later in this prospectus.

Additionally, if the contract owner elects the Enhanced Annuity Payment Options, the contract owner has the ability to choose one of three available assumed investment return percentages (which is used to calculate variable annuity payments). See "Variable Annuity Payments" later in this prospectus.

Some of the additional annuity payment options offer liquidity. This means that under selected annuity payment options, the annuitant may withdraw amounts from the contract in addition to the regular annuity payments. In connection with this liquidity feature, Nationwide may assess a Term Certain CDSC on those surrenders that are not regular annuity payments. The Term Certain CDSC will not exceed 6% of the amount surrendered.

The Term Certain CDSC is calculated by multiplying the applicable Term Certain CDSC percentage (noted below) by the amount that is surrendered.

Earnings are not subject to the CDSC, but may not be distributed prior to the distribution of all purchase payments. (For tax purposes, a surrender is usually treated as a withdrawal of earnings first.)

The Term Certain CDSC applies as follows:

------------------------------- -------------------------
  NUMBER OF COMPLETED YEARS        TERM CERTAIN CDSC
   FROM ANNUITIZATION DATE             PERCENTAGE
------------------------------- -------------------------
------------------------------- -------------------------
              1                            6%
------------------------------- -------------------------
------------------------------- -------------------------
              2                            6%
------------------------------- -------------------------
------------------------------- -------------------------
              3                            5%
------------------------------- -------------------------
------------------------------- -------------------------
              4                            5%
------------------------------- -------------------------
------------------------------- -------------------------
              5                            4%
------------------------------- -------------------------
------------------------------- -------------------------
              6                            3%
------------------------------- -------------------------
------------------------------- -------------------------
              7                            2%
------------------------------- -------------------------
------------------------------- -------------------------
              8                            0%
------------------------------- -------------------------

Contract owners taking withdrawals (other than substantially equal periodic payments for life) before age 59 1/2 may be subject to a 10% tax penalty. In addition, all or a portion of the withdrawal may be subject to federal income taxes (see "Federal Income Taxes").

For detailed information on the annuity payment options available in connection with this option, please see "Surrender (Redemption) After Annuitization" and "Annuity Payment Options" later in this prospectus.

OWNERSHIP AND INTERESTS IN THE CONTRACT

CONTRACT OWNER

Prior to the annuitization date, the contract owner has all rights under the contract, unless a joint owner is named. If a joint owner is named, each joint owner has all rights under the contract. Purchasers who name someone other than themselves as the contract owner will have no rights under the contract.

On the annuitization date, the annuitant becomes the contract owner, unless the contract owner is a Charitable Remainder Trust. If the contract owner is a Charitable Remainder Trust, the Charitable Remainder Trust continues to be the contract owner after annuitization.

Contract owners of Non-Qualified Contracts may name a new contract owner at any time before the annuitization date. Any change of contract owner automatically revokes any prior contract owner designation. Changes in contract ownership may result in federal income taxation and may be subject to state and federal gift taxes.

JOINT OWNERS

Joint owners each own an undivided interest in the contract.

Non-Qualified contract owners can name a joint owner at any time before annuitization. However, joint owners must be spouses at the time joint ownership is requested, unless state law requires Nationwide to allow non-spousal joint owners.

Generally, the exercise of any ownership rights under the contract must be in writing and signed by both joint owners. However, if a written election, signed by both contract owners, authorizing Nationwide to allow the exercise of ownership rights independently by either joint owner is submitted, Nationwide will permit joint owners to act independently. If such an authorization is submitted, Nationwide will not be liable for any loss, liability, cost, or expense for acting in accordance with the instructions of either joint owner.

If either joint owner dies before the annuitization date, the contract continues with the surviving joint owner as the remaining contract owner.

CONTINGENT OWNER

The contingent owner succeeds to the rights of a contract owner if a contract owner who is not the annuitant dies before the annuitization date, and there is no surviving joint owner.

If a contract owner who is the annuitant dies before the annuitization date, the contingent owner will not have any rights under the contract, unless such contingent owner is also the beneficiary.

The contract owner may name a contingent owner at any time before the annuitization date.

ANNUITANT

The annuitant is the person who will receive annuity payments and upon whose continuation of life any annuity payment involving life contingencies depends. This person must be age 85 or younger at the time of contract issuance, unless Nationwide approves a request for an annuitant of greater age.

Only Non-Qualified Contract owners may name someone other than himself/herself as the annuitant.

The contract owner may not name a new annuitant without Nationwide's consent.

CONTINGENT ANNUITANT

If the annuitant dies before the annuitization date, the contingent annuitant becomes the annuitant. The contingent annuitant must be age 85 or younger at the time of contract issuance, unless Nationwide approves a request for a contingent annuitant of greater age.

If a contingent annuitant is named, all provisions of the contract that are based on the annuitant's death prior to the annuitization date will be based on the death of the last survivor of the annuitant and contingent annuitant.

CO-ANNUITANT

A co-annuitant, if named, must be the annuitant's spouse. The co-annuitant may be named at any time prior to annuitization and will receive the benefit of the Spousal Protection Feature (subject to the conditions set forth in the "Spousal Protection Feature" provision).

If either co-annuitant dies before the annuitization date, the surviving co-annuitant may continue the contract and will receive the benefit of the Spousal Protection Feature.

JOINT ANNUITANT

The joint annuitant is designated as a second person (in addition to the annuitant) upon whose continuation of life any annuity payment involving life contingencies depend. This person must be age 85 or younger at the time of contract issuance, unless Nationwide approves a request for a joint annuitant of greater age.

BENEFICIARY AND CONTINGENT BENEFICIARY

The beneficiary is the person who is entitled to the death benefit if the annuitant dies before the annuitization date and there is no joint owner. The contract owner can name more than one beneficiary. Multiple beneficiaries will share the death benefit equally, unless otherwise specified.

A contingent beneficiary will succeed to the rights of the beneficiary if no beneficiary is alive when a death benefit is paid. The contract owner can name more than one contingent beneficiary. Multiple contingent beneficiaries will share the death benefit equally, unless otherwise specified.

CHANGES TO THE PARTIES TO THE CONTRACT

Prior to the annuitization date (and subject to any existing assignments), the contract owner may request to change the following:

o    contract owner (Non-Qualified Contracts only);
o    joint owner (must be the contract owner's spouse);
o    contingent owner;
o    annuitant (subject to Nationwide's underwriting and approval);

o    contingent annuitant (subject to Nationwide's underwriting and approval);
o    co-annuitant (must be the annuitant's spouse);
o    joint annuitant (subject to Nationwide's underwriting and approval);
o    beneficiary; or
o    contingent beneficiary.

The contract owner must submit the request to Nationwide in writing and Nationwide must receive the request at its home office before the annuitization date. Once Nationwide receives and records the change request, the change will be effective as of the date the written request was signed, whether or not the contract owner or annuitant is living at the time it was recorded. The change will not affect any action taken by Nationwide before the change was recorded.

In addition to the above requirements, any request to change the contract owner must be signed by the existing contract owner and the person designated as the new contract owner. Nationwide may require a signature guarantee.

If the contract owner is not a natural person and there is a change of the annuitant, distributions will be made as if the contract owner died at the time of the change, regardless of whether the contract owner named a contingent annuitant.

Nationwide reserves the right to reject any change request that would alter the nature of the risk that Nationwide assumed when it originally issued the contract (see "Purpose of the Contract" earlier in this prospectus).

OPERATION OF THE CONTRACT

MINIMUM INITIAL AND SUBSEQUENT PURCHASE PAYMENTS

-------------------- ----------------- ------------------
                     MINIMUM INITIAL        MINIMUM
     CONTRACT            PURCHASE         SUBSEQUENT
       TYPE              PAYMENT*         PAYMENTS**
-------------------- ----------------- ------------------
-------------------- ----------------- ------------------
Charitable                $5,000             $500
Remainder Trust
-------------------- ----------------- ------------------
-------------------- ----------------- ------------------
IRA                       $3,000             $500
-------------------- ----------------- ------------------
-------------------- ----------------- ------------------
Investment-Only           $3,000             $500
-------------------- ----------------- ------------------
-------------------- ----------------- ------------------
Non-Qualified             $5,000             $500
-------------------- ----------------- ------------------
-------------------- ----------------- ------------------
Roth IRA                  $3,000             $500
-------------------- ----------------- ------------------
-------------------- ----------------- ------------------
SEP IRA                   $3,000             $500
-------------------- ----------------- ------------------
-------------------- ----------------- ------------------
Simple IRA                $3,000             $500
-------------------- ----------------- ------------------
-------------------- ----------------- ------------------
Tax Sheltered             $3,000             $500
Annuity
-------------------- ----------------- ------------------

*A contract owner will meet the minimum initial purchase payment requirement by making purchase payments equal to the required minimum over the course of the first contract year.

**For subsequent purchase payments sent via automatic deposit, the minimum subsequent purchase payment is $50.

Subsequent purchase payments may not be permitted in all states.

If the contract owner elects the Extra Value Option, amounts credited to the contract in excess of total purchase payments may not be used to meet the minimum initial and subsequent purchase payment requirements.

The cumulative total of all purchase payments under contracts issued by Nationwide on the life of any one annuitant cannot exceed $1,000,000 without Nationwide's prior consent.

Guaranteed Term Options

Guaranteed Term Options are separate investment options under the contract. The minimum amount that may be allocated to a Guaranteed Term Option is $1,000.

ADDITIONAL CREDITS ON PURCHASE PAYMENTS

Nationwide will apply credits to the contract when cumulative purchase payments (minus surrenders) made to a contract reach certain aggregate levels. The purchase payment credits will be applied as follows:

o Upon cumulative purchase payments (minus any surrenders) reaching $500,000, Nationwide will apply a credit equal to .5% of cumulative purchase payments (minus surrenders) made to the contract up to $999,999.
o Upon cumulative purchase payments (minus any surrenders) reaching $1 million, Nationwide will apply a credit equal to 1% of cumulative purchase payments (minus surrenders) made to the contract (reduced by any purchase payment credits previously applied).

For example, if Ms. Z makes an initial deposit of $750,000 to her contract, Nationwide will apply a credit equal to .5% of that $750,000, which equals $3,750. Three months later, Ms. Z makes an additional purchase payment of $500,000 to the contract. Assuming that Ms. Z has not surrendered any part of the contract, Nationwide will apply an additional credit to the contract equal to ($1,250,000 x 1%) - $3,750, which equals $8,750. Provided that Ms. Z does not surrender any part of the contract, any additional purchase payments made to the contract will receive an additional 1% credit.

Purchase payment credits are considered earnings, not purchase payments. Purchase payment credits will be alocated in the same proportion that purchase payments are allocated on the date the credits are applied.

If the contract owner cancels the contract pursuant to the free-look provisions, Nationwide will recapture all purchase payment credits. All purchase payment credits are fully vested after the end of the contractual free-look period.

PRICING

Initial purchase payments allocated to sub-accounts will be priced at the accumulation unit value determined no later than 2 business days after receipt of an order to purchase if the application and all necessary information are complete. If the application is not complete, Nationwide may retain a purchase payment for up to 5 business days while attempting to complete it. If the application is not completed within 5 business days, the prospective purchaser will be informed of the reason for the delay. The purchase payment will be returned unless the prospective purchaser specifically allows Nationwide to hold the purchase payment until the application is completed.

Subsequent purchase payments allocated to sub-accounts will be priced at the next available accumulation unit value after the payment is received.

Purchase payments will not be priced when the New York Stock Exchange is closed or on the following nationally recognized holidays:

o        New Year's Day            o        Independence
                                            Day
o        Martin Luther King, Jr.   o        Labor Day
         Day
o        Presidents' Day           o        Thanksgiving
o        Good Friday               o        Christmas
o        Memorial Day

Nationwide also will not price purchase payments if:

(1)  trading on the New York Stock Exchange is restricted;
(2) an emergency exists making disposal or valuation of securities held in the variable account impracticable; or
(3) the SEC, by order, permits a suspension or postponement for the protection of security holders.

Rules and regulations of the SEC will govern as to when the conditions described in (2) and (3) exist. If Nationwide is closed on days when the New York Stock Exchange is open, contract value may be affected since the contract owner will not have access to their account.

ALLOCATION OF PURCHASE PAYMENTS

Nationwide allocates purchase payments to sub-accounts, the fixed account and/or Guaranteed Term Options as instructed by the contract owner. Shares of the underlying mutual funds allocated to the sub-accounts are purchased at net asset value, then converted into accumulation units. Contract owners can change allocations or make exchanges among the sub-accounts, fixed account or Guaranteed Term Options. However, no change may be made that would result in an amount less than 1% of the purchase payments being allocated to any sub-account. Certain transactions may be subject to conditions imposed by the underlying mutual funds, as well as those set forth in the contract.

DETERMINING THE CONTRACT VALUE

The contract value is the sum of:

(1) the value of amounts allocated to the sub-accounts of the variable account; and
(2)  amounts allocated to the fixed account; and
(3)  amounts allocated to a Guaranteed Term Option.

If charges are assessed against the whole contract value, Nationwide will deduct a proportionate amount from each sub-account, the fixed account and any Guaranteed Term Option based on current cash values.

Determining Variable Account Value - Valuing an Accumulation Unit

Purchase payments or transfers allocated to sub-accounts are accounted for in accumulation units. Accumulation unit values (for each sub-account) are determined by calculating the net investment factor for the underlying mutual funds for the current valuation period and multiplying that result with the accumulation unit values determined on the previous valuation period.

Nationwide uses the net investment factor as a way to calculate the investment performance of a sub-account from valuation period to valuation period. For each sub-account, the net investment factor shows the investment performance of the underlying mutual fund in which a particular sub-account invests, including the charges assessed against that sub-account for a valuation period.

The net investment factor for any particular sub-account is determined by dividing (a) by (b), and then subtracting (c) from the result, where:

(a)  is the sum of:
     (1) the net asset value of the underlying mutual fund as of the end of the current valuation period; and

     (2) the per share amount of any dividend or income distributions made by the underlying mutual fund (if the date of the dividend or income distribution occurs during the current valuation period).
(b) is the net asset value of the underlying mutual fund determined as of the end of the preceding valuation period.
(c) is a factor representing the daily total variable account charges, which may include charges for optional benefits elected by the contract owner. The factor is equal to an annualized rate ranging from 1.15% to 2.90% of the daily net assets of the variable account, depending on which optional benefits the contract owner elects.

Based on the change in the net investment factor, the value of an accumulation unit may increase or decrease. Changes in the net investment factor may not be directly proportional to changes in the net asset value of the underlying mutual fund shares because of the deduction of variable account charges.

Though the number of accumulation units will not change as a result of investment experience, the value of an accumulation unit may increase or decrease from valuation period to valuation period.

Determining Fixed Account Value

Nationwide determines the value of the fixed account by:
(1) adding all amounts allocated to the fixed account, minus amounts previously transferred or surrendered;
(2)  adding any interest earned on the amounts allocated to the fixed account;
     and
(3)  subtracting charges deducted in accordance with the contract.

Determining the Guaranteed Term Option Value

Nationwide determines the value of a Guaranteed Term Option by:

(1) adding all amounts allocated to the Guaranteed Term Options, minus amounts previously transferred or surrendered (including any market value adjustment);
(2) adding any interest earned on the amounts allocated to the Guaranteed Term Options; and
(3)  subtracting charges deducted in accordance with the contract.


TRANSFER REQUESTS

Nationwide will accept transfer requests in writing, over the telephone, or via the internet. Nationwide will use reasonable procedures to confirm that instructions are genuine and will not be liable for following instructions that it reasonably determined to be genuine. Nationwide may withdraw the telephone and/or internet exchange privileges upon 30 days written notice to contract owners.

Amounts transferred to the sub-accounts will receive the accumulation unit value next determined after the transfer request is received.

TRANSFERS PRIOR TO ANNUITIZATION

Prior to annuitization, a contract owner is permitted 20 "transfer events" each calendar year without restriction. A "transfer event" is any valuation period on which allocations are moved between investment options, regardless of the quantity of reallocations. For example, if a contract owner moves contract value between 20 underlying mutual funds in one day, the entire reallocation only counts as one transfer event.

If, in any calendar year, a contract owner exceeds the 20 transfer event limit, the contract owner will be required to submit any additional transfer requests via U.S. mail. Nationwide will reset the transfer limit each January 1st. The number of transfer events permitted each year is not cumulative; transfer events not used in a given calendar year may not be carried over into subsequent calendar years.

Transfers from the Fixed Account

A contract owner may transfer allocations from the fixed account to the sub-accounts or a Guaranteed Term Option only upon reaching the end of an interest rate guarantee period. Fixed account transfers must be made within 45 days after the end of the interest rate guarantee period. The interest rate guarantee period is the period of time that the fixed account interest rate is guaranteed to remain the same.

Normally, Nationwide will permit 100% of the maturing fixed account allocations to be transferred. However, Nationwide may limit the amount that can be transferred from the fixed account. Nationwide will determine the amount that may be transferred and will declare this amount at the end of the guarantee period. The maximum transferable amount will never be less than 10% of the fixed account allocation reaching the end of an interest rate guarantee period.

Contract owners who use Dollar Cost Averaging may transfer from the fixed account under the terms of that program.

Nationwide reserves the right to limit the number of transfers from the fixed account to the Guaranteed Term Options to one per calendar year.

Nationwide is required by state law to reserve the right to postpone the transfer of assets from the fixed account for a period of up to 6 months from the date of the transfer request.

Transfers from a Guaranteed Term Option

A contract owner may transfer allocations from a Guaranteed Term Option to the sub-accounts and/or the fixed account at any time. Transfers from a Guaranteed Term Option prior to maturity are subject to a market value adjustment.

Nationwide reserves the right to limit or refuse transfers to the fixed account and to limit the number of transfers out of the Guaranteed Term Options to one per calendar year.

Nationwide is required by state law to reserve the right to postpone the transfer of assets from the Guaranteed Term Options for a period of up to 6 months from the date of the transfer request.

Transfers from the Sub-Accounts

A contract owner may transfer allocations from the sub-accounts to the fixed account or a Guaranteed Term Option at any time, subject to terms and conditions imposed by the contract and the underlying mutual funds.

Nationwide reserves the right to limit or refuse transfers to the fixed account and to limit the number of transfers from the sub-accounts to the Guaranteed Term Options to one per calendar year.

Transfers Among the Sub-Accounts

A contract owner may transfer allocations among the sub-accounts at any time, subject to terms and conditions imposed by the contract and the underlying mutual funds.

Sub-Account Transfer Restrictions

Nationwide reserves the right to refuse or limit transfer requests (or take any other action it deems necessary) in order to protect contract owners, annuitants and beneficiaries from the negative investment results that may result from short-term trading or other harmful investment practices that are employed by some contract owners (or third parties acting on their behalf).

If Nationwide determines that a contract owner (or a third party acting on the contract owner's behalf) is engaging in harmful short-term trading, Nationwide reserves the right to take actions to protect investors, including exercising its right to terminate the ability of specified contract owners to submit transfer requests via telephone, facsimile, or over the internet. If Nationwide exercises this right, affected contract owners would be limited to submitting transfer requests via U.S. mail. Any action taken by Nationwide pursuant to this provision will be preceded by a 30 day written notice to the affected contract owner.

TRANSFERS AFTER ANNUITIZATION

After annuitization, the portion of the contract value allocated to fixed annuity payments and the portion of the contract value allocated to variable annuity payments may not be changed.

If the contract owner does not elect the Enhanced Annuity Payment Options, then upon annuitization, transfers among sub-accounts may only be made on the anniversary of the annuitization date.

If the contract owner does elect the Enhanced Annuity Payment Options, transfers among sub-accounts may be made at any time, subject to the terms and conditions of the contract and the underlying mutual funds.

RIGHT TO EXAMINE AND CANCEL

Contract owners have a ten day "free-look" to examine the contract. The contract may be returned to Nationwide's home office for any reason within ten days of receipt and Nationwide will refund the contract value or another amount required by law. The refunded contract value will reflect the deduction of any contract charges, unless otherwise required by law. All IRA, SEP IRA, Simple IRA and Roth IRA refunds will be a return of purchase payments. State and/or federal law may provide additional free-look privileges.

If a contract owner who received additional credits on purchase payments and/or elected an Extra Value Option subsequently chooses to cancel the contract under the free-look provision, Nationwide will recapture all credits applied under these programs. For those jurisdictions that provide for a return of contract value, the contract owner will retain any earnings attributable to the amounts credited; all losses attributable to the amounts credited will be incurred by Nationwide.

Liability of the variable account under this provision is limited to the contract value in each sub-account on the date of revocation. Any additional amounts refunded to the contract owner will be paid by Nationwide.

SURRENDER (REDEMPTION) PRIOR TO ANNUITIZATION

Prior to annuitization and before the annuitant's death, contract owners may generally surrender some or all of their contract value. Surrender requests must be in writing and Nationwide may require additional information. When taking a full surrender, the contract must accompany the written request. Nationwide may require a signature guarantee.

If the Extra Value Option has been elected, and the amount withdrawn is or would be subject to a CDSC under the B Share CDSC schedule, then for the first 7 contract years only, Nationwide will recapture a portion of the amount credited under the Extra Value Option. No recapture will take place after the 7th contract year.

Nationwide will pay any amounts surrendered from the sub-accounts within 7 days. However, Nationwide may suspend or postpone payment when it is unable to price a purchase payment or transfer.

Nationwide is required by state law to reserve the right to postpone payment of assets in the fixed account and Guaranteed Term Options for a period of up to 6 months from the date of the surrender request.

PARTIAL SURRENDERS (PARTIAL REDEMPTIONS) PRIOR TO ANNUITIZATION

If a contract owner requests a partial surrender, Nationwide will surrender accumulation units from the sub-accounts until the requested amount is reached. If there are not enough accumulation units available in the contract to reach the requested surrender amount, Nationwide next surrenders contract value from the fixed account. Any remaining required amounts will be surrendered from the Guaranteed Term Options and may be subject to a market value adjustment.

Partial surrenders are subject to the CDSC provisions of the contract. If a CDSC is assessed, the contract owner may elect to have the CDSC deducted from either:

(a)  the amount requested; or
(b) the contract value remaining after the contract owner has received the amount requested.

If the contract owner does not make a specific election, any applicable CDSC will be taken from the contract value remaining after the contract owner has received the amount requested.

The CDSC deducted is a percentage of the amount requested by the contract owner. Amounts deducted for CDSC are not subject to subsequent CDSC.

FULL SURRENDERS (FULL REDEMPTIONS) PRIOR TO ANNUITIZATION

Upon full surrender, the contract value may be more or less than the total of all purchase payments made to the contract. The contract value will reflect:

o    variable account charges;
o    underlying mutual fund charges;
o    the investment performance of the underlying mutual funds;
o    amounts allocated to the fixed account and any interest credited; and
o amounts allocated to the Guaranteed Term Options, plus or minus any market value adjustment.

Full surrenders are subject to the CDSC provisions of the contract. The CDSC-free withdrawal privilege does not apply to full surrenders of the contract.

SURRENDER (REDEMPTION) AFTER ANNUITIZATION

If the contract owner did not elect the Enhanced Annuity Payment Options, the contract owner may not take surrenders after the annuitization date.

If the contract owner did elect the Enhanced Annuity Payment Options, the contract owner may take a partial or full surrender after the annuitization date if the one of the following annuity payment options was elected:

o    Single Life with Term Certain;
o    Joint and 100% Last Survivor with Term Certain; or
o    Term Certain.

Surrenders after annuitization may not be permitted in all states.

Surrender requests must be in writing or in a form otherwise acceptable to Nationwide. Nationwide may require a signature guarantee.

Nationwide will pay any amounts surrendered to the contract owner within 7 days of receipt of a proper request and instructions satisfactory to Nationwide.

The amount available for withdrawal after annuitization will be based on the commutation value and will reflect the investment performance of the sub-accounts chosen by the contract owner. A Term Certain CDSC may apply.

After annuity payments have begun, distributions other than regular annuity payments are generally required to be included in income for federal income tax purposes.

However, this general rule does not apply to a complete surrender of a contract
- a portion of the amount received in a complete surrender may be treated, for federal income tax purposes, as the tax-free return of investment in the contract. Partial surrenders other than regular annuity payments are generally required to be included in income. The Internal Revenue Code, Treasury Regulations, and other informational releases by the IRS contain complex rules regarding the taxation of distributions from annuity contracts. The contract owner should review these tax documents and consult with a tax adviser prior to requesting a distribution after the annuitization date.

COMMUTATION VALUES

Commutation Value of Fixed Annuity Payments

The commutation value of fixed annuity payments is defined in Appendix B.

Commutation Value of Variable Annuity Payments

The commutation value of variable annuity payments is equal to the present value of the variable annuity payments remaining in the term certain period. This present value is calculated using the assumed investment return for the contract and the annuity unit values determined at the next unit value calculation after Nationwide receives the surrender request.

If a contract owner who has elected Annual Benefit Leveling (discussed later in this prospectus) takes a full surrender, the withdrawn amount will be made up of two components:

(1) the commutation values, which do not include amounts allocated to Annual Benefit Leveling; and

(2) the present value of the leveled variable annuity payments scheduled to be paid after Nationwide receives complete instructions, but before the next annuitization date anniversary.

     The present value of these payments will be calculated using the Annual Benefit Leveling interest rate that was assumed when the leveled payment amount was determined.

If a contract owner who has elected Annual Benefit Leveling takes a partial surrender, no portion of the present value of the leveled variable annuity payments scheduled to be paid before the next annuitization anniversary may be withdrawn. Only the commutation value of amounts remaining in the underlying mutual funds or of the fixed annuity payments may be withdrawn.

PARTIAL SURRENDERS (PARTIAL REDEMPTIONS) AFTER ANNUITIZATION

If a partial surrender is allowed under the annuity payment option and is requested, the contract owner must specify the percentage of the surrender to be taken from fixed annuity payments and/or variable annuity payments.

A partial surrender will result in the reduction of the remaining term certain period payments. If the contract owner elects a partial surrender of fixed annuity payments, Nationwide will reduce the remaining payments by the ratio of the surrender amount received from fixed annuity payments, plus any Term Certain CDSC, to the total commutation value available from fixed annuity payments. If the contract owner elects a partial surrender of variable annuity payments, Nationwide will reduce the number of annuity units provided by each sub-account on a pro-rata basis, unless the contract owner specifies otherwise.

The minimum partial surrender amount is $2,000. Other minimum amounts may apply in some states. In addition, each remaining annuity payment after the partial surrender must equal $100 or more.

A Term Certain CDSC may apply. The Term Certain CDSC deducted is a percentage of the amount requested by the contract owner. Amounts deducted for the Term Certain CDSC are not subject to a subsequent Term Certain CDSC. The contract owner may elect to have the Term Certain CDSC deducted from either:

(a)  the amount requested; or
(b) the commutation value remaining after the contract owner has received the requested amount.

If the contract owner does not make a specific election, any applicable Term Certain CDSC will be taken from the commutation value remaining after the contract owner has received the requested amount.

For annuity payment options that make annuity payments for the longer of the annuitant's life or a term certain, upon reaching the end of the term certain, if the annuitant is still alive, annuity payments will return to the level they were prior to the partial surrender. The annuity payments will, however, reflect the investment performance of the sub-accounts chosen by the contract owner.

FULL SURRENDERS (FULL REDEMPTIONS) AFTER ANNUITIZATION

The commutation value upon full surrender after the annuitization date may be more or less than the purchase payments made to the contract. The commutation value will reflect variable account charges, underlying mutual fund charges, the investment performance of the underlying mutual funds, prior surrenders, and annuity payments previously received. A Term Certain CDSC may apply.

SURRENDERS UNDER CERTAIN PLAN TYPES

SURRENDERS UNDER A TAX SHELTERED ANNUITY

Contract owners of a Tax Sheltered Annuity may surrender part or all of their contract value before annuitant's death, except as provided below:

(A) Contract value attributable to contributions made under a qualified cash or deferred arrangement (within the meaning of Internal Revenue Code Section 402(g)(3)(A)), a salary reduction agreement (within the meaning of Internal Revenue Code Section 402(g)(3)(C)), or transfers from a Custodial Account (described in Section 403(b)(7) of the Internal Revenue Code), may be surrendered only:

     (1) when the contract owner reaches age 59 1/2, separates from service, dies, or becomes disabled (within the meaning of Internal Revenue Code
          Section 72(m)(7)); or

     (2) in the case of hardship (as defined for purposes of Internal Revenue Code Section 401(k)), provided that any such hardship surrender may NOT include any income earned on salary reduction contributions.

(B)  The surrender limitations described in Section A also apply to:

     (1) salary reduction contributions to Tax Sheltered Annuities made for plan years beginning after December 31, 1988;

     (2) earnings credited to such contracts after the last plan year beginning before January 1, 1989, on amounts attributable to salary reduction contributions; and

     (3) all amounts transferred from 403(b)(7) Custodial Accounts (except that earnings and employer contributions as of December 31, 1988 in such Custodial Accounts may be withdrawn in the case of hardship).

(C) Any distribution other than the above, including a ten day free-look cancellation of the contract (when available) may result in taxes, penalties, and/or retroactive disqualification of a Tax Sheltered Annuity.

In order to prevent disqualification of a Tax Sheltered Annuity after a ten day free-look cancellation, Nationwide will transfer the proceeds to another Tax Sheltered Annuity upon proper direction by the contract owner.

These provisions explain Nationwide's understanding of current withdrawal restrictions. These restrictions may change.

Distributions pursuant to Qualified Domestic Relations Orders will not violate the restrictions stated above.

SURRENDERS UNDER A TEXAS OPTIONAL RETIREMENT PROGRAM OR A LOUISIANA OPTIONAL RETIREMENT PLAN

Redemption restrictions apply to contracts issued under the Texas Optional Retirement Program or the Louisiana Optional Retirement Plan.

The Texas Attorney General has ruled that participants in contracts issued under the Texas Optional Retirement Program may only take withdrawals if:

o    the participant dies;
o    the participant retires;
o    the participant terminates employment due to total disability; or
o the participant that works in a Texas public institution of higher education terminates employment.

A participant under a contract issued under the Louisiana Optional Retirement Plan may only take distributions from the contract upon retirement or termination of employment. All retirement benefits under this type of plan must be paid as lifetime income; lump sum cash payments are not permitted, except for death benefits.

Due to the restrictions described above, a participant under either of these plans will not be able to withdraw cash values from the contract unless one of the applicable conditions is met. However, contract value may be transferred to other carriers, subject to any sales charges.

Nationwide issues this contract to participants in the Texas Optional Retirement Program in reliance upon and in compliance with Rule 6c-7 of the Investment Company Act of 1940. Nationwide issues this contract to participants in the Louisiana Optional Retirement Plan in reliance upon and in compliance with an exemptive order that Nationwide received from the SEC on August 22, 1990.

LOAN PRIVILEGE

The loan privilege is only available to contract owners of Tax Sheltered Annuities. Contract owners of Tax

Sheltered Annuities may take loans from the contract value beginning 30 days after the contract is issued up to the annuitization date. Loans are subject to the terms of the contract, the plan, and the Internal Revenue Code. Nationwide may modify the terms of a loan to comply with changes in applicable law.

MINIMUM AND MAXIMUM LOAN AMOUNTS

Contract owners may borrow a minimum of $1,000, unless Nationwide is required by law to allow a lesser minimum amount. Each loan must individually satisfy the contract minimum amount.

Nationwide will calculate the maximum non-taxable loan amount based on information provided by the participant or the employer. Loans may be taxable if a participant has additional loans from other plans. The total of all outstanding loans must not exceed the following limits:

------------------------ --------------------------
CONTRACT VALUES          MAXIMUM OUTSTANDING LOAN
                         BALANCE ALLOWED
------------------------ --------------------------
------------------------ --------------------------
up to $20,000            up to 80% of contract
                         value (not more than
                         $10,000)
------------------------ --------------------------
------------------------ --------------------------
$20,000 and over         up to 50% of contract
                         value (not more than
                         $50,000*)
------------------------ --------------------------

*The $50,000 limit will be reduced by the highest outstanding balance owed during the previous 12 months.

For salary reduction Tax Sheltered Annuities, loans may be secured only by the contract value.

MAXIMUM LOAN PROCESSING FEE

Nationwide may charge a loan processing fee at the time each new loan is processed. The loan processing fee, if assessed, will not exceed $25 per loan processed. This fee compensates Nationwide for expenses related to administering and processing loans. Loans are not available in all states. In addition, some states may not allow Nationwide to assess a loan processing fee.

The fee is taken from the sub-accounts, fixed account, and Guaranteed Term Options in proportion to the contract value at the time the loan is processed.

HOW LOAN REQUESTS ARE PROCESSED

All loans are made from the collateral fixed account. Nationwide transfers accumulation units in proportion to the assets in each sub-account to the collateral fixed account until the requested amount is reached. If there are not enough accumulation units available in the contract to reach the requested loan amount, Nationwide next transfers contract value from the fixed account. Any remaining required collateral will be transferred from the Guaranteed Term Options. Transfers from the Guaranteed Term Options may be subject to a market value adjustment. No CDSC will be deducted on transfers related to loan processing.

LOAN INTEREST

The outstanding loan balance in the collateral fixed account is credited with interest until the loan is repaid in full. The credited interest rate will be 2.25% less than the loan interest rate fixed by Nationwide. The credited interest rate is guaranteed never to fall below 3.0%.

Specific loan terms are disclosed at the time of loan application or issuance.

LOAN REPAYMENT

Loans must be repaid in five years. However, if the loan is used to purchase the contract owner's principal residence, the contract owner has 15 years to repay the loan.

Contract owners must identify loan repayments as loan repayments or they will be treated as purchase payments and will not reduce the outstanding loan. Loan repayments must be substantially level and made at least quarterly.

Loan repayments will consist of principal and interest in amounts set forth in the loan agreement. Repayments are allocated to the sub-accounts in accordance with the contract, unless Nationwide and the contract owner have agreed to amend the contract at a later date on a case by case basis.

Loan repayments to the Guaranteed Term Options must be at least $1,000. If the proportional share of the repayment to the Guaranteed Term Options is less than $1,000, that portion of the repayment will be allocated to the GVIT - Gartmore GVIT Money Market Fund: Class I unless the contract owner directs otherwise.

DISTRIBUTIONS AND ANNUITY PAYMENTS

Distributions made from the contract while a loan is outstanding will be reduced by the amount of the outstanding loan plus accrued interest if:

o    the contract owner takes a full surrender of the contract;
o    the contract owner/annuitant dies;
o    the contract owner who is not the annuitant dies prior to annuitization; or
o    the contract owner annuitizes the contract.

TRANSFERRING THE CONTRACT

Nationwide reserves the right to restrict any transfer of the contract while the loan is outstanding.

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GRACE PERIOD AND LOAN DEFAULT

If a loan payment is not made when due, interest will continue to accrue. A grace period may be available (please refer to the terms of the loan agreement). If a loan payment is not made by the end of the applicable grace period, the entire loan will be treated as a deemed distribution and will be taxable to the borrower. This deemed distribution may also be subject to an early withdrawal tax penalty by the Internal Revenue Service.

After default, interest will continue to accrue on the loan. Defaulted amounts, plus interest, are deducted from the contract value when the participant is eligible for a distribution of at least that amount. Additional loans are not available while a previous loan is in default.

ASSIGNMENT

Contract rights are personal to the contract owner and may not be assigned without Nationwide's written consent. Nationwide reserves the right to refuse to recognize assignments that alter the nature of the risks that Nationwide assumed when it originally issued the contract.

A Non-Qualified Contract owner may assign some or all rights under the contract. An assignment must occur before annuitization while the annuitant is alive. Once proper notice of assignment is recorded by Nationwide's home office, the assignment will become effective as of the date the written request was signed.

Investment-Only Contracts, IRAs, Roth IRAs, SEP IRAs, Simple IRAs, and Tax Sheltered Annuities may not be assigned, pledged or otherwise transferred except where allowed by law.

Nationwide is not responsible for the validity or tax consequences of any assignment. Nationwide is not liable for any payment or settlement made before the assignment is recorded. Assignments will not be recorded until Nationwide receives sufficient direction from the contract owner and the assignee regarding the proper allocation of contract rights.

Amounts pledged or assigned will be treated as distributions and will be included in gross income to the extent that the cash value exceeds the investment in the contract for the taxable year in which it was pledged or assigned. Amounts assigned may be subject to a tax penalty equal to 10% of the amount included in gross income.

Assignment of the entire contract value may cause the portion of the contract value exceeding the total investment in the contract and previously taxed amounts to be included in gross income for federal income tax purposes each year that the assignment is in effect.

CONTRACT OWNER SERVICES

ASSET REBALANCING

Asset Rebalancing is the automatic reallocation of contract values to the sub-accounts on a predetermined percentage basis. Asset Rebalancing is not available for assets held in the fixed account or the Guaranteed Term Options. Requests for Asset Rebalancing must be on a Nationwide form.

Asset Rebalancing occurs every three months or on another frequency if permitted by Nationwide. If the last day of the three-month period falls on a Saturday, Sunday, recognized holiday, or any other day when the New York Stock Exchange is closed, Asset Rebalancing will occur on the next business day. Each Asset Rebalancing reallocation is considered a transfer event and counts towards the annual 20 transfer event limit.

Asset Rebalancing may be subject to employer limitations or restrictions for contracts issued to a Tax Sheltered Annuity plan. Contract owners should consult a financial adviser to discuss the use of Asset Rebalancing.

Nationwide reserves the right to stop establishing new Asset Rebalancing programs. Nationwide also reserves the right to assess a processing fee for this service.

DOLLAR COST AVERAGING

Dollar Cost Averaging is a long-term transfer program that allows you to make regular, level investments over time. It involves the automatic transfer of a specified amount from the fixed account and/or certain sub-accounts into other sub-accounts. Nationwide does not guarantee that this program will result in profit or protect contract owners from loss.

Contract owners direct Nationwide to automatically transfer specified amounts from the fixed account and the GVIT - Gartmore GVIT Government Bond Fund: Class I, GVIT - Federated GVIT High Income Bond Fund: Class I, and GVIT - Gartmore GVIT Money Market Fund: Class I to any other underlying mutual fund(s). Dollar Cost Averaging transfers may not be directed to Guaranteed Term Options.

Transfers occur monthly or on another frequency if permitted by Nationwide. Dollar Cost Averaging transfers are not considered transfer events and do not count towards the annual 20 transfer event limit. Nationwide will process transfers until either the value in the originating investment option is exhausted, or the

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contract owner instructs Nationwide in writing to stop the transfers.

Transfers from the fixed account must be equal to or less than 1/30th of the fixed account value at the time the program is requested. Contract owners that wish to utilize Dollar Cost Averaging from the fixed account should first inquire whether any Enhanced Fixed Account Dollar Cost Averaging programs are available.

Nationwide reserves the right to stop establishing new Dollar Cost Averaging programs. Nationwide also reserves the right to assess a processing fee for this service.

Nationwide is required by state law to reserve the right to postpone transfer of assets from the fixed account for a period of up to 6 months from the date of the transfer request.

ENHANCED FIXED ACCOUNT DOLLAR COST AVERAGING

Nationwide may, periodically, offer Enhanced Fixed Account Dollar Cost Averaging programs. Only new purchase payments to the contract are eligible for Enhanced Fixed Account Dollar Cost Averaging and the contract value must be at least $10,000 at the time the purchase payment is applied. Enhanced Fixed Account Dollar Cost Averaging is not available for contracts where the contract owner elected the C Share Option.

Enhanced Fixed Account Dollar Cost Averaging involves the automatic transfer of a specific amount from the enhanced fixed account into other sub-accounts. Enhanced Fixed Account Dollar Cost Averaging transfers may not be directed to Guaranteed Term Options. Amounts allocated to the enhanced fixed account earn a higher rate of interest than assets allocated in the standard fixed account. Each enhanced interest rate is guaranteed for as long as the corresponding program is in effect.

Transfers occur monthly or on another frequency if permitted by Nationwide. Enhanced Fixed Account Dollar Cost Averaging transfers are not considered transfer events and do not count towards the annual 20 transfer event limit. Nationwide will process transfers until either amounts allocated to the enhanced fixed account are exhausted or the contract owner instructs Nationwide in writing to stop the transfers. For Enhanced Fixed Account Dollar Cost Averaging, when a contract owner instructs Nationwide to stop the transfers, Nationwide will automatically transfer any amount remaining in the enhanced fixed account to the GVIT - Gartmore GVIT Money Market Fund: Class I.

Nationwide reserves the right to stop establishing new Enhanced Fixed Account Dollar Cost Averaging programs. Nationwide also reserves the right to assess a processing fee for this service.

Nationwide is required by state law to reserve the right to postpone transfer of assets from the fixed account, including an enhanced fixed account, for a period of up to 6 months from the date of the transfer request.

FIXED ACCOUNT INTEREST OUT DOLLAR COST AVERAGING

Nationwide may, periodically, offer Fixed Account Interest Out Dollar Cost Averaging programs. Fixed Account Interest Out Dollar Cost Averaging involves the automatic transfer of the interest earned on fixed account allocations into any other sub-accounts. Fixed Account Interest Out Dollar Cost Averaging transfers may not be directed to Guaranteed Term Options.

Transfers occur monthly or on another frequency if permitted by Nationwide. Fixed Account Interest Out Dollar Cost Averaging transfers are not considered transfer events and do not count towards the annual 20 transfer event limit. Nationwide will continue to process transfers until the contract owner instructs Nationwide in writing to stop the transfers.

Nationwide reserves the right to stop establishing new Fixed Account Interest Out Dollar Cost Averaging programs. Nationwide also reserves the right to assess a processing fee for this service.

Nationwide is required by state law to reserve the right to postpone transfer of assets from the fixed account for a period of up to 6 months from the date of the transfer request.

SYSTEMATIC WITHDRAWALS

Systematic Withdrawals allow contract owners to receive a specified amount (of at least $100) on a monthly, quarterly, semi-annual, or annual basis. Requests for Systematic Withdrawals and requests to discontinue Systematic Withdrawals must be in writing.

The withdrawals will be taken from the sub-accounts and the fixed account proportionately unless Nationwide is instructed otherwise. Systematic Withdrawals are not available from the Guaranteed Term Options.

Nationwide will withhold federal income taxes from Systematic Withdrawals unless otherwise instructed by the contract owner. The Internal Revenue Service may impose a 10% penalty tax if the contract owner is under age 59 1/2 unless the contract owner has made an irrevocable election of distributions of substantially equal payments.

If the contract owner takes Systematic Withdrawals, the maximum amount that can be withdrawn annually without a CDSC is the greatest of:

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(1)  10% of the following: the total of all purchase payments that are subject to CDSC, minus any purchase payments previously withdrawn that were subject to CDSC at the time of withdrawal;
(2) an amount withdrawn to meet minimum distribution requirements under the Internal Revenue Code; or
(3) a percentage of the contract value based on the contract owner's age, as shown in the table below:

------------------------------ -----------------------
                                   PERCENTAGE OF
      CONTRACT OWNER'S             CONTRACT VALUE
             AGE
------------------------------ -----------------------
------------------------------ -----------------------
        Under age 59 1/2                 5%
------------------------------ -----------------------
------------------------------ -----------------------
   Age 59 1/2through age 61              7%
------------------------------ -----------------------
------------------------------ -----------------------
    Age 62 through age 64                8%
------------------------------ -----------------------
------------------------------ -----------------------
    Age 65 through age 74               10%
------------------------------ -----------------------
------------------------------ -----------------------
       Age 75 and over                  13%
------------------------------ -----------------------

Contract value and contract owner's age are determined as of the date the request for Systematic Withdrawals is recorded by Nationwide's home office. For joint owners, the older joint owner's age will be used.

If total amounts withdrawn in any contract year exceed the CDSC-free amount described above, those amounts will only be eligible for the CDSC-free withdrawal privilege described in the applicable CDSC provision. The total amount of CDSC for that contract year will be determined in accordance with that provision.

The CDSC-free withdrawal privilege for Systematic Withdrawals is non-cumulative. Free amounts not taken during any contract year cannot be taken as free amounts in a subsequent contract year.

Nationwide reserves the right to stop establishing new Systematic Withdrawal programs. Nationwide also reserves the right to assess a processing fee for this service. Systematic Withdrawals are not available before the end of the ten-day free-look period.

DEATH BENEFITS

DEATH OF CONTRACT OWNER

If a contract owner (including a joint owner) who is not the annuitant dies before the annuitization date, the surviving joint owner becomes the contract owner. If no joint owner is named, the contingent owner becomes the contract owner. If no contingent owner is named, the beneficiary becomes the contract owner.

Distributions will be made pursuant to the "Required Distributions for Non-Qualified Contracts" provision.

DEATH OF ANNUITANT

If the annuitant who is not a contract owner dies before the annuitization date, the contingent annuitant becomes the annuitant and no death benefit is payable. If no contingent annuitant is named, a death benefit is payable to the beneficiary. Multiple beneficiaries will share the death benefit equally unless otherwise specified.

If no beneficiaries survive the annuitant, the contingent beneficiary receives the death benefit. Multiple contingent beneficiaries will share the death benefit equally unless otherwise specified.

If no contingent beneficiaries survive the annuitant, the last surviving contract owner's estate will receive the death benefit.

If the contract owner is a Charitable Remainder Trust and the annuitant dies before the annuitization date, the death benefit will accrue to the Charitable Remainder Trust. Any designation in conflict with the Charitable Remainder Trust's right to the death benefit will be void.

If the annuitant dies after the annuitization date, any benefit that may be payable will be paid according to the selected annuity payment option.

DEATH OF CONTRACT OWNER/ANNUITANT

If a contract owner (including a joint owner) who is also the annuitant dies before the annuitization date, a death benefit is payable to the surviving joint owner.

If there is no surviving joint owner, the death benefit is payable to the beneficiary. Multiple beneficiaries will share the death benefit equally unless otherwise specified.

If no beneficiaries survive the contract owner/annuitant, the contingent beneficiary receives the death benefit. Multiple contingent beneficiaries will share the death benefit equally unless otherwise specified.

If no contingent beneficiaries survive the contract owner/annuitant, the last surviving contract owner's estate will receive the death benefit.

If the contract owner/annuitant dies after the annuitization date, any benefit that may be payable will be paid according to the selected annuity payment option.

DEATH BENEFIT PAYMENT

The recipient of the death benefit may elect to receive the death benefit:

(1)  in a lump sum;
(2)  as an annuity; or

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(3)  in any other manner permitted by law and approved by Nationwide.

The recipient must notify Nationwide of this election within 60 days of the annuitant's death. If no election is made at the end of the 60 day period, Nationwide will assume that the recipient elected a lump sum death benefit payment.

Nationwide will pay (or will begin to pay) the death benefit within 30 days of receiving proof of death and the instructions as to the payment of the death benefit.

DEATH BENEFIT CALCULATIONS

The contract owner may elect either the standard death benefit or the One-Year Enhanced Death Benefit Option, which is offered under the contract for an additional charge. If no election is made at the time of application, the death benefit will be the standard death benefit.

The value of the death benefit is determined as of the date of the annuitant's death.

Standard Death Benefit

If the annuitant dies prior to the annuitization date and the total of all purchase payments made to the contract is less than or equal to $3,000,000, the standard death benefit will be the greatest of:

(1)  the contract value;
(2) the total of all purchase payments, less an adjustment for amounts surrendered; or
(3) the highest contract value on any 5 year contract anniversary before the annuitant's 86th birthday, less an adjustment for amounts surrendered, plus purchase payments received after that 5 year contract anniversary.

The adjustment for amounts surrendered will reduce items (2) and (3) above in the same proportion that the contract value was reduced on the date(s) of the partial surrender(s).

If the annuitant dies prior to the annuitization date and the total of all purchase payments made to the contract is greater than $3,000,000, the standard death benefit will be determined using the following formula:

(A x F) + B(1 - F), where

     A = the greatest of:

     (a)  the contract value;

     (b) the total of all purchase payments, less an adjustment for amounts surrendered; or

     (c) the highest contract value on any 5 year contract anniversary before the annuitant's 86th birthday, less an adjustment for amounts surrendered, plus purchase payments received after that 5 year contract anniversary.

          The adjustment for amounts surrendered will reduce items (b) and (c) above in the same proportion that the contract value was reduced on the date(s) of the partial surrender(s);

     B = the contract value; and

     F = the ratio of $3,000,000 to the total of all purchase payments made to the contract.

The standard death benefit also includes the Spousal Protection Feature, which allows a surviving spouse to continue the contract while receiving the economic benefit of the death benefit upon the death of the other spouse. Please see "Spousal Protection Feature" later in this prospectus.

One-Year Enhanced Death Benefit Option

If the annuitant dies prior to the annuitization date and the total of all purchase payments made to the contract is less than or equal to $3,000,000, the death benefit will be the greatest of:

(1)  the contract value;
(2) the total of all purchase payments, less an adjustment for amounts surrendered; or
(3) the highest contract value on any contract anniversary prior to the annuitant's 86th birthday, less an adjustment for amounts subsequently surrendered, plus purchase payments received after that contract anniversary.

The adjustment for amounts surrendered will reduce items (2) and (3) above in the same proportion that the contract value was reduced on the date(s) of the partial surrender(s).

If the annuitant dies prior to the annuitization date and the total of all purchase payments made to the contract is greater than $3,000,000, the death benefit will be determined using the following formula:

(A x F) + B(1 - F), where

     A = the greatest of:

     (a)  the contract value;

     (b) the total of all purchase payments, less an adjustment for amounts surrendered; or

     (c) the highest contract value on any contract anniversary prior to the annuitant's 86th birthday, less an adjustment for amounts subsequently surrendered, plus

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

          purchase payments received after that contract anniversary.

          The adjustment for amounts surrendered will reduce items (b) and (c) above in the same proportion that the contract value was reduced on the date(s) of the partial surrender(s);

     B = the contract value; and

     F = the ratio of $3,000,000 to the total of all purchase payments made to the contract.

The One-Year Enhanced Death Benefit also includes the Spousal Protection Feature, which allows a surviving spouse to continue the contract while receiving the economic benefit of the death benefit upon the death of the other spouse. Please see "Spousal Protection Feature" later in this prospectus.

Combination Enhanced Death Benefit Option

For an additional charge at an annualized rate of 0.40% of the daily net assets of the variable account, a contract owner can elect the Combination Enhanced Death Benefit Option. The Combination Enhanced Death Benefit is only available for contracts with annuitants age 80 or younger at the time of application.

If the annuitant dies prior to the annuitization date and the total of all purchase payments made to the contract is less than or equal to $3,000,000, the standard death benefit will be the greatest of:

(1)  the contract value;
(2) the total of all purchase payments , less an adjustment for amounts surrendered;
(3) the highest contract value on any contract anniversary before the annuitant's 81st birthday, less an adjustment for amounts subsequently surrendered, plus purchase payments received after that contract anniversary; or
(4)  the 5% interest anniversary value.

The adjustment for amounts surrendered will reduce items (2) and (3) above in the same proportion that the contract value was reduced on the date(s) of the partial surrender(s).

The 5% interest anniversary value is equal to purchase payments, accumulated at 5% compound interest until the last contract anniversary prior to the annuitant's 81st birthday, proportionately adjusted for amounts surrendered. The adjustment for amounts surrendered will reduce the accumulated value as of the most recent contract anniversary prior to each partial surrender in the same proportion that the contract value was reduced on the date of the partial surrender. Such total accumulated amount, after the surrender adjustment, shall not exceed 200% of the net of purchase payments and amounts surrendered.

If the annuitant dies prior to the annuitization date and the total of all purchase payments made to the contract is greater than $3,000,000, the standard death benefit will be determined using the following formula:

(A x F) + B(1 - F), where

     A = the greatest of:

     (a)  the contract value;

     (b) the total of all purchase payments, less an adjustment for amounts surrendered;

     (c) the highest contract value on any contract anniversary before the annuitant's 81st birthday, less an adjustment for amounts subsequently surrendered, plus purchase payments received after that contract anniversary; or

     (d)  The 5% interest anniversary value.

          The adjustment for amounts surrendered will reduce items (b) and (c) above in the same proportion that the contract value was reduced on the date(s) of the partial surrender(s);

     B = the contract value; and

     F = the ratio of $3,000,000 to the total of all purchase payments made to the contract.

          The Combination Enhanced Death Benefit also includes the Spousal Protection Feature, which allows a surviving spouse to continue the contract while receiving the economic benefit of the death benefit upon the death of the other spouse.

SPOUSAL PROTECTION FEATURE

The standard death benefit and the two optional death benefits include a Spousal Protection Feature at no additional charge. The Spousal Protection Feature allows a surviving spouse to continue the contract while receiving the economic benefit of the death benefit upon the death of the other spouse. The Spousal Protection Feature is available only for contracts issued as Non-Qualified Contracts, IRAs, and Tax Sheltered Annuities, provided the conditions described below are satisfied:

(1) One or both spouses (or a revocable trust of which either or both of the spouses is/are grantor(s)) must be named as the contract owner. For contracts issued as IRAs and Roth IRAs, only the person for whom the IRA or Roth IRA was established may be named as the contract owner;

(2)  The spouses must be co-annuitants;
(3)  Both spouses must be age 85 or younger at the time the contract is issued;
(4)  Both spouses must be named as beneficiaries;
(5) No person other than the spouse may be named as contract owner, annuitant or primary beneficiary;
(6) If both spouses are alive upon annuitization, the contract owner must specify which spouse is the annuitant upon whose continuation of life any annuity payments involving life contingencies depend (for IRA and Roth IRA contracts, this person must be the contract owner); and
(7) If the contract owner requests to add a co-annuitant after contract issuance, the date of marriage must be after the contract issue date and Nationwide will require the contract owner to provide a copy of the marriage certificate.

If a co-annuitant dies before the annuitization date, the surviving spouse may continue the contract as its sole contract owner. Additionally, if the death benefit value is higher than the contract value at the time of the first co-annuitant's death, Nationwide will adjust the contract value to equal the death benefit value. The surviving co-annuitant may then name a new beneficiary but may not name another co-annuitant.

Additional purchase payments made to the contract after receiving the benefit of the Spousal Protection Feature are subject to the CDSC provisions of the contract.

ANNUITY COMMENCEMENT DATE

The annuity commencement date is the date on which annuity payments are scheduled to begin. Generally, the contract owner designates the annuity commencement date at the time of application. If no annuity commencement date is designated at the time of application, Nationwide will establish the annuity commencement date as the date the annuitant reaches age 90 for Non-Qualified Contracts and the date the contract owner reaches age 70 1/2 for all other contract types.

The contract owner may change the annuity commencement date before annuitization. This change must be in writing and approved by Nationwide. The annuity commencement date may not be later than the first day of the first calendar month after the annuitant's 90th birthday unless approved by Nationwide.

ANNUITIZING THE CONTRACT

ANNUITIZATION DATE

The annuitization date is the date that Nationwide calculates the schedule of annuity payments and begins the processing necessary to start annuity payments. The date that annuity payments actually begin varies, but generally is within 7 to 10 days after Nationwide calculates the annuity payment schedule. The annuitization date will be the first day of a calendar month unless otherwise agreed. The annuitization date must be at least 2 years after the contract is issued, but may not be later than either:

o    the age (or date) specified in your contract; or
o    the age (or date) specified by state law, where applicable.

If the contract is issued to fund a Tax Sheltered Annuity, annuitization may occur during the first 2 years subject to Nationwide's approval.

On the annuitization date, the annuitant becomes the contract owner unless the contract owner is a Charitable Remainder Trust.

The Internal Revenue Code may require that distributions be made prior to the annuitization dates specified above (see "Required Distributions").

ANNUITIZATION

Annuitization is the period during which annuity payments are received. It is irrevocable once payments have begun. Upon arrival of the annuitization date, the annuitant must choose:

(1)  an annuity payment option;
(2) either a fixed payment annuity, variable payment annuity, or an available combination; and
(3) if the contract owner elected the Enhanced Annuity Payment Options, the frequency of annuity payments (monthly, quarterly, semi-annually, or annually).

Any allocations in the fixed account that are to be annuitized as a variable payment annuity must be moved to the variable account prior to the annuitization date.

Nationwide guarantees that each payment under a fixed payment annuity will be the same throughout annuitization. Under a variable payment annuity, the amount of each payment will vary with the performance of the underlying mutual funds chosen by the contract owner.

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FIXED ANNUITY PAYMENTS

Fixed annuity payments provide for level annuity payments. The fixed annuity payments will remain level unless the annuity payment option calls for a reduction in annuity payments upon withdrawal or death of the annuitant (or joint annuitant). See Appendix B.

VARIABLE ANNUITY PAYMENTS

Variable annuity payments will vary depending on the performance of the underlying mutual funds selected.

First Variable Annuity Payment

The following factors determine the amount of the first variable annuity payment:

o the portion of purchase payments allocated to provide variable annuity payments;
o    the variable account value on the annuitization date;
o    the age and sex of the annuitant (and joint annuitant, if any);
o    the annuity payment option elected;
o    the frequency of annuity payments;
o    the annuitization date;
o the assumed investment return (the net investment return required to maintain level variable annuity payments);
o    the deduction of applicable premium taxes; and
o    the date the contract was issued.

Subsequent Variable Annuity Payments

Variable annuity payments after the first will vary with the performance of the underlying mutual funds chosen by the contract owner after the investment performance is adjusted by the assumed investment return factor.

The dollar amount of each subsequent variable annuity payment is determined by taking the portion of the first annuity payment funded by a particular sub-account divided by the annuity unit value for that sub-account as of the annuitization date. This establishes the number of annuity units provided by each sub-account for each variable annuity payment after the first.

The number of annuity units for each sub-account will remain constant, subject to the following exceptions:

(1) if a reduction applies after the first death when the contract owner elected a joint and survivor annuity payment option;
(2) if the contract owner takes a surrender, if permitted under the annuity payment option elected; or
(3) if the contract owner transfers value from one underlying mutual fund to another.

The number of annuity units for each sub-account is multiplied by the annuity unit value for that sub-account for the valuation period for which the payment is due. The sum of these results for all the sub-accounts in which the contract owner invests establishes the dollar amount of the variable annuity payment.

Subsequent variable annuity payments may be more or less than the previous variable annuity payment, depending on whether the net investment performance of the elected underlying mutual funds is greater or lesser than the assumed investment return.

Assumed Investment Return

An assumed investment return is the net investment return required to maintain level variable annuity payments. That is, if the net investment performance of each sub-account in which the contract owner invests exactly equals the assumed investment return for every payment period, then each payment will be the same amount. To the extent that investment performance is not equal to the assumed investment return for given payment periods, the amount of the payments in those periods will not be the same. Payments will increase from one payment date to the next if the annualized net rate of return is greater than the assumed investment return during that time. Conversely, payments will decrease from one payment to the next if the annualized net rate of return is less than the assumed investment return during that time.

If the contract owner does not elect the Enhanced Annuity Payment Options at annuitization, the assumed investment return is 3.5%.

If the contract owner does elect the Additional Annuitiation Options at annuitization, the contract owner elects one of three available assumed investment return percentages: 3.5%, 5.0%, or 6.0%. This percentage cannot be changed after annuitization. Refer to Appendix C for more information on selecting an assumed investment return percentage. One or more of the above assumed investment return percentages may not be available in all states. Please refer to the contract for specific information.

Nationwide uses the assumed investment rate of return to determine the amount of the first variable annuity payment.

Value of an Annuity Unit

Annuity unit values for sub-accounts are determined by:

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(1)  multiplying the annuity unit value for each sub-account for the immediately preceding valuation period by the net investment factor for the sub-account for the subsequent valuation period (see "Determining the Contract Value - Determining Variable Account Value - Valuing an Accumulation Unit"); and then
(2) multiplying the result from (1) by an interest factor to neutralize the assumed investment return factor built into the purchase rate basis for variable payment annuities. The assumed investment return factor corresponds with the assumed investment return.

FREQUENCY AND AMOUNT OF ANNUITY PAYMENTS

Annuity payments are based on the annuity payment option elected. Additionally, if the contract owner elected the Enhanced Annuity Payment Options, annuity payments will be based on the frequency selected. Payment frequencies available under the Enhanced Annuity Payment Options are: monthly, quarterly, semi-annually, or annually.

If the net amount to be annuitized is less than $2,000, Nationwide reserves the right to pay this amount in a lump sum instead of periodic annuity payments.

Nationwide reserves the right to change the frequency of payments if the amount of any payment becomes less than $20. The payment frequency will be changed to an interval that will result in payments of at least $20.

ANNUAL BENEFIT LEVELING

If the contract owner elected the Enhanced Annuity Payment Options at annuitization, the contract owner may request Annual Benefit Leveling, which adjusts variable annuity payments to reflect the performance of the underlying mutual funds once every 12 months, instead of with every payment.

On the annuitization date (or the annuitization date anniversary on which Annual Benefit Leveling begins), the number of annuity units necessary to make the payments for the following year will be calculated. These annuity units will be redeemed from the sub-accounts and transferred to Nationwide's general account. The Annual Benefit Leveling interest rate for that quarter will be used to calculate the guaranteed amount of level payments for the following year.

The level payment calculated on each subsequent annuitization date anniversary could be higher or lower than the level payment for the previous year.

An election to start or discontinue Annual Benefit Leveling will take effect only on the annuitization date or anniversary thereof. In order for such an election to take effect on the next annuitization date anniversary, Nationwide must receive the election at least 5 days prior to the annuitization date anniversary. If a contract owner elects Annual Benefit Leveling, the process of calculating leveled variable annuity payments will take place on each subsequent annuitization date anniversary until the contract owner instructs Nationwide otherwise.

Nationwide reserves the right to discontinue Annual Benefit Leveling. If Nationwide does discontinue this program, any contract owner receiving leveled variable annuity payments will continue to do so until the next annuitization date anniversary.

ANNUITY PAYMENT OPTIONS

The annuitant must elect an annuity payment option before the annuitization date. If the annuitant fails to elect an annuity payment option, Nationwide will assume a Single Life with a 20 Year Term Certain annuity payment option. Once elected, the annuity payment option may not be changed.

Not all of the annuity payment options may be available in all states. Additionally, the annuity payment options available may be limited based on the annuitant's age (and the joint annuitant's age, if applicable) or requirements under the Internal Revenue Code.

The Enhanced Annuity Payment Options provides a wider variety of annuity payment options than what is available under the standard contract. Following is a description of the annuity payment options available under a standard contract (where the contract owner did not elect the Enhanced Annuity Payment Options) and a description of the expanded annuity payment options that are available under the Enhanced Annuity Payment Options. Regardless of whether the Enhanced Annuity Payment Options is chosen, annuity payment options are limited for those contracts with total purchase payments greater than $2,000,000 on the annuitization date.

STANDARD ANNUITY PAYMENT OPTIONS FOR CONTRACTS WITH TOTAL PURCHASE PAYMENTS LESS THAN OR EQUAL TO $2,000,000

If, at the annuitization date, the total of all purchase payments made to the contract is less than or equal to $2,000,000, the annuity payment options available are:

o    Single Life;
o    Standard Joint and Survivor; and
o    Single Life with a 10 or 20 Year Term Certain.

Each of the annuity payment options is discussed more thoroughly below.

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Single Life

The Single Life annuity payment option provides for annuity payments to be paid during the lifetime of the annuitant.

Payments will cease with the last payment before the annuitant's death. No death benefit will be paid.

No withdrawals other than the scheduled annuity payments are permitted.

Standard Joint and Survivor

The Standard Joint and Survivor annuity payment option provides for annuity payments to continue during the joint lifetimes of the annuitant and joint annuitant. After the death of either the annuitant or joint annuitant, payments will continue for the life of the survivor.

Payments will cease with the last payment due prior to the death of the last survivor of the annuitant and joint annuitant. No death benefit will be paid.

No withdrawals other than the scheduled annuity payments are permitted.

Single Life with a 10 or 20 Year Term Certain

The Single Life with a 10 or 20 Year Term Certain annuity payment option provides that monthly annuity payments will be paid during the annuitant's lifetime or for the term selected, whichever is longer. The term may be either 10 or 20 years.

If the annuitant dies before the end of the 10 or 20 year term, payments will be paid to the beneficiary for the remainder of the term.

No withdrawals other than the scheduled annuity payments are permitted.

Any Other Option

Annuity payment options not set forth in this provision may be available. Any annuity payment option not set forth in this provision must be approved by Nationwide.

ENHANCED ANNUITY PAYMENT OPTIONS FOR CONTRACTS WITH TOTAL PURCHASE PAYMENTS LESS THAN OR EQUAL TO $2,000,000

If the contract owner elected the Enhanced Annuity Payment Options and if, at the annuitization date, the total of all purchase payments made to the contract is less than or equal to $2,000,000, the annuity payment options available are:

o    Single Life;
o    Single Life with Term Certain;
o    Single Life with Cash Refund;
o    Joint and Last Survivor;
o    Joint and 100% Last Survivor with Term Certain;
o    Joint and 100% Last Survivor with Cash Refund;
o    Joint and 50% Survivor; and
o    Term Certain.

Each of the annuity payment options is discussed more thoroughly below.

Single Life

The Single Life annuity payment option provides for annuity payments to be paid during the lifetime of the annuitant.

Payments will cease with the last payment before the annuitant's death. No death benefit will be paid.

No withdrawals other than the scheduled annuity payments are permitted.

Single Life with Term Certain

The Single Life with Term Certain annuity payment option provides that annuity payments will be paid during the annuitant's lifetime or for the term selected by the contract owner, whichever is longer. The contract owner may select a term certain of 10, 15, or 20 years.

During the term certain period, the contract owner may elect, at any time prior to the death of the annuitant, to surrender all or a part of the value of the remaining term certain period payments as set forth in the "Surrenders (Redemptions) After Annuitization" provision. Surrenders may be subject to a Term Certain CDSC.

If the annuitant dies during this term certain period, the beneficiary will have the option to continue payments for the remainder of the term certain period or to receive the commutation value of the remaining payments of the term certain period in a single lump sum payment (see "Lump Sum Death Benefit Option" and "Continuation of Payments Death Benefit Option").

Single Life with Cash Refund

The Single Life with Cash Refund annuity payment option provides that annuity payments will be made during the lifetime of the annuitant.

If the annuitant dies before receiving aggregate annuity payments at least equal to the total of all purchase payments, less any premium tax, the difference between the aggregate annuity payments and the total of all purchase payments, less any premium tax, will be paid to the beneficiary in a single lump sum.

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No withdrawals other than the death benefit or scheduled annuity payments are permitted.

Joint and Last Survivor

The Joint and Last Survivor annuity payment option provides for annuity payments to continue during the joint lifetimes of the annuitant and joint annuitant. After the death of either the annuitant or joint annuitant, payments will continue for the life of the survivor. Payments to the survivor will be 50%, 75%, or 100% of the amount that would have been paid if both annuitants were living, depending on which continuation percentage was selected by the contract owner.

Payments will cease with the last payment due prior to the death of the last survivor of the annuitant and joint annuitant. No death benefit will be paid.

No withdrawals other than the scheduled annuity payments are permitted.

Joint and 100% Last Survivor with Term Certain

The Joint and 100% Last Survivor with Term Certain annuity payment option provides for annuity payments to be made during the joint lifetimes of the annuitant and joint annuitant, or for the term selected by the contract owner, whichever is longer. After the death of either the annuitant or joint annuitant, payments will continue at the same level for the life of the survivor or until the term certain expires.

During the term certain period, the contract owner may elect at any time prior to the second death of the annuitant and joint annuitant to surrender all or part of the value of the remaining term certain period payments as set forth in the "Surrenders (Redemptions) After Annuitization" provision. Surrenders may be subject to a Term Certain CDSC.

If the annuitant and joint annuitant die during the term certain period, the beneficiary will have the option to continue payments for the remainder of the term certain period or to receive the commutation value of the remaining payments of the term certain period in a single lump sum payment (see "Lump Sum Death Benefit Option" and "Continuation of Payments Death Benefit Option").

The contract owner may select a term certain of 10, 15, or 20 years.

Joint and 100% Last Survivor with Cash Refund

The Joint and 100% Last Survivor with Cash Refund annuity payment option provides for annuity payments to be made during the joint lifetimes of the annuitant and joint annuitant.

After the death of either the annuitant or joint annuitant, payments of 100% of the amount that would have been paid if both were living will be made for the life of the survivor.

If the survivor dies after the annuitization date, but before aggregate annuity payments have been made that are at least equal to the total of all purchase payments, less any premium tax, the difference between the aggregate annuity payments and the total of all purchase payments, less any premium tax, will be paid to the beneficiary in a single lump sum.

No withdrawals other than the death benefit and scheduled annuity payments are permitted.

Joint and 50% Survivor

The Joint and 50% Survivor annuity payment option provides for annuity payments to be made during the joint lifetimes of the annuitant and joint annuitant.

After the death of the annuitant, payments of 50% of the amount that would have been paid if the annuitant were living will be made for the life of the joint annuitant. If the joint annuitant dies before the annuitant, the 50% reduction does not apply.

Payments will cease with the last payment due before the death of the last survivor of the annuitant and joint annuitant. No death benefit will be paid.

No withdrawals other than the scheduled annuity payments are permitted.

Term Certain

The Term Certain annuity payment option provides for annuity payments to be made for the term selected by the contract owner, between 5 and 30 years, inclusive. Nationwide reserves the right to limit the availability of some term certain durations based on economic circumstances.

The contract owner may elect at any time prior to the annuitant's death to surrender all or part of the value of the contract as set forth in the "Surrenders (Redemptions) After Annuitization" provision. Surrenders may be subject to a Term Certain CDSC.

If the annuitant dies during the term certain period, the beneficiary will have the option to continue payments for the remainder of the period or to receive the commutation value of the remaining payments in a single lump sum payment (see "Lump Sum Death Benefit Option" and "Continuation of Payments Death Benefit Option").

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Lump Sum Death Benefit Option

The lump sum death benefit option is available for the Single Life with Term Certain, Joint and 100% Last Survivor with Term Certain, and Term Certain annuity payment options. Please see the description of these annuity payment options under their respective headings.

If the beneficiary elects to receive the death benefit in one lump sum, the beneficiary will receive the commutation value of the payments remaining in the term certain period after Nationwide receives proper proof of death and complete instructions. For the calculation of commutation value of fixed annuity payments, refer to Appendix B. For the calculation of commutation value of variable annuity payments, Nationwide determines the present value of the variable annuity payments remaining in the term certain period. This present value is calculated using the applicable assumed investment return and the annuity unit values determined next after Nationwide receives proper proof of death and complete instructions.

If Annual Benefit Leveling is in effect, the lump sum death benefit will be made up of two components:

(1) the commutation values described above (which do not include amounts allocated to Annual Benefit Leveling); and
(2) the present value of the leveled variable annuity payments scheduled to be paid after Nationwide receives complete instructions, but before the next annuitization date anniversary.

The present value of these payments will be calculated using the Annual Benefit Leveling interest rate that was assumed when the leveled payment amount was determined.

Continuation of Payments Death Benefit Option

The continuation of payments death benefit option is available for the Single Life with Term Certain, Joint and 100% Last Survivor with Term Certain, and Term Certain annuity payment options. Please see the description of these annuity payment options under their respective headings.

If the beneficiary elects to receive the annuity payments remaining in the term certain period, the beneficiary will have the right to make any transfers to other underlying mutual funds allowed by the contract once payments have resumed.

Living Credits

For the contract owner that elects a life contingent annuity payment option, the value of variable annuity payments is based in part on the annuitant's life expectancy (or the life expectancies of both the annuitant and joint annuitant)
- the probability that the annuitant will survive to each future variable annuity payment date. Each month the annuitant lives slightly increases the age to which Nationwide projected the annuitant would live.

To account for this increased life expectancy, and to keep the variable account value equal to the present value of future variable annuity payments, Nationwide will calculate and apply a "living credit" to the variable account value. The living credit will be equal to:

(a) x (b), where:

     (a) = the probability that the annuitant would have died in the prior calendar quarter; and

     (b) = the present value of future annuity payments (assuming annuity unit values as of the beginning of the current calendar quarter).

Nationwide applies any living credits at the end of each calendar quarter beginning after the annuitization date. The contract owner's quarterly customer statement will reflect the living credit amount Nationwide added to the variable account value.

Any Other Option

Annuity payment options not set forth in this provision may be available. Any annuity payment option not set forth in this provision must be approved by Nationwide.

ANNUITY PAYMENT OPTIONS FOR CONTRACTS WITH TOTAL PURCHASE PAYMENTS GREATER THAN $2,000,000

If, at the annuitization date, the total of all purchase payments made to the contract is greater than $2,000,000, Nationwide may limit the annuity payment option to the longer of:

(1)  a Fixed Life Annuity with a 20 Year Term Certain; or
(2)  a Fixed Life Annuity with a Term Certain to Age 95.

Additionally, Nationwide will limit the amount that may be annuitized on a single life to $5,000,000. If the total amount to be annuitized is greater than $5,000,000, then, for the purpose of annuitization only, Nationwide will permit additional annuitants to be named.

REQUIRED DISTRIBUTIONS

Any distribution paid that is NOT due to payment of the death benefit may be subject to a CDSC.

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The Internal Revenue Code requires that certain distributions be made from the contracts issued in conjunction with this prospectus. Following is an overview of the required distribution rules applicable to each type of contract. Please consult a qualified tax or financial adviser for more specific required distribution information.

REQUIRED DISTRIBUTIONS - GENERAL INFORMATION

In general, a beneficiary is an entity or person that the contract owner designates to receive death proceeds upon the contract owner's death. The distribution rules in the Internal Revenue Code make a distinction between "beneficiary" and "designated beneficiary" when determining the life expectancy that may be used for payments that are made from IRAs, SEP IRAs, SIMPLE IRAs, Roth IRAs and Tax Sheltered Annuities after the death of the annuitant, or that are made from Non-Qualified Contracts after the death of the contract owner. A designated beneficiary is a natural person who is designated by the contract owner as the beneficiary under the contract. Non-natural beneficiaries (e.g. charities or certain trusts) are not designated beneficiaries for the purpose of required distributions and the life expectancy of such a beneficiary is zero.

Life expectancies and joint life expectancies will be determined pursuant to Treasury Regulation 1.72-9, or such additional guidance as may be provided pursuant to Proposed Treasury Regulation 1.401(a)(9)-5, Q&A 7.

Required distributions paid upon the death of the contract owner are paid to the beneficiary or beneficiaries stipulated by the contract owner. How quickly the distributions must be made may be determined with respect to the life expectancies of the beneficiaries. For Non-Qualified Contracts, the beneficiaries used in the determination of the distribution period are those in effect on the date of the contract owner's death. For contracts other than Non-Qualified Contracts, the beneficiaries used in the determination of the distribution period do not have to be determined until December 31 of the year following the contract owner's death. If there is more than one beneficiary, the life expectancy of the beneficiary with the shortest life expectancy is used to determine the distribution period. Any beneficiary that is not a designated beneficiary has a life expectancy of zero.

REQUIRED DISTRIBUTIONS FOR NON-QUALIFIED CONTRACTS

Internal Revenue Code Section 72(s) requires Nationwide to make certain distributions when a contract owner dies. The following distributions will be made in accordance with the following requirements:

(1) If any contract owner dies on or after the annuitization date and before the entire interest in the contract has been distributed, then the remaining interest must be distributed at least as rapidly as the distribution method in effect on the contract owner's death.

(2) If any contract owner dies before the annuitization date, then the entire interest in the contract (consisting of either the death benefit or the contract value reduced by charges set forth elsewhere in the contract) will be distributed within 5 years of the contract owner's death, provided however:

     (a) any interest payable to or for the benefit of a designated beneficiary may be distributed over the life of the designated beneficiary or over a period not longer than the life expectancy of the designated beneficiary. Payments must begin within one year of the contract owner's death unless otherwise permitted by federal income tax regulations; and

     (b) if the designated beneficiary is the surviving spouse of the deceased contract owner, the spouse can choose to become the contract owner instead of receiving a death benefit. Any distributions required under these distribution rules will be made upon that spouse's death.

In the event that the contract owner is NOT a natural person (e.g., a trust or corporation), for purposes of these distribution provisions:

(a) the death of the annuitant will be treated as the death of a contract owner;
(b)  any change of annuitant will be treated as the death of a contract owner;
     and
(c) in either case, the appropriate distribution will be made upon the death or change, as the case may be.

These distribution provisions do not apply to any contract exempt from Section 72(s) of the Internal Revenue Code by reason of Section 72(s)(5) or any other law or rule.

The designated beneficiary must elect a method of distribution and notify Nationwide of this election within 60 days of the contract owner's death.

REQUIRED DISTRIBUTIONS FOR TAX SHELTERED ANNUITIES, IRAS, SEP IRAS, SIMPLE IRAS, AND ROTH IRAS

Distributions from a Tax Sheltered Annuity, IRA, SEP IRA or Simple IRA must begin no later than April 1 of the calendar year following the calendar year in which the contract owner reaches age 70 1/2. Distributions may

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be paid in a lump sum or in substantially equal payments over:

(a) the life of the contract owner or the joint lives of the contract owner and the contract owner's designated beneficiary; or
(b) a period not longer than the period determined under the table in Proposed Treasury Regulation 1.401(a)(9)-5, Q&A4, which is the deemed joint life expectancy of the contract owner and a person 10 years younger than the contract owner. If the designated beneficiary is the spouse of the contract owner, the period may not exceed the longer of the period determined under such table or the joint life expectancy of the contract owner and the contract owner's spouse, determined in accordance with Treasury Regulation 1.72-9, or such additional guidance as may be provided pursuant to Proposed Treasury Regulation 1.401(a)(9)-5, Q&A7.

For Tax Sheltered Annuities, required distributions do not have to be withdrawn from this contract if they are being withdrawn from another Tax Sheltered Annuity of the contract owner.

For IRAs, SEP IRAs and Simple IRAs, required distributions do not have to be withdrawn from this contract if they are being withdrawn from another IRA, SEP IRA or Simple IRA of the contract owner.

If the contract owner's entire interest in a Tax Sheltered Annuity, IRA, SEP IRA or Simple IRA will be distributed in equal or substantially equal payments over a period described in (a) or (b) above, the payments must begin on or before the required beginning date. The required beginning date is April 1 of the calendar year following the calendar year in which the contract owner reaches age 70 1/2. The rules for Roth IRAs do not require distributions to begin during the contract owner's lifetime, therefore, the required beginning date is not applicable to Roth IRAs.

If the contract owner dies before the required beginning date (in the case of a Tax Sheltered Annuity, IRA, SEP IRA, or Simple IRA) or before the entire contract value is distributed (in the case of Roth IRAs), any remaining interest in the contract must be distributed over a period not exceeding the applicable distribution period, which is determined as follows:

(a) if the designated beneficiary is the contract owner's spouse, the applicable distribution period is the surviving spouse's remaining life expectancy using the surviving spouse's birthday for each distribution calendar year after the calendar year of the contract owner's death. For calendar years after the death of the contract owner's surviving spouse, the applicable distribution period is the spouse's remaining life expectancy using the spouse's age in the calendar year of the spouse's death, reduced by one for each calendar year that elapsed since the calendar year immediately following the calendar year of the spouse's death;
(b) if the designated beneficiary is not the contract owner's surviving spouse, the applicable distribution period is the designated beneficiary's remaining life expectancy using the designated beneficiary's birthday in the calendar year immediately following the calendar year of the contract owner's death, reduced by one for each calendar year that elapsed thereafter; and
(c) if there is no designated beneficiary, the entire balance of the contract must be distributed by December 31 of the fifth year following the contract owner's death.

If the contract owner dies on or after the required beginning date, the interest in the Tax Sheltered Annuity, IRA, SEP IRA or Simple IRA must be distributed over a period not exceeding the applicable distribution period, which is determined as follows:

(a) if the designated beneficiary is the contract owner's spouse, the applicable distribution period is the surviving spouse's remaining life expectancy using the surviving spouse's birthday for each distribution calendar year after the calendar year of the contract owner's death. For calendar years after the death of the contract owner's surviving spouse, the applicable distribution period is the spouse's remaining life expectancy using the spouse's age in the calendar year of the spouse's death, reduced by one for each calendar year that elapsed since the calendar year immediately following the calendar year of the spouse's death;
(b) if the designated beneficiary is not the contract owner's surviving spouse, the applicable distribution period is the designated beneficiary's remaining life expectancy using the designated beneficiary's birthday in the calendar year immediately following the calendar year of the contract owner's death, reduced by one for each calendar year that elapsed thereafter; and
(c) if there is no designated beneficiary, the applicable distribution period is the contract owner's remaining life expectancy using the

                                       53
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     contract owner's birthday in the calendar year of the contract owner's death, reduced by one for each year thereafter.

If distribution requirements are not met, a penalty tax of 50% is levied on the difference between the amount that should have been distributed for that year and the amount that actually was distributed for that year.

For IRAs, SEP IRAs and Simple IRAs, a portion of each distribution will be included in the recipient's gross income and taxed at ordinary income tax rates. The portion of a distribution which is taxable is based on the ratio between the amount by which non-deductible purchase payments exceed prior non-taxable distributions and total account balances at the time of the distribution. The owner of an IRA, SEP IRA or Simple IRA must annually report the amount of non-deductible purchase payments, the amount of any distribution, the amount by which non-deductible purchase payments for all years exceed non taxable distributions for all years, and the total balance of all IRAs, SEP IRAs or Simple IRAs.

Distributions from Roth IRAs may be either taxable or nontaxable, depending upon whether they are "qualified distributions" or "non-qualified distributions" (see "Federal Tax Considerations").

FEDERAL TAX CONSIDERATIONS

FEDERAL INCOME TAXES

The tax consequences of purchasing a contract described in this prospectus will depend on:

o    the type of contract purchased;
o    the purposes for which the contract is purchased; and
o the personal circumstances of individual investors having interests in the contracts.

See "Synopsis of the Contracts" for a brief description of the various types of contracts and the different purposes for which the contracts may be purchased.

Existing tax rules are subject to change, and may affect individuals differently depending on their situation. Nationwide does not guarantee the tax status of any contracts or any transactions involving the contracts.

If the contract is purchased as an investment of certain retirement plans (such as qualified retirement plans, Individual Retirement Accounts, and custodial accounts as described in Sections 401, 408(a), and 403(b)(7) of the Internal Revenue Code), the tax advantages enjoyed by the contract owner and/or annuitant may relate to participation in the plan rather than ownership of the annuity contract. Such plans are permitted to purchase investments other than annuities and retain tax-deferred status.

The following is a brief summary of some of the federal income tax considerations related to the contracts. In addition to the federal income tax, distributions from annuity contracts may be subject to state and local income taxes. The tax rules across all states and localities are not uniform and therefore will not be discussed in this prospectus. Tax rules that may apply to contracts issued in U.S. territories such as Puerto Rico and Guam are also not discussed. Nothing in this prospectus should be considered to be tax advice. Contract owners and prospective contract owners should consult a financial consultant, tax adviser or legal counsel to discuss the taxation and use of the contracts.

The Internal Revenue Code sets forth different income tax rules for the following types of annuity contracts:

o    IRAs;
o    SEP IRAs;
o    Simple IRAs;
o    Roth IRAs;
o    Tax Sheltered Annuities; and
o    Non-Qualified Contracts.

IRAs, SEP IRAs and Simple IRAs

Distributions from IRAs, SEP IRAs and Simple IRAs are generally taxed when received. If any of the amount contributed to the IRA, SEP IRA or Simple IRA was nondeductible for federal income tax purposes, then a portion of each distribution is excludable from income.

If distributions of income from an IRA, SEP IRA or Simple IRA are made prior to the date that the owner attains the age of 59 1/2 years, the income is subject to the regular income tax and an additional penalty tax of 10% is generally applicable. (For Simple IRAs, the 10% penalty is increased to 25% if the distribution is made during the 2 year period beginning on the date that the individual first participated in the Simple IRA.) The 10% penalty tax can be avoided if the distribution is:

o    made to a beneficiary on or after the death of the owner;
o attributable to the owner becoming disabled (as defined in the Internal Revenue Code);
o part of a series of substantially equal periodic payments made not less frequently than annually made for the life (or life expectancy) of the owner,

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     or the joint lives (or joint life expectancies) of the owner and his or her designated beneficiary;
o    used for qualified higher education expenses; or
o used for expenses attributable to the purchase of a home for a qualified first-time buyer.

Roth IRAs

Distributions of earnings from Roth IRAs are taxable or non-taxable depending upon whether they are "qualified distributions" or "nonqualified distributions." A "qualified distribution" is one that satisfies the five-year rule and meets one of the following requirements:

o    it is made on or after the date on which the contract owner attains age 59
     1/2;
o it is made to a beneficiary (or the contract owner's estate) on or after the death of the contract owner;
o    it is attributable to the contract owner's disability; or
o it is used for expenses attributable to the purchase of a home for a qualified first-time buyer.

The five year rule generally is satisfied if the distribution is not made within the five taxable year period beginning with the first taxable year in which a contribution is made to any Roth IRA established for the owner.

A qualified distribution is not includable in gross income for federal income tax purposes.

A non-qualified distribution is not includable in gross income to the extent that the distribution, when added to all previous distributions, does not exceed the total amount of contributions made to the Roth IRA. Any non-qualified distribution in excess of total contributions is includable in the contract owner's gross income in the year that is distributed to the contract owner.

Special rules apply for Roth IRAs that have proceeds received from an IRA prior to January 1, 1999 if the owner elected the special 4-year income averaging provisions that were in effect for 1998.

If non-qualified distributions of income from a Roth IRA are made prior to the date that the owner attains the age of 59 1/2 years, the income is subject to both the regular income tax and an additional penalty tax of 10%. The penalty tax can be avoided if the distribution is:

o    made to a beneficiary on or after the death of the owner;
o attributable to the owner becoming disabled (as defined in the Internal Revenue Code);
o part of a series of substantially equal periodic payments made not less frequently than annually made for the life (or life expectancy) of the owner, or the joint lives (or joint life expectancies) of the owner and his or her designated beneficiary;
o    for qualified higher education expenses; or
o used for expenses attributable to the purchase of a home for a qualified first-time buyer.

If the contract owner dies before the contract is completely distributed, the balance will be included in the contract owner's gross estate for tax purposes.

Tax Sheltered Annuities

Distributions from Tax Sheltered Annuities are generally taxed when received. A portion of each distribution is excludable from income based on a formula established pursuant to the Internal Revenue Code. The formula excludes from income the amount invested in the contract divided by the number of anticipated payments until the full investment in the contract is recovered. Thereafter all distributions are fully taxable.

If a distribution of income is made from a Tax Sheltered Annuity prior to the date that the owner attains the age of 59 1/2 years, the income is subject to the regular income tax and an additional penalty tax of 10%. The penalty tax can be avoided if the distribution is:

o    made to a beneficiary on or after the death of the owner;
o attributable to the owner becoming disabled (as defined in the Internal Revenue Code);
o part of a series of substantially equal periodic payments made not less frequently than annually made for the life (or life expectancy) of the owner, or the joint lives (or joint life expectancies) of the owner and his or her designated beneficiary;
o    for qualified higher education expenses;
o used for expenses attributable to the purchase of a home for a qualified first-time buyer; or
o made to the owner after separation from service with his or her employer after age 55.

Non-Qualified Contracts - Natural Persons as Contract Owners

Generally, the income earned inside a Non-Qualified Contract that is owned by a natural person is not taxable until it is distributed from the contract.

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Distributions before the annuitization date are taxable to the contract owner to the extent that the cash value of the contract exceeds the contract owner's investment at the time of the distribution. Distributions, for this purpose, include partial surrenders, any portion of the contract that is assigned or pledged; or any portion of the contract that is transferred by gift. For these purposes, a transfer by gift may occur upon annuitization if the contract owner and the annuitant are not the same individual.

With respect to annuity distributions on or after the annuitization date, a portion of each annuity payment is excludable from taxable income. The amount excludable is based on the ratio between the contract owner's investment in the contract and the expected return on the contract. Once the entire investment in the contract is recovered, all distributions are fully includable in income. The maximum amount excludable from income is the investment in the contract. If the annuitant dies before the entire investment in the contract has been excluded from income, and as a result of the annuitant's death no more payments are due under the contract, then the unrecovered investment in the contract may be deducted on his or her final tax return.

In determining the taxable amount of a distribution, all annuity contracts issued after October 21, 1988 by the same company to the same contract owner during the same calendar year will be treated as one annuity contract.

A special rule applies to distributions from contracts that have investments that were made prior to August 14, 1982. For those contracts, distributions that are made prior to the annuitization date are treated first as a recovery of the investment in the contract as of that date. A distribution in excess of the amount of the investment in the contract as of August 14, 1982, will be treated as taxable income.

The Internal Revenue Code imposes a penalty tax if a distribution is made before the contract owner reaches age 59 1/2. The amount of the penalty is 10% of the portion of any distribution that is includable in gross income. The penalty tax does not apply if the distribution is:

o    the result of a contract owner's death;
o the result of a contract owner's disability, (as defined in the Internal Revenue Code);
o one of a series of substantially equal periodic payments made over the life (or life expectancy) of the contract owner or the joint lives (or joint life expectancies) of the contract owner and the beneficiary selected by the contract owner to receive payment under the annuity payment option selected by the contract owner; or
o    is allocable to an investment in the contract before August 14, 1982.

Non-Qualified Contracts - Non-Natural Persons as Contract Owners

The previous discussion related to the taxation of Non-Qualified Contracts owned by individuals. Different rules (the so-called "non-natural person" rules) apply if the contract owner is not a natural person.

Generally, contracts owned by corporations, partnerships, trusts, and similar entities are not treated as annuity contracts under the Internal Revenue Code. Therefore, income earned under a Non-Qualified Contract that is owned by a non-natural person is taxed as ordinary income during the taxable year that it is earned. Taxation is not deferred, even if the income is not distributed out of the contract. The income is taxable as ordinary income, not capital gain.

The non-natural person rules do not apply to all entity-owned contracts. A contract that is owned by a non-natural person as an agent of an individual is treated as owned by the individual. This would cause the contract to be treated as an annuity under the Internal Revenue Code, allowing tax deferral. However, this exception does not apply when the non-natural person is an employer that holds the contract under a non-qualified deferred compensation arrangement for one or more employees.

The non-natural person rules also do not apply to contracts that are:

o acquired by the estate of a decedent by reason of the death of the decedent;
o issued in connection with certain qualified retirement plans and individual retirement plans;
o purchased by an employer upon the termination of certain qualified retirement plans;
o immediate annuities within the meaning of Section 72(u) of the Internal Revenue Code.

WITHHOLDING

Pre-death distributions from the contracts are subject to federal income tax. Nationwide will withhold the tax from the distributions unless the contract owner requests otherwise. If the distribution is from a Tax Sheltered Annuity, it will be subject to mandatory 20% withholding that cannot be waived, unless:

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

o    the distribution is made directly to another Tax Sheltered Annuity or IRA;
     or
o the distribution satisfies the minimum distribution requirements imposed by the Internal Revenue Code.

In addition, under some circumstances, the Internal Revenue Code will not permit contract owners to waive withholding. Such circumstances include:

o if the payee does not provide Nationwide with a taxpayer identification number; or
o if Nationwide receives notice from the Internal Revenue Service that the taxpayer identification number furnished by the payee is incorrect.

If a contract owner is prohibited from waiving withholding, as described above, the distribution will be subject to mandatory back-up withholding. The mandatory back-up withholding rate is established by Section 3406 of the Internal Revenue Code and is applied against the amount of income that is distributed.

NON-RESIDENT ALIENS

Generally, a pre-death distribution from a contract to a non-resident alien is subject to federal income tax at a rate of 30% of the amount of income that is distributed. Nationwide is required to withhold this amount and send it to the Internal Revenue Service. Some distributions to non-resident aliens may be subject to a lower (or no) tax if a treaty applies. In order to obtain the benefits of such a treaty, the non-resident alien must:

(1) provide Nationwide with proof of residency and citizenship (in accordance with Internal Revenue Service requirements); and

(2)  provide Nationwide with an individual taxpayer identification number.

If the non-resident alien does not meet the above conditions, Nationwide will withhold 30% of income from the distribution.

Another way to avoid the 30% withholding is for the non-resident alien to provide Nationwide with sufficient evidence that:

(1) the distribution is connected to the non-resident alien's conduct of business in the United States; and
(2) the distribution is not includable in the non-resident alien's gross income for United States federal income tax purposes.

Note that these distributions may be subject to back-up withholding, currently 31%, if a correct taxpayer identification number is not provided.

FEDERAL ESTATE, GIFT, AND GENERATION SKIPPING TRANSFER TAXES

The following transfers may be considered a gift for federal gift tax purposes:

o    a transfer of the contract from one contract owner to another; or
o    a distribution to someone other than a contract owner.

Upon the contract owner's death, the value of the contract may subject to estate taxes, even if all or a portion of the value is also subject to federal income taxes.

Section 2612 of the Internal Revenue Code may require Nationwide to determine whether a death benefit or other distribution is a "direct skip" and the amount of the resulting generation skipping transfer tax, if any. A direct skip is when property is transferred to, or a death benefit or other distribution is made to:

(a) an individual who is two or more generations younger than the contract owner; or

(b) certain trusts, as described in Section 2613 of the Internal Revenue Code (generally, trusts that have no beneficiaries who are not 2 or more generations younger than the contract owner).

If the contract owner is not an individual, then for this purpose ONLY, "contract owner" refers to any person:

o who would be required to include the contract, death benefit, distribution, or other payment in his or her federal gross estate at his or her death; or
o who is required to report the transfer of the contract, death benefit, distribution, or other payment for federal gift tax purposes.

If a transfer is a direct skip, Nationwide will deduct the amount of the transfer tax from the death benefit, distribution or other payment, and remit it directly to the Internal Revenue Service.

CHARGE FOR TAX

Nationwide is not required to maintain a capital gain reserve liability on Non-Qualified Contracts. If tax laws change requiring a reserve, Nationwide may implement and adjust a tax charge.

DIVERSIFICATION

Internal Revenue Code Section 817(h) contains rules on diversification requirements for variable annuity contracts. A variable annuity contract that does not meet these diversification requirements will not be treated as an annuity, unless:

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

o    the failure to diversify was accidental;
o    the failure is corrected; and
o    a fine is paid to the Internal Revenue Service.

The amount of the fine will be the amount of tax that would have been paid by the contract owner if the income, for the period the contract was not diversified, had been received by the contract owner.

If the violation is not corrected, the contract owner will be considered the owner of the underlying securities and will be taxed on the earnings of his or her contract. Nationwide believes that the investments underlying this contract meet these diversification requirements.

TAX CHANGES

The foregoing tax information is based on Nationwide's understanding of federal tax laws. It is NOT intended as tax advice. All information is subject to change without notice. You should consult with your personal tax and/or financial adviser for more information.

In 2001, the Economic Growth and Tax Relief Reconciliation Act (EGTRRA) was enacted. EGTRRA made numerous changes to the Internal Revenue Code, including the following:

o    generally lowering federal income tax rates;
o increasing the amounts that may be contributed to various retirement plans, such as IRAs, Tax Sheltered Annuities and Qualified Plans;
o increasing the portability of various retirement plans by permitting IRAs, Tax Sheltered Annuities, Qualified Plans and certain governmental 457 plans to "roll" money from one plan to another;
o    eliminating and/or reducing the highest federal estate tax rates;
o    increasing the estate tax credit; and
o    for persons dying after 2009, repealing the estate tax.

All of the changes resulting from EGTRRA are scheduled to "sunset," or become ineffective, after December 31, 2010 unless they are extended by additional legislation. If changes resulting from EGTRRA are not extended, beginning January 1, 2011, the Internal Revenue Code will be restored to its pre-EGTRRA form. This creates uncertainty as to future tax requirements and implications. Please consult a qualified tax or financial adviser for further information relating to EGTRRA and other tax issues.

STATEMENTS AND REPORTS

Nationwide will mail contract owners statements and reports. Therefore, contract owners should promptly notify Nationwide of any address change.

These mailings will contain:

o    statements showing the contract's quarterly activity;
o confirmation statements showing transactions that affect the contract's value. Confirmation statements will not be sent for recurring transactions (i.e., Dollar Cost Averaging or salary reduction programs). Instead, confirmation of recurring transactions will appear in the contract's quarterly statements;
o semi-annual reports as of June 30 containing financial statements for the variable account; and
o annual reports as of December 31 containing financial statements for the variable account.

Contract owners should review statements and confirmations carefully. All errors or corrections must be reported to Nationwide immediately to assure proper crediting to the contract. Unless Nationwide is notified within 30 days of receipt of the statement, Nationwide will assume statements and confirmation statements are correct.

LEGAL PROCEEDINGS

Nationwide is a party to litigation and arbitration proceedings in the ordinary course of its business, none of which is expected to have a material adverse effect on Nationwide.

In recent years, life insurance companies have been named as defendants in lawsuits, including class action lawsuits relating to life insurance and annuity pricing and sales practices. A number of these lawsuits have resulted in substantial jury awards or settlements.

On October 29, 1998, Nationwide was named in a lawsuit filed in Ohio state court related to the sale of deferred annuity products for use as investments in tax-deferred contributory retirement plans (Mercedes Castillo v. Nationwide Financial Services, Inc., Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company). On May 3, 1999, the complaint was amended to, among other things, add Marcus Shore as a second plaintiff. The amended complaint is brought as a class action on behalf of all persons who purchased individual deferred annuity contracts or participated in group annuity contracts sold by Nationwide and the other named

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

Nationwide affiliates which were used to fund certain tax-deferred retirement plans. The amended complaint seeks unspecified compensatory and punitive damages. On June 11, 1999, Nationwide and the other named defendants filed a motion to dismiss the amended complaint. On March 8, 2000, the court denied the motion to dismiss the amended complaint filed by Nationwide and the other named defendants. On January 25, 2002, the plaintiffs filed a motion for leave to amend their complaint to add three new named plaintiffs. On February 9, 2002, the plaintiffs filed a motion for class certification. The class has not been certified. Nationwide intends to defend this lawsuit vigorously.

On August 15, 2001, Nationwide was named in a lawsuit filed in Connecticut federal court titled Lou Haddock, as trustee of the Flyte Tool & Die, Incorporated Deferred Compensation Plan, et al v. Nationwide Financial Services, Inc. and Nationwide Life Insurance Company. On September 5, 2001, the plaintiffs amended their complaint to include class action allegations. The plaintiffs seek to represent a class of plan trustees who purchased variable annuities to fund qualified ERISA retirement plans. The amended complaint alleges that the retirement plans purchased variable annuity contracts from Nationwide which invested in mutual funds that were offered by separate mutual fund companies; that Nationwide was a fiduciary under ERISA and that Nationwide breached its fiduciary duty when it accepted certain fees from the mutual fund companies that purportedly were never disclosed by Nationwide; and that Nationwide violated ERISA by replacing many of the mutual funds originally included in the plaintiffs' annuities with "inferior" funds because the new funds purportedly paid more in revenue sharing. The amended complaint seeks disgourgement of fees by Nationwide and other unspecified compensatory damages. On November 15, 2001, Nationwide filed a motion to dismiss the amended complaint, which has not been decided. On December 3, 2001, the plaintiffs filed a motion for class certification. On January 15, 2002, the plaintiffs filed a response to Nationwide's motion to dismiss the amended complaint. On February 22, 2002, Nationwide filed a reply in support of its motion to dismiss. The class has not been certified. Nationwide intends to defend this lawsuit vigorously.

There can be no assurance that any such litigation will not have a material adverse effect on Nationwide in the future.

The general distributor, NISC, is not engaged in any litigation of any material nature.

ADVERTISING

A "yield" and "effective yield" may be advertised for the GVIT - Gartmore GVIT Money Market Fund: Class I. "Yield" is a measure of the net dividend and interest income earned over a specific seven-day period (which period will be stated in the advertisement) expressed as a percentage of the offering price of the GVIT - Gartmore GVIT Money Market Fund: Class I's units. Yield is an annualized figure, which means that it is assumed that the GVIT - Gartmore GVIT Money Market Fund: Class I generates the same level of net income over a 52-week period. The "effective yield" is calculated similarly but includes the effect of assumed compounding, calculated under rules prescribed by the SEC. The effective yield will be slightly higher than yield due to this compounding effect.

Nationwide may advertise the performance of a sub-account in relation to the performance of other variable annuity sub-accounts, underlying mutual fund options with similar or different objectives, or the investment industry as a whole. Other investments to which the sub-accounts may be compared include, but are not limited to:

o    precious metals;
o    real estate;
o    stocks and bonds;
o    closed-end funds;
o    bank money market deposit accounts and passbook savings;
o    CDs; and
o    the Consumer Price Index.

Market Indexes

The sub-accounts will be compared to certain market indexes, such as:

o    S&P 500;
o    Shearson/Lehman Intermediate Government/Corporate Bond Index;
o    Shearson/Lehman Long-Term Government/Corporate Bond Index;
o    Donoghue Money Fund Average;
o    U.S. Treasury Note Index;
o    Bank Rate Monitor National Index of 2 1/2 Year CD Rates; and
o    Dow Jones Industrial Average.

Tracking & Rating Services; Publications

Nationwide's rankings and ratings are sometimes published by other services, such as:

o    Lipper Analytical Services, Inc.;

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

o    CDA/Wiesenberger;
o    Morningstar;
o    Donoghue's;
o    magazines such as:
     >    Money;
     >    Forbes;
     >    Kiplinger's Personal Finance Magazine;
     >    Financial World;
     >    Consumer Reports;
     >    Business Week;
     >    Time;
     >    Newsweek;
     >    National Underwriter; and
     >    U.S. News and World Report;
o    LIMRA;
o    Value;
o    Best's Agent Guide;
o    Western Annuity Guide;
o    Comparative Annuity Reports;
o    Wall Street Journal;
o    Barron's;
o    Investor's Daily;
o    Standard & Poor's Outlook; and
o    Variable Annuity Research & Data Service (The VARDS Report).

These rating services and publications rank the underlying mutual funds' performance against other funds. These rankings may or may not include the effects of sales charges or other fees.

Financial Rating Services

Nationwide is also ranked and rated by independent financial rating services, among which are Moody's, Standard & Poor's and A.M. Best Company. Nationwide may advertise these ratings. These ratings reflect Nationwide's financial strength or claims-paying ability. The ratings are not intended to reflect the investment experience or financial strength of the variable account.

Some Nationwide advertisements and endorsements may include lists of organizations, individuals or other parties that recommend Nationwide or the contract. Furthermore, Nationwide may occasionally advertise comparisons of currently taxable and tax deferred investment programs, based on selected tax brackets, or discussions of alternative investment vehicles and general economic conditions.

Historical Performance of the Sub-Accounts

Nationwide will advertise historical performance of the sub-accounts. Nationwide may advertise the sub-account's standardized average annual total return ("standardized return") calculated in a manner prescribed by the SEC, and non-standardized total return ("non-standardized return").

Standardized return shows the percentage rate of return of a hypothetical initial investment of $1,000 for the most recent one, five and ten year periods (or for a period covering the time the underlying mutual fund has been available in the variable account if it has not been available for one of the prescribed periods). This calculation reflects the B Share CDSC schedule, Contract Maintenance Charge and the total variable account charges that would be assessed to a contract if the maximum number of optional benefits are chosen (2.90%). Standardized return does not reflect the deduction of state premium taxes, which may be imposed by certain states.

Non-standardized return is calculated similarly to standardized return except non-standardized return assumes an initial investment of $10,000, total variable account charges of 1.15% and no CDSC. An assumed initial investment of $10,000 is used because that amount more accurately reflects the average contract size.

Both methods of calculation reflect total return for the most recent one, five and ten year periods (or for a period covering the time the underlying mutual fund has been in existence). For those underlying mutual funds which have not been available for one of the prescribed periods, the non-standardized return illustrations will show the investment performance the underlying mutual funds would have achieved had they been available in the variable account for one of the periods. If the underlying mutual fund has been available in the variable account for less than one year (or if the underlying mutual fund has been effective for less than one year) standardized and non-standardized performance is not annualized.

The standardized average annual total return and non-standardized total return quotations are calculated using underlying mutual fund expense data for the period ended December 31, 2001. However, Nationwide generally provides performance information more frequently. Information relating to performance of the sub-accounts is based on historical earnings and does not represent or guarantee future results.

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            TABLE OF CONTENTS OF STATEMENT OF ADDITIONAL INFORMATION
                                                                            PAGE
General Information and History...............................................1
Services......................................................................1
Purchase of Securities Being Offered..........................................1
Underwriters..................................................................2
Calculations of Performance...................................................2
Annuity Payments..............................................................3
Financial Statements..........................................................4

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APPENDIX A: OBJECTIVES FOR UNDERLYING MUTUAL FUNDS

The underlying mutual funds listed below are designed primarily as investments for variable annuity contracts and variable life insurance policies issued by insurance companies.

There is no guarantee that the investment objectives will be met.

AIM VARIABLE INSURANCE FUNDS

AIM Variable Insurance Funds is an open-end, series, management investment company organized as a Maryland trust. Pursuant to an agreement and plan of reorganization, AIM Variable Insurance Funds was reorganized on May 1, 2000 as a Delaware business trust. The Funds are currently offered to insurance company separate accounts to fund benefits of variable annuity contracts and variable life insurance policies. A I M Advisors, Inc. ("AIM") serves as the Funds' investment adviser.

     AIM V.I. BASIC VALUE FUND: SERIES II

     Investment Objective: Long-term growth of capital. The Fund pursues its objective by investing, normally, at least 65% of its net assets in equity securities of U.S. issuers that have market capitalizations of greater than $500 million and that the portfolio managers believe to be undervalued in relation to long-term earning power or other factors.

     AIM V.I. CAPITAL APPRECIATION FUND: SERIES II

     Investment Objective: Growth of capital. The Fund pursues its objective by investing principally in common stocks of companies the investment adviser believes are likely to benefit from new or innovative products, services or processes as well as those that have experienced above-average, long-term growth in earnings and have excellent prospects for future growth.

     AIM V.I. CAPITAL DEVELOPMENT FUND: SERIES II

     Investment Objective: Long-term growth of capital. The Fund pursues its objective by investing primarily in securities, including common stocks, convertible securities and bonds, of small- and medium-sized companies. The Fund may also invest up to 25% of its total assets in foreign securities.

ALLIANCE VARIABLE PRODUCTS SERIES FUND, INC.
Alliance Variable Products Series Fund, Inc. (the "Fund") is an open-end series investment company designed to fund variable annuity contracts and variable life insurance policies offered by the separate accounts of certain life insurance companies. The Fund currently offers an opportunity to choose among the separately managed pools of assets (the "Portfolios") described in the Fund's prospectus which have differing investment objectives and policies. Alliance Capital Management L.P. ("Alliance") serves as the Portfolios' investment adviser.

     ALLIANCEBERNSTEIN SMALL CAP VALUE PORTFOLIO: CLASS B
     Investment Objective: Long-term growth of capital. The Portfolio invests primarily in a diversified portfolio of equity securities of companies with relatively small market capitalizations. Under normal circumstances, the Portfolio will invest at least 65% of its total assets in these types of securities. The Portfolio's investment policies emphasize investment in companies that are determined by Alliance to be undervalued, using the fundamental value approach of Alliance's Bernstein unit.

     GROWTH AND INCOME PORTFOLIO: CLASS B
     Investment Objective: Reasonable current income and reasonable opportunity for appreciation through investments primarily in dividend-paying common stocks of good quality. The Portfolio may also invest in fixed-income securities and convertible securities.

AMERICAN CENTURY VARIABLE PORTFOLIOS, INC., A MEMBER OF THE AMERICAN CENTURYSM FAMILY OF INVESTMENTS
American Century Variable Portfolios, Inc. was organized as a Maryland corporation in 1987. It is a diversified, open-end investment management company that offers its shares only as investment vehicles for variable annuity and variable life insurance products of insurance companies. American Century Variable Portfolios, Inc. is managed by American Century Investment Management, Inc.

     AMERICAN CENTURY VP INCOME & GROWTH FUND: CLASS II
     Investment Objective: Capital growth. The Fund seeks to achieve its investment objective by investing in common stocks. Income is a secondary objective. The investment manager constructs the portfolio to match the risk characteristics of the S&P 500 Stock Index and then optimizes each portfolio to achieve the desired balance of risk and return potential. This includes targeting a dividend yield that exceeds that of the S&P 500. The Fund may not invest more than 25% of its total assets in companies whose principal business activities are in the same industry.

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     AMERICAN CENTURY VP INTERNATIONAL FUND: CLASS II
     Investment Objective: Capital growth. The Fund will seek to achieve its investment objective by investing primarily in securities of foreign companies that meet certain fundamental and technical standards of selection and, in the opinion of the investment manager, have potential for appreciation. Under normal conditions, the Fund managers intend to keep the Fund essentially fully invested regardless of the movement of the market generally.

     AMERICAN CENTURY VP ULTRA FUND: CLASS II
     Investment Objective: Capital growth by investing in common stocks of growing companies. The basis of the strategy used by the Fund is that, over the long term, stocks of companies with earnings and revenue growth have a greater than average chance to increase in value over time. This strategy looks for stocks of large companies with earnings and revenues that are not only growing, but growing at a successively faster or accelerating pace. Although most of the Fund's assets will be invested in U.S. companies, there is no limit on the amount of assets the Fund can invest in foreign companies. Most of the Fund's foreign investments are in companies located and doing business in developed countries.

     AMERICAN CENTURY VP VALUE FUND: CLASS II
     Investment Objective: Long-term capital growth; income is a secondary objective. The managers look for companies whose stock prices are less than they believe the company is worth. The managers attempt to purchase the stock of these undervalued companies and hold them until their stock price has increased to, or is higher than, a level the managers believe more accurately reflects the fair value of the company. Under normal market conditions, the Fund expects to invest at least 80% of the value of its total assets in stocks regardless of the movement of stock prices generally. When the managers believe it is prudent, the Fund may invest a portion of its assets in equity securities, including common and preferred stock, convertible preferred stock and convertible debt securities.

DREYFUS INVESTMENT PORTFOLIOS
Dreyfus Investment Portfolios (the "Fund") is an open-end, management investment company known as a mutual fund. Shares are offered only to variable annuity and variable life insurance separate accounts established by insurance companies to fund variable annuity contracts and variable life insurance policies and to qualified pension and retirement plans. Individuals may not purchase shares directly from the Fund. The Dreyfus Corporation serves as the Fund's investment adviser.

     SMALL CAP STOCK INDEX PORTFOLIO: SERVICE SHARES
     Investment Objective: Seeks to match the performance of the Standard & Poor's SmallCap 600 Index. To pursue this goal, the Portfolio invests in a representative sample of stocks included in the S&P SmallCap 600 Index, and in futures whose performance is related to the Index, rather than attempt to replicate the Index. The Portfolio attempts to have a correlation between its performance and that of the Index of at least .95, before expenses. The Portfolio's investments are selected by a "sampling" process based on market capitalization, industry representation and other means. By using this sampling process, the Portfolio typically will not invest in all 600 stocks in the S&P SmallCap 600 Index.

DREYFUS STOCK INDEX FUND, INC.: SERVICE SHARES
The Dreyfus Stock Index Fund, Inc. is an open-end, non-diversified, management investment company incorporated under Maryland law on January 24, 1989 and commenced operations on September 29, 1989. The Fund offers its shares only as investment vehicles for variable annuity and variable life insurance products of insurance companies. The Dreyfus Corporation ("Dreyfus") serves as the Fund's manager, while Mellon Equity Associates, an affiliate of Dreyfus, serves as the Fund's index manager. Dreyfus is a wholly owned subsidiary of Mellon Bank, N.A., which is a wholly owned subsidiary of Mellon Bank Corporation.

     Investment Objective: To provide investment results that correspond to the price and yield performance of publicly traded common stocks in the aggregate, as represented by the Standard & Poor's 500 Composite Stock Price Index. The Fund is neither sponsored by nor affiliated with Standard & Poor's Corporation.

DREYFUS VARIABLE INVESTMENT FUND
Dreyfus Variable Investment Fund is an open-end, management investment company. It was organized as an unincorporated business trust under the laws of the Commonwealth of Massachusetts on October 29, 1986 and commenced operations on August 31, 1990. The Fund offers its shares only as investment vehicles for variable annuity and variable life insurance products of insurance companies. The Dreyfus Corporation serves as the Fund's manager. Fayez, Sarofim & Company serves as the sub-adviser and provides day-to-day management of the Portfolios.

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     APPRECIATION PORTFOLIO: SERVICE SHARES
     Investment Objective: Primarily to provide long-term capital growth consistent with the preservation of capital; current income is a secondary investment objective. This Portfolio invests primarily in the common stocks of domestic and foreign issuers.

     SMALL CAP PORTFOLIO: SERVICE SHARES
     Investment Objective: To maximize capital appreciation by investing primarily in small-cap companies with total market capitalizations of less than $2 billion at the time of purchase.

FEDERATED INSURANCE SERIES
Federated Insurance Series (the "Trust"), an open-end management investment company, was established as a Massachusetts business trust, under a Declaration of Trust dated September 15, 1993. The Trust offers its shares only as investment vehicles for variable annuity and variable life insurance products of insurance companies. Federated Investment Management Company serves as the investment adviser.

     FEDERATED AMERICAN LEADERS FUND II: SERVICE SHARES
     Investment Objective: Long-term capital growth. The Fund's secondary objective is to provide income. The Fund pursues its investment objective by using the value style of investing to select primarily equity securities of large capitalization companies that are in the top 25% of their industry in terms of revenues, are characterized by sound management and have the ability to finance expected growth. The adviser selects securities that are trading at discounts relative to their respective historic relationships to the market and expected growth.

     FEDERATED CAPITAL APPRECIATION FUND II: SERVICE SHARES
     Investment Objective: Capital appreciation. The fund pursues its investment objective by investing its assets primarily in common stock of companies with medium and large market capitalizations, also using a "blend" investment style (growth and value style investing).

     FEDERATED QUALITY BOND FUND II: SERVICE SHARES
     Investment Objective: Current income by investing in investment grade fixed income securities.

FIDELITY VARIABLE INSURANCE PRODUCTS FUND
The Fidelity Variable Insurance Products Fund ("VIP") is an open-end, diversified, management investment company organized as a Massachusetts business trust on November 13, 1981. Shares of VIP are purchased by insurance companies to fund benefits under variable life insurance policies and variable annuity contracts. Fidelity Management & Research Company ("FMR") is the manager for VIP and its portfolios.

     VIP EQUITY-INCOME PORTFOLIO: SERVICE CLASS 2
     Investment Objective: Reasonable income. Also considers the potential for capital appreciation. Seeks to achieve a yield which exceeds the composite yield on the securities comprising the Standard & Poor's 500 Composite Stock Price Index. Normally invests at least 65% of total assets in income-producing equity securities, which tends to lead to investments in large cap "value" stocks.

     VIP GROWTH PORTFOLIO: SERVICE CLASS 2
     Investment Objective: Capital appreciation. Normally invests primarily in common stocks of companies the investment adviser believes have above-average growth potential (often called "growth" stocks).

     VIP OVERSEAS PORTFOLIO: SERVICE CLASS 2
     Investment Objective: Long-term capital growth. Normally invests at least 65% of total assets in foreign securities, primarily in common stocks.

FIDELITY VARIABLE INSURANCE PRODUCTS FUND II
The Fidelity Variable Insurance Products Fund II ("VIP II") is an open-end, diversified, management investment company organized as a Massachusetts business trust on March 21, 1988. VIP II's shares are purchased by insurance companies to fund benefits under variable life insurance policies and variable annuity contracts. FMR is the manager of VIP II and its portfolios.

     VIP II CONTRAFUND PORTFOLIO: SERVICE CLASS 2
     Investment Objective: Long-term capital appreciation. Normally invests primarily in common stocks of companies whose value the Portfolio's investment adviser believes is not fully recognized by the public.

     VIP II INVESTMENT GRADE BOND PORTFOLIO: SERVICE CLASS 2
     Investment Objective: As high a level of current income as is consistent with preservation of capital. Normally invests in U.S. dollar-denominated investment-grade bonds of medium and high quality.

FIDELITY VARIABLE INSURANCE PRODUCTS FUND III
The Variable Insurance Products Fund III ("VIP III") is an open-end, diversified, management investment company organized as a Massachusetts business trust on July 14, 1994. VIP III's shares are purchased by insurance companies to fund benefits under variable life insurance policies and variable annuity contracts. FMR is the manager of VIP III and its portfolios.

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     VIP III MID CAP PORTFOLIO: SERVICE CLASS 2
     Investment Objective: Long-term growth of capital by investing in equity securities of companies with medium market capitalizations. FMR normally invests at least 65% of the Portfolio's total assets in these securities. The Portfolio has the flexibility, however, to invest the balance in other market capitalizations and security types. Medium market capitalization companies are those whose market capitalization is similar to the market capitalization of companies in the S&P MidCap 400 at the time of the Portfolio's investment. The S&P MidCap 400 is an unmanaged index of medium capitalization stocks. Companies whose capitalization no longer meets this definition after purchase continue to be considered medium-capitalized for purposes of the 65% policy. The Portfolio also reserves the right to invest in preferred stocks and investment-grade debt instruments for temporary, defensive purposes.

     VIP III VALUE STRATEGIES PORTFOLIO: SERVICE CLASS 2
     Investment Objective: Capital appreciation. The portfolio pursues its objective by investing primarily in common stocks.

FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST
Franklin Templeton Variable Insurance Products Trust is an open-end, diversified management investment company organized as a business trust under the laws of Massachusetts on February 25, 1988. The Trust consists of separate funds offering a wide variety of investment choices which are generally available as investment options in variable annuity contracts and variable life insurance policies offered by life insurance companies.

     FRANKLIN RISING DIVIDENDS SECURITIES FUND: CLASS II
     Investment Objective: Long-term capital appreciation. Preservation of capital, while not a goal, is also an important consideration. Under normal market conditions, the Fund will invest at least 80% of its net assets in investments of companies that have paid rising dividends. Franklin Advisory Services, LLC is the Fund's investment manager.

     FRANKLIN SMALL CAP VALUE SECURITIES FUND: CLASS II
     Investment Objective: Long-term total return. Under normal market conditions, the Fund will invest at least 80% of its net assets in investments of small capitalization (small cap) companies.

     TEMPLETON FOREIGN SECURITIES FUND: CLASS II
     Investment Objective: Long- term capital growth. Under normal market conditions, the Fund will invest at least 80% of its net assets in investments of issuers located outside the U.S., including those in emerging markets.

GARTMORE VARIABLE INSURANCE TRUST
Gartmore Variable Insurance Trust ("GVIT") is an open-end management investment company created under the laws of Massachusetts. GVIT offers shares in the mutual funds listed below, each with its own investment objectives. Shares of GVIT will be sold primarily to separate accounts to fund the benefits under variable life insurance policies and variable annuity contracts issued by life insurance companies. Gartmore Global Asset Management Trust, an indirect subsidiary of Nationwide Mutual Insurance Company, manages the assets of the Gartmore GVIT Emerging Markets Fund, Gartmore GVIT Global Utilities Fund and Gartmore GVIT Global Financial Services Fund. The remaining assets of GVIT are managed by Gartmore Mutual Fund Capital Trust ("GMF"), an indirect subsidiary of Nationwide Financial Services, Inc.

     COMSTOCK GVIT VALUE FUND: CLASS II
     Subadviser: Van Kampen Asset Management Inc.
     Investment Objective: Capital growth and income through investments in equity securities, including common stocks, preferred stocks and securities convertible into common and preferred stocks. Under normal market conditions, Van Kampen Asset Management Inc. seeks to achieve the Fund's investment objective by investing in a portfolio of equity securities, consisting principally of common stocks.

     DREYFUS GVIT MID CAP INDEX FUND: CLASS I
     Subadviser: The Dreyfus Corporation
     Investment Objective: Capital appreciation. Under normal conditions, the Fund invests at least 80% of its net assets in equity securities of companies included in the Standard & Poor's MidCap 400 Index and in derivative instruments linked to the S&P 400. The Fund is neither sponsored by nor affiliated with Standard & Poor's Corporation.

     FEDERATED GVIT HIGH INCOME BOND FUND: CLASS I
     Subadviser: Federated Investment Counseling
     Investment Objective: To provide high current income. Under normal conditions, the Fund invests at least 80% of the Fund's net assets in corporate bonds that are rated BBB or lower by a rating agency or that are unrated but of comparable

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     quality. Such funds are commonly referred to as "junk bonds."

     GARTMORE GVIT EMERGING MARKETS FUND: CLASS II
     Subadviser: Gartmore Global Partners
     Investment Objective: Long term capital growth. Under normal conditions, the Fund invests at least 80% of its net assets in equity securities of companies located in emerging market or developing countries or that derive a significant portion of their earnings or revenue from emerging market countries.

     GARTMORE GVIT GLOBAL FINANCIAL SERVICES FUND: CLASS II
     Subadviser: Gartmore Global Partners
     Investment Objective: Long-term capital growth. To achieve its objective, the Fund normally invests at least 80% of its net assets in equity securities issued by U.S. and foreign companies with business operations in the financial services sector. These companies will be economically tied to a number of countries throughout the world, including the United States.

     GARTMORE GVIT GLOBAL HEALTH SCIENCES FUND: CLASS II
     Investment Objective: Long-term capital appreciation. To achieve its objective, the Fund normally invests at least 80% of its assets in equity securities issued by U.S. and foreign companies engaged in the development, production, or distribution of products and services that have a health sciences orientation (those that focus on maintaining or improving one's quality of life). These companies will be economically tied to a number of countries throughout the world, including the United States.

     GARTMORE GVIT GLOBAL TECHNOLOGY AND COMMUNICATIONS FUND: CLASS II Investment Objective: Long term capital appreciation by investing under normal conditions at least 80% of its net assets in equity securities issued by companies with business operations in technology and communications and/or technology and communication related industries. These companies will be tied economically to a number of countries throughout the world, including the United States.

     GARTMORE GVIT GLOBAL UTILITIES FUND: CLASS II
     Subadviser: Gartmore Global Partners
     Investment Objective: Long-term capital growth. To achieve its objective, the Fund normally invests at least 80% of its net assets in equity securities issued by U.S. and foreign companies with business operations in the utilities sector. These companies will be economically tied to a number of countries throughout the world, including the United States.

     GARTMORE GVIT GOVERNMENT BOND FUND: CLASS I
     Investment Objective: Seeks as high a level of income as is consistent with the preservation of capital. Under normal conditions, the Fund invests at least 80% of its net assets in U.S. government and agency bonds, bills and notes. The duration of the Fund will typically be four to six years.

     GARTMORE GVIT INVESTOR DESTINATIONS FUNDS

          GARTMORE GVIT INVESTOR DESTINATIONS CONSERVATIVE FUND
          Investment Objective: To maximize total investment return by seeking income and, secondarily, long term growth of capital. The Fund invests in a target allocation mix of 10% large cap U.S. stocks, 5% mid cap U.S. stocks, 5% international stocks, 35% bonds, and 45% short-term investments.

          GARTMORE GVIT INVESTOR DESTINATIONS MODERATELY CONSERVATIVE FUND Investment Objective: To maximize total investment return by seeking income and, secondarily, growth of capital. The Fund invests in a target allocation mix of 20% large cap U.S. stocks, 10% mid cap U.S. stocks, 10% international stocks, 35% bonds, and 25% short-term investments.

          GARTMORE GVIT INVESTOR DESTINATIONS MODERATE FUND
          Investment Objective: To maximize total investment return by seeking growth of capital and income. The Fund invests in a target allocation mix of 30% large cap U.S. stocks, 10% mid cap U.S. stocks, 5% small cap U.S. stocks, 15% international stocks, 25% bonds, and 15% short-term investments.

          GARTMORE GVIT INVESTOR DESTINATIONS MODERATELY AGGRESSIVE FUND Investment Objective: To maximize total investment return primarily by seeking growth of capital, but also income. The Fund invests in a target allocation mix of 35% large cap U.S. stocks, 15% mid cap U.S. stocks, 5% small cap U.S. stocks, 25% international stocks, 15% bonds, and 5% short-term investments.

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          GARTMORE GVIT INVESTOR DESTINATIONS AGGRESSIVE FUND
          Investment Objective: To maximize total investment return primarily by seeking growth of capital. The Fund invests in a target allocation mix of 40% large cap U.S. stocks, 15% mid cap U.S. stocks, 10% small cap U.S. stocks, 30% international funds, and 5% bonds.

     GARTMORE GVIT MONEY MARKET FUND: CLASS I
     Investment Objective: As high a level of current income as is consistent with the preservation of capital and maintenance of liquidity. The Fund invests in high-quality money market obligations maturing in 397 days or less.

     GARTMORE GVIT TOTAL RETURN FUND: CLASS II
     Investment Objective: Seeks total return through a flexible combination of capital appreciation and current income. The Fund invests primarily in common stocks and convertible securities.

     GARTMORE GVIT U.S. GROWTH LEADERS FUND: CLASS II
     Investment Objective: Long-term capital growth. To achieve its objective, the Fund normally invests at least 80% of its net assets in equity securities of U.S. growth leaders. The Fund will invest in companies whose earnings are expected to grow faster than other companies in the market. The Fund typically invests in a core group of 20 to 30 common stocks of large capitalization companies.

     GVIT SMALL CAP GROWTH FUND: CLASS II
     Subadvisers: Neuberger Berman LLC and Waddell & Reed Investment Management Company
     Investment Objective: Seeks capital growth by investing in a broadly diversified portfolio of equity securities issued by U.S. and foreign companies with market capitalizations in the range of companies represented by the Russell 2000, known as small cap companies. Under normal conditions, the Fund will invest at least 80% of its net assets in the equity securities of small cap companies.

     GVIT SMALL CAP VALUE FUND: CLASS II
     Subadviser: The Dreyfus Corporation
     Investment Objective: Capital appreciation. Under normal conditions, the Fund invests at least 80% of its net assets in equity securities of small capitalization companies. These are companies whose equity market capitalizations at the time of investment are similar to the market capitalizations of companies in the Russell 2000 Index. The Fund will invest in stocks of U.S. and foreign companies which the portfolio managers believe qualify as "value" companies.

     GVIT SMALL COMPANY FUND: CLASS II
     Subadvisers: The Dreyfus Corporation, Neuberger Berman LLC, Strong Capital Management, Inc., Waddell & Reed Investment Management Company, and Gartmore Global Partners
     Investment Objective: Long-term growth of capital. Under normal conditions, the Fund will invest at least 80% of its net assets in equity securities issued by small capitalization companies. These are companies whose equity market capitalizations at the time of investment are similar to the market capitalizations of companies in the Russell 2000 Index.

     MAS GVIT MULTI SECTOR BOND FUND: CLASS I
     Subadviser: Miller, Anderson & Sherrerd, LLP
     Investment Objective: Primarily seeks above average total return over a market cycle of three to five years. The Fund invests in a diversified portfolio of U.S. and foreign fixed income securities, including high yield securities (commonly referred to as "junk bonds") and emerging markets securities.

JANUS ASPEN SERIES
The Janus Aspen Series is an open-end management investment company whose shares are offered in connection with investment in and payments under variable annuity contracts and variable life insurance policies, as well as certain qualified retirement plans. Janus Capital Corporation serves as investment adviser to each Portfolio.

     BALANCED PORTFOLIO: SERVICE SHARES
     Investment Objective: Long-term capital growth, consistent with preservation of capital and balanced by current income.

     CAPITAL APPRECIATION PORTFOLIO: SERVICE SHARES
     Investment Objective: Long-term growth of capital by investing primarily in common stocks selected for their growth potential. The Portfolio may invest in companies of any size, from larger, well-established companies to smaller, emerging growth companies.

     INTERNATIONAL GROWTH PORTFOLIO: SERVICE SHARES
     Investment Objective: Long-term growth of capital by investing, under normal circumstances, at least 80% of its net assets in securities of issuers from at least five different countries, excluding the United States. Although the Portfolio intends to invest substantially all of its assets in issuers located outside the United States, it may invest in U.S.

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     issuers and it may at times invest all of its assets in fewer than five countries, or even a single country.

MFS VARIABLE INSURANCE TRUST
MFS Variable Insurance Trust (the "Trust") is an open end management investment company. The Trust offers shares of its series to separate accounts established by insurance companies in order to serve as investment vehicles for variable annuity and variable life insurance contracts and to qualified pension and retirement plans. Massachusetts Financial Services Company ("MFS") serves as the series' investment adviser.

     MFS INVESTORS GROWTH STOCK SERIES: SERVICE CLASS
     Investment Objective: Long-term growth of capital and future income rather than current income. The Series invests, under normal market conditions, at least 80% of its total assets in common stocks and related securities, such as preferred stocks, convertible securities and depositary receipts for those securities, of companies which MFS believes offers better than average prospects for long-term growth.

     MFS VALUE SERIES: SERVICE CLASS
     Investment Objective: Capital appreciation. The Series invests, under normal market conditions, at least 65% of its total assets in equity securities of large capitalization companies that MFS believes have sustainable growth prospects and attractive valuations based on current and expected earnings or cash flow.

NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST ("AMT")
Neuberger Berman AMT is an open-end, diversified management investment company that offers its portfolios in connection with variable annuity contracts and variable life insurance policies, and certain qualified plans. Prior to May 1, 2000, the portfolios invested through a two-tier master/feeder structure, whereby each portfolio invested its assets in another fund that served as a corresponding "master series;" the master series invested in securities. Effective May 1, 2000, the portfolios converted to a conventional one-tier structure, whereby each portfolio holds its securities directly. Neuberger Berman Management Inc. is the investment adviser.

     AMT FASCIANO PORTFOLIO: CLASS S
     Investment Objective: Long-term capital growth by investing primarily in common stocks of smaller companies.

     AMT LIMITED MATURITY BOND PORTFOLIO: CLASS I
     Investment Objective: The highest available current income consistent with liquidity and low risk to principal; total return is a secondary objective. The Portfolio pursues these goals by investing mainly in investment-grade bonds and other debt securities from U.S. government and corporate issuers.

     AMT MID-CAP GROWTH PORTFOLIO: CLASS S
     Investment Objective: Capital growth. The portfolio pursues this goal by investing mainly in common stocks of mid-capitalization companies. The managers look for fast-growing companies that are in new or rapidly evolving industries and seek to reduce risk by diversifying among many companies, industries and sectors.

OPPENHEIMER VARIABLE ACCOUNT FUNDS
The Oppenheimer Variable Account Funds are an open-end, diversified management investment company organized as a Massachusetts business trust in 1984. Shares of the Funds are sold only to provide benefits under variable life insurance policies and variable annuity contracts. OppenheimerFunds, Inc. is the funds' investment adviser.

     OPPENHEIMER CAPITAL APPRECIATION FUND/VA: SERVICE CLASS
     Investment Objective: Capital appreciation by investing in securities of well-known established companies. Such securities generally have a history of earnings and dividends and are issued by seasoned companies (companies which have an operating history of at least five years including predecessors). Current income is a secondary consideration in the selection of the Fund's portfolio securities.

     OPPENHEIMER GLOBAL SECURITIES FUND/VA: SERVICE CLASS
     Investment Objective: Long-term capital appreciation by investing a substantial portion of assets in securities of foreign issuers, "growth-type" companies, cyclical industries and special appreciation possibilities. These securities may be considered speculative.

     OPPENHEIMER HIGH INCOME FUND/VA: SERVICE CLASS
     Investment Objective: A high level of current income from investment in high-yield fixed-income securities of domestic and foreign issuers. Under normal market conditions, the Fund invests at least 65% of its total assets, and can invest without limit, in high-yield, lower-grade fixed-income securities, commonly called "junk bonds."

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     OPPENHEIMER MAIN STREET GROWTH & INCOME FUND/VA: SERVICE CLASS
     Investment Objective: High total return, with stocks, preferred stocks, convertible securities and warrants. Debt investments will include bonds, participation includes growth in the value of its shares as well as current income from quality and debt securities. In seeking its investment objectives, the Fund may invest in equity and debt securities. Equity investments will include common interests, asset-backed securities, private-label mortgage-backed securities and CMOs, zero coupon securities and U.S. debt obligations, and cash and cash equivalents. From time to time, the Fund may focus on small to medium capitalization issuers, the securities of which may be subject to greater price volatility than those of larger capitalized issuers.

     OPPENHEIMER MAIN STREET SMALL CAP FUND/VA: SERVICE CLASS
     Investment Objective: Capital appreciation. The Fund invests mainly in common stocks of small-capitalization U.S. companies that the Fund's investment manager believes have favorable business trends or prospects. Under normal market conditions, the Fund will invest at least 80% of its net assets in securities of companies having a small market capitalization.

THE UNIVERSAL INSTITUTIONAL FUNDS, INC.
The Universal Institutional Funds, Inc. is a mutual fund designed to provide investment vehicles for variable annuity contracts and variable life insurance policies and for certain tax-qualified investors. Morgan Stanley Investment Management Inc., which does business in certain instances using the name Van Kampen, is the portfolios' investment adviser.

     EMERGING MARKETS DEBT PORTFOLIO: CLASS II
     Investment Objective: High total return by investing primarily in fixed income securities of government and government-related issuers and, to a lesser extent, of corporate issuers in emerging market countries.

     U. S. REAL ESTATE PORTFOLIO: CLASS II
     Investment Objective: Above average current income and long-term capital appreciation by investing primarily in equity securities of companies in the U.S. real estate industry, including real estate investment trusts.

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APPENDIX B: FIXED ANNUITY PAYMENTS


The contracts described in this prospectus are combination fixed and variable deferred annuity contracts. This appendix discusses those interests under the contracts that relate to fixed annuity payments.

Interests in fixed annuity payments purchased under the contracts are supported by Nationwide's general account. In reliance on certain exemptions provided for under the Securities Act of 1933, such interests have not been registered with the SEC, and the following disclosures have not been reviewed by the SEC.

FIXED ANNUITY PAYMENT ALLOCATIONS UNDER THE CONTRACT

Contract owners not allocating all of their purchase payments to the variable account for the purchase of variable annuity payments may allocate their purchase payments to Nationwide's general account for the purchase of fixed annuity payments. Alternatively, contract owners may allocate their purchase payments to the general account and the variable account for the purchase of a combination of fixed and variable annuity payments.

Amounts originally allocated for the purchase of variable annuity payments may not be reallocated to the general account to purchase fixed annuity payments; similarly, amounts originally allocated for the purchase of fixed annuity payments may not be reallocated to the variable account to purchase variable annuity payments.

DETERMINATION OF FIXED ANNUITY PAYMENTS

Fixed annuity payments are level, meaning that each payment received will be the same as long as no (non-annuity payment) surrenders are taken as permitted under some term certain annuity payment options. Fixed annuity payments may also be reduced under the terms of the annuity payment option elected. For example, under the Joint and Last Survivor annuity payment option, annuity payments continuing to a survivor after the death of either the annuitant or joint annuitant may be reduced if the contract owner selected a continuation percentage of less than 100%. Other annuity payment options may provide for similar reductions in fixed annuity payments.

When the contract owner allocates all or part of the purchase payments for the purchase of fixed annuity payments, the amount of such payments will be determined by Nationwide, based on the following factors:

o the amount/portion of the purchase payments allocated for the purchase of fixed annuity payments;
o the age and sex (based upon contract type and in compliance with applicable state law) of the annuitant (and joint annuitant, if any);
o    the annuity payment option elected;
o    the frequency of annuity payments (monthly, quarterly, etc.);
o    the annuitization date;
o    the deduction of applicable premium taxes; and
o    the date the contract was issued.

These factors will allow Nationwide to determine the level of fixed annuity payments it is able to guarantee on the basis of its expense, mortality, and normal profit assumptions.

FIXED ANNUITY PAYMENTS AND THE ANNUITY PAYMENT OPTIONS

Fixed annuity payments may be purchased in conjunction with any of the annuity payment options available under the contract.

COMMUTATION VALUE OF FIXED ANNUITY PAYMENTS

Under certain circumstances, it may be necessary to "commute" the value of fixed annuity payments. The commutation value of fixed annuity payments is the value of future guaranteed fixed annuity payments that are converted mathematically into a lump sum. This is commonly referred to as a "present value" calculation. There are two basic purposes for which it may be necessary to calculate the commutation value of fixed annuity payments.

First, under annuity payment options with a term certain period, the contract owner has the right to take surrenders from the contract that are in addition to regularly scheduled annuity payments (not available in all states). In order to know what can be surrendered from allocations for fixed annuity payments, it is necessary to know the commutation value of fixed annuity payments at the time the surrender is taken. (It is important to understand that partial surrenders of this nature will reduce on-going fixed annuity payments for the remainder of the term certain period, and a Term Certain CDSC may apply as well - see the following section.)

Second, for those annuity payment options that provide a death benefit based on commutation values, the

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commutation value of remaining fixed annuity payments will equal the lump sum death benefit to which a beneficiary is entitled, insofar as fixed annuity payments are concerned.

The Adjusted Contract Rate

For purposes of calculating the commutation value of guaranteed fixed annuity payments, Nationwide calculates the present value of such payments, using the adjusted contract rate.

The adjusted contract rate is equal to the commutation value interest rate (which is a rate of interest established and identified in the contract specification pages which are provided to all contract owners upon the purchase of a contract), plus the interest rate adjustment.

The interest rate adjustment is equal to;

                             CMT(c) - CMT(i); where

CMT(c) = the 10-year Constant Maturity Treasury (CMT) rate in effect on the date the request for surrender is received (or on the date of a death benefit calculation); and

CMT(i) = the 10-year Constant Maturity Treasury (CMT) rate in effect on the date of issue of the contract.

The CMT rates are interest rate quotations for various maturity durations published by the Federal Reserve Board on a regular basis. These rates represent a readily available and consistently reliable interest rate benchmark in financial markets.

If the Federal Reserve Board halts publication of CMT rates, or if for any reason the CMT rates become unavailable, Nationwide will use appropriate rates based on Treasury bond yields.

TERM CERTAIN CDSC

Under annuity payment options with a term certain period, the contract owner may take surrenders in addition to regularly scheduled annuity payments. Nationwide may assess a Term Certain CDSC if such surrenders are taken.

The Term Certain CDSC is calculated by multiplying the applicable Term Certain CDSC percentage by the amount that is surrendered. The applicable Term Certain CDSC will not be applied to any amount in excess of purchase payments made to the contract.

A Term Certain CDSC may be assessed on amounts surrendered from variable annuity payment allocations as well as fixed annuity payment allocations.

Range of Term Certain CDSC over time:

------------------------------- -------------------------
  NUMBER OF COMPLETED YEARS        TERM CERTAIN CDSC
   FROM ANNUITIZATION DATE             PERCENTAGE
------------------------------- -------------------------
------------------------------- -------------------------
              1                            6%
------------------------------- -------------------------
------------------------------- -------------------------
              2                            6%
------------------------------- -------------------------
------------------------------- -------------------------
              3                            5%
------------------------------- -------------------------
------------------------------- -------------------------
              4                            5%
------------------------------- -------------------------
------------------------------- -------------------------
              5                            4%
------------------------------- -------------------------
------------------------------- -------------------------
              6                            3%
------------------------------- -------------------------
------------------------------- -------------------------
              7                            2%
------------------------------- -------------------------
------------------------------- -------------------------
              8                            0%
------------------------------- -------------------------

APPENDIX C: ILLUSTRATION OF VARIABLE ANNUITY INCOME


To be added by pre-effective amendment

                       STATEMENT OF ADDITIONAL INFORMATION

                               ------------------

         INDIVIDUAL FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACTS

                   ISSUED BY NATIONWIDE LIFE INSURANCE COMPANY
                   THROUGH ITS NATIONWIDE VARIABLE ACCOUNT-14

This Statement of Additional Information is not a prospectus. It contains information in addition to and more detailed than set forth in the prospectus and should be read in conjunction with the prospectus dated ___________. The prospectus may be obtained from Nationwide Life Insurance Company by writing One Nationwide Plaza, RR1-04-F4, Columbus, Ohio 43215, or calling 1- 800-321-9332, TDD 1-800-238-3035.

                                TABLE OF CONTENTS

                                                                            PAGE
General Information and History................................................1
Services.......................................................................1
Purchase of Securities Being Offered...........................................1
Underwriters...................................................................2
Calculations of Performance....................................................2
Annuity Payments...............................................................3
Financial Statements...........................................................4

GENERAL INFORMATION AND HISTORY

The Nationwide Variable Account-14 is a separate investment account of Nationwide Life Insurance Company ("Nationwide"). All of Nationwide's common stock is owned by Nationwide Financial Services, Inc. ("NFS"), a holding company. NFS has two classes of common stock outstanding with different voting rights enabling Nationwide Corporation (the holder of all of the outstanding Class B Common Stock) to control NFS. Nationwide Corporation is a holding company, as well. All of its common stock is held by Nationwide Mutual Insurance Company (95.24%) and Nationwide Mutual Fire Insurance Company (4.76%), the ultimate controlling persons of Nationwide group of companies. The Nationwide group of companies is one of America's largest insurance and financial services family of companies, with combined assets of over $122 billion as of December 31, 2001.

SERVICES

Nationwide, which has responsibility for administration of the contracts and the variable account, maintains records of the name, address, taxpayer identification number, and other pertinent information for each contract owner and the number and type of contract issued to each contract owner and records with respect to the contract value.

The custodian of the assets of the variable account is Nationwide. Nationwide will maintain a record of all purchases and redemptions of shares of the underlying mutual funds. Nationwide, or affiliates of Nationwide, may have entered into agreements with either the investment adviser or distributor for the underlying mutual funds. The agreements relate to administrative services furnished by Nationwide or an affiliate of Nationwide and provide for an annual fee based on the average aggregate net assets of the variable account (and other separate accounts of Nationwide or life insurance company subsidiaries of Nationwide) invested in particular underlying mutual funds. These fees in no way affect the net asset value of the underlying mutual funds or fees paid by the contract owner.

The financial statements of Nationwide Life Insurance Company for the periods indicated have been included herein in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP is located at 191 West Nationwide Blvd., Columbus, Ohio 43215.

PURCHASE OF SECURITIES BEING OFFERED

The contracts will be sold by licensed insurance agents in the states where the contracts may be lawfully sold. Such agents will be registered representatives of broker-dealers registered under the Securities Exchange Act of 1934 who are members of the National Association of Securities Dealers, Inc. ("NASD").

UNDERWRITERS

The contracts, which are offered continuously, are distributed by Nationwide Investment Services Corporation ("NISC"), Two Nationwide Plaza, Columbus, Ohio 43215, a wholly owned subsidiary of Nationwide. During the fiscal years ended December 31, 2001, 2000 and 1999, no underwriting commissions were paid by Nationwide to NISC.

CALCULATIONS OF PERFORMANCE

Any current yield quotations of the GVIT - Gartmore GVIT Money Market Fund:
Class I, subject to Rule 482 of the Securities Act of 1933, will consist of a seven calendar day historical yield, carried at least to the nearest hundredth of a percent. The yield will be calculated by determining the net change, exclusive of capital changes, in the value of a hypothetical pre-existing account having a balance of one accumulation unit at the beginning of the base period, subtracting a hypothetical charge reflecting deductions from contract owner accounts, and dividing the net change in account value by the value of the account at the beginning of the period to obtain a base period return, and multiplying the base period return by (365/7) or (366/7) in a leap year. The GVIT - Gartmore GVIT Money Market Fund: Class I's effective yield is computed similarly, but includes the effect of assumed compounding on an annualized basis of the current unit value yield quotations of the GVIT - Gartmore GVIT Money Market Fund: Class I.

The GVIT - Gartmore GVIT Money Market Fund: Class I's yield and effective yield will fluctuate daily. Actual yields will depend on factors such as the type of instruments in the fund's portfolio, portfolio quality and average maturity, changes in interest rates, and the fund's expenses. Although the GVIT - Gartmore GVIT Money Market Fund: Class I determines its yield on the basis of a seven day period, it may use a different time period on occasion. The yield quotes may reflect the expense limitation described "Investment Manager and Other Services" in the fund's Statement of Additional Information. There is no assurance that the yields quoted on any given occasion will remain in effect for any period of time and there is no guarantee that the net asset values will remain constant. It should be noted that a contract owner's investment in the GVIT - Gartmore GVIT Money Market Fund: Class I is not guaranteed or insured. Yields of other money market funds may not be comparable if a different base period or another method of calculation is used.

All performance advertising will include quotations of standardized average annual total return, calculated in accordance with a standard method prescribed by rules of the SEC. Standardized average annual return is found by taking a hypothetical $1,000 investment in each of the sub-account's units on the first day of the period at the offering price, which is the accumulation unit value per unit ("initial investment") and computing the ending redeemable value ("redeemable value") of that investment at the end of the period. The redeemable value is then divided by the initial investment and this quotient is taken to the Nth root (N represents the number of years in the period) and 1 is subtracted from the result which is then expressed as a percentage, carried to at least the nearest hundredth of a percent. Standardized average annual total return reflects the deduction of a the B Share CDSC schedule, the Contract Maintenance Charge, and the deduction of all charges that could be made to a contract if all available options were chosen (2.90%). Premium taxes are not reflected but may be imposed by certain states. Non-standardized total return may also be advertised, and is calculated in a manner similar to standardized average annual total return except the non-standardized total return is based on a hypothetical initial investment of $10,000, reflects the deduction of charges for the base contract (1.15%), and does not reflect CDSC. An assumed initial investment of $10,000 will be used because that figure more closely approximates the size of a typical contract than does the $1,000 figure used in calculating the standardized average annual total return quotations.

The standardized average annual total return and non-standardized average annual total return quotations will be current to the last day of the calendar quarter preceding the date on which an advertisement is submitted for publication. The standardized average annual return will be based on rolling calendar quarters and will cover periods of one, five, and ten years, or a period covering the time the underlying mutual fund has been available in the variable account if the underlying mutual fund has not been available for one of the prescribed periods. Non-standardized average annual total return will based on rolling calendar quarters and will cover periods of one, five and ten years, or a period covering the time the underlying mutual fund has been in existence. If the underlying mutual fund has been available in the variable account for less than one year (or if the underlying mutual fund has been effective for less than one year), standardized and non-standardized performance is not annualized.

Quotations of average annual total return and total return are based upon historical earnings and will fluctuate. Any quotation of performance, is not a guarantee of future performance. Factors affecting a sub-account's performance include general market conditions, operating expenses and investment management. A contract owner's account when redeemed may be more or less than the original cost.

ANNUITY PAYMENTS
See "Frequency and Amount of Annuity Payments" located in the prospectus.

Financial Statements to be added via Pre-Effective Amendment.

         PART C. OTHER INFORMATION

         Item 24.     FINANCIAL STATEMENTS AND EXHIBITS

                      (a)  Financial Statements:

                           (1) Financial statements included in Prospectus.

                               (Part A):
                               Condensed Financial Information.
                               Those financial statements required by
                               Item 23 to be included in Part B
                               have been incorporated therein by reference to the Prospectus (Part A).

                           Nationwide Life Insurance Company and subsidiaries:

                               Independent Auditors' Report.
                               Consolidated Balance Sheets as of December
                               31, 2001 and 2000.
                               Consolidated Statements of Income for the years ended December 31, 2001, 2000 and 1999.
                               Consolidated Statements of Shareholder's
                               Equity for the years ended December 31,
                               2001, 2000 and 1999.

                               Consolidated Statements of Cash Flows for the years ended December 31, 2001, 2000 and 1999.

                               Notes to Consolidated Financial Statements.

Item 24.      (b) Exhibits

               (1) Resolution of the Depositor's Board of Directors authorizing the establishment of the Registrant - Filed with Registration Statement (333-99817) and hereby incorporated by reference.

               (2)  Not Applicable

               (3) Underwriting or Distribution of Contracts between the Depositor and NISC as Principal Underwriter - Filed with Registration Statement (333-99817) and hereby incorporated by reference.

               (4)  The form of the variable annuity contract - Attached hereto.

               (5)  Variable Annuity Application - Attached hereto.

               (6) Articles of Incorporation of Depositor - Filed with Registration Statement (333-99817) and hereby incorporated by reference.

               (7)  Not Applicable.

               (8)  Not Applicable

               (9)  Opinion of Counsel - Attached hereto.

               (10) Not Applicable

               (11) Not Applicable

               (12) Not Applicable

               (13) Performance Advertising Calculation Schedule - Filed with
                    Registration Statement (333-99817) and hereby incorporated by reference.

Item 25.       DIRECTORS AND OFFICERS OF THE DEPOSITOR

               W. G. Jurgensen, Director and Chief Executive Officer

               Joseph J. Gasper, Director and Chief Operating Officer Richard D. Headley, Executive Vice President

               Michael S. Helfer, Director and Executive Vice
               President-Corporate Strategy

               Donna A. James, Director and Executive Vice President-Chief Administrative Officer

               Michael C. Keller, Executive Vice President-Chief Information Officer

               Robert A. Oakley, Director and Executive Vice President-Chief Financial Officer

               Robert J. Woodward, Jr., Director and Executive Vice President-Chief Investment Officer

               Galen R. Barnes, Director

               John R. Cook, Jr., Senior Vice President-Chief Communications Officer

               David A. Diamond, Senior Vice President-Corporate Strategy

               Philip C. Gath, Senior Vice President-Chief Actuary-Nationwide Financial

               Patricia R. Hatler, Senior Vice President, General Counsel and Secretary

               David K. Hollingsworth, Senior Vice
               President-President-Nationwide Insurance Sales

               David R. Jahn, Senior Vice President-Product Management

               Richard A. Karas, Senior Vice President-Sales-Financial Services

               Gregory S. Lashutka, Senior Vice President, Corporate Relations

               Edwin P. McCausland, Jr., Senior Vice President-Fixed Income Securities

               Robert H. McNaghten, Senior Vice President-Real Estate
               Investments

               Michael D. Miller, Senior Vice President-NI Finance

               Brian W. Nocco, Senior Vice President and Treasurer

               Mark Phelan, Senior Vice President-Technology and Operations

               Douglas C. Robinette, Senior Vice President-Claims

               John S. Skubik, Senior Vice President-Strategic Initiatives

               Mark R. Thresher, Senior Vice President-Finance-Nationwide Financial

               Richard M. Waggoner, Senior Vice President-Operations

               Susan A. Wolken, Senior Vice President-Product Management and Nationwide Financial Marketing

               The business address of the Directors and Officers of the Depositor is:
               One Nationwide Plaza
               Columbus, Ohio 43215

Item 26. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH THE DEPOSITOR OR REGISTRANT.

               *Subsidiaries for which separate financial statements are filed **Subsidiaries included in the respective consolidated financial statements
               ***Subsidiaries included in the respective group financial statements filed for unconsolidated subsidiaries
               ****other subsidiaries





----------------------------------------- ------------------------- ------------------ ----------------------------------------
                COMPANY                       STATE/COUNTRY OF         NO. VOTING                PRINCIPAL BUSINESS
                                                ORGANIZATION           SECURITIES
                                                                      (SEE ATTACHED
                                                                      CHART UNLESS
                                                                        OTHERWISE
                                                                       INDICATED)
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
401(k) Companies, Inc. (The)              Texas                                        Holding company
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
401(k) Company (The)                      Texas                                        Third-party administrator providing
                                                                                       record keeping services for 401(k)
                                                                                       plans
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
401(k) Investment Advisors, Inc.          Texas                                        Investment advisor registered with the
                                                                                       SEC
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
401(k) Investments Services, Inc.         Texas                                        Broker-dealer registered with the
                                                                                       National Association of Securities
                                                                                       Dealer, a self-regulatory body of the
                                                                                       SEC
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Affiliate Agency of Ohio, Inc.            Ohio                                         Insurance agency marketing life
                                                                                       insurance and annuity products through
                                                                                       financial institutions
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Affiliate Agency, Inc.                    Delaware                                     Insurance agency marketing life
                                                                                       insurance and annuity products through
                                                                                       financial institutions
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
AGMC Reinsurance Ltd.                     Turks and Caicos Islands                     Captive reinsurer
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
AID Finance Services, Inc.                Iowa                                         Holding company
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
ALLIED Document Solutions, Inc. (fka      Iowa                                         Provides general printing services to
Midwest Printing Services, Inc.)                                                       its affiliated companies as well as to
                                                                                       unaffiliated companies
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
ALLIED General Agency Company             Iowa                                         Managing general agent and surplus
                                                                                       lines broker for property and casualty
                                                                                       insurance products
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
ALLIED Group Insurance Marketing Company  Iowa                                         Direct marketing of property and
                                                                                       casualty insurance products
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
ALLIED Group, Inc.                        Iowa                                         Property and casualty insurance
                                                                                       holding company
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
ALLIED Property and Casualty Insurance    Iowa                                         Underwrites general property and
Company                                                                                casualty insurance
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Allied Texas Agency, Inc.                 Texas                                        Acts as a managing general agent to
                                                                                       place personal and commercial
                                                                                       automobile insurance with Colonial
                                                                                       County Mutual Insurance Company for
                                                                                       the independent agency companies
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Allnations, Inc.                          Ohio                                         Engages in promoting, extending and
                                                                                       strengthening cooperative insurance
                                                                                       organizations throughout the world
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
AMCO Insurance Company                    Iowa                                         Underwrites general property and
                                                                                       casualty insurance
----------------------------------------- ------------------------- ------------------ ----------------------------------------







----------------------------------------- ------------------------- ------------------ ----------------------------------------
                COMPANY                       STATE/COUNTRY OF         NO. VOTING                PRINCIPAL BUSINESS
                                                ORGANIZATION           SECURITIES
                                                                      (SEE ATTACHED
                                                                      CHART UNLESS
                                                                        OTHERWISE
                                                                       INDICATED)
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
American Marine Underwriters, Inc.        Florida                                      Underwriting manager for ocean cargo
                                                                                       and hull insurance
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Asset Management Holdings, plc            England and Wales                            Holding company of a group engaged in
                                                                                       the management of pension fund assets,
                                                                                       unit trusts and other collective
                                                                                       investment schemes, investment trusts
                                                                                       and portfolios for corporate clients
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Cal-Ag Insurance Services, Inc.           California                                   Captive insurance brokerage firm
                                                                                       serving principally, but not
                                                                                       exclusively, the "traditional" agent
                                                                                       producers of CalFarm Insurance Company
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
CalFarm Insurance Agency                  California                                   Assists agents and affiliated
                                                                                       companies in account completion for
                                                                                       marketing CalFarm products; assists
                                                                                       other in-house agencies in a brokerage
                                                                                       capacity to accommodate policyholders
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
CalFarm Insurance Company                 California                                   Multi-line insurance corporation that
                                                                                       writes agricultural, commercial,
                                                                                       personal and individual health
                                                                                       coverages and benefits from the
                                                                                       sponsorship of the California Farm
                                                                                       Bureau Federation
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Colonial County Mutual Insurance Company  Texas                                        Underwrites non-standard automobile
                                                                                       and motorcycle insurance and various
                                                                                       other commercial liability coverages
                                                                                       in Texas
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Cooperative Service Company               Nebraska                                     Insurance agency that sells and
                                                                                       services commercial insurance;
                                                                                       provides loss control and compliance
                                                                                       consulting services as well as audit,
                                                                                       compilation, and tax preparation
                                                                                       services
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Corviant Corporation                      Delaware                                     Creates a captive distribution network
                                                                                       through which affiliates can sell
                                                                                       multi-manager investment products,
                                                                                       insurance products and sophisticated
                                                                                       estate planning services
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Damian Securities Limited                 England and Wales                            Investment holding company
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Depositors Insurance Company              Iowa                                         Underwrites general property and
                                                                                       casualty insurance
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Dinamica Participacoes SA                 Brazil                                       Participates in other companies
                                                                                       related to the registrant's
                                                                                       international operations
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Discover Insurance Agency of Texas, LLC   Texas                                        Sells property and casualty insurance
                                                                                       products including, but not limited
                                                                                       to, automobile or other vehicle
                                                                                       insurance and homeowner's insurance
----------------------------------------- ------------------------- ------------------ ----------------------------------------





----------------------------------------- ------------------------- ------------------ ----------------------------------------
                COMPANY                       STATE/COUNTRY OF         NO. VOTING                PRINCIPAL BUSINESS
                                                ORGANIZATION           SECURITIES
                                                                      (SEE ATTACHED
                                                                      CHART UNLESS
                                                                        OTHERWISE
                                                                       INDICATED)
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Discover Insurance Agency, LLC            California                                   Sells property and casualty insurance
                                                                                       products including, but not limited
                                                                                       to, automobile or other vehicle
                                                                                       insurance and homeowner's insurance
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Eagle Acquisition Corporation             Delaware                                     Merger subsidiary to be used in the
                                                                                       proposed acquisition of Provident
                                                                                       Mutual Life Insurance Company
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
eNationwide, LLC                          Ohio                                         Limited liability company that
                                                                                       provides administrative services to
                                                                                       Nationwide's direct operation
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
F&B, Inc.                                 Iowa                                         Insurance agency that places business
                                                                                       not written by the Farmland Insurance
                                                                                       Companies with other carriers
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Farmland Mutual Insurance Company         Iowa                                         Provides property and casualty
                                                                                       insurance primarily to agricultural
                                                                                       businesses
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Fenplace Limited                          England and Wales                            Inactive
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Financial Horizons Distributors Agency    Alabama                                      Insurance agency marketing life
of Alabama, Inc.                                                                       insurance and annuity products through
                                                                                       financial institutions
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Financial Horizons Distributors Agency    Ohio                                         Insurance marketing life insurance and
of Ohio, Inc.                                                                          annuity products through financial
                                                                                       institutions
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Financial Horizons Distributors Agency    Oklahoma                                     Insurance marketing life insurance and
of Oklahoma, Inc.                                                                      annuity products through financial
                                                                                       institutions
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Financial Horizons Distributors Agency    Texas                                        Insurance marketing life insurance and
of Texas, Inc.                                                                         annuity products through financial
                                                                                       institutions
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Financial Horizons Securities             Oklahoma                                     Limited broker-dealer doing business
Corporation                                                                            solely in the financial institutions
                                                                                       market
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Florida Records Administrator, Inc.       Florida                                      Administers the deferred compensation
                                                                                       plan for the public employees of the
                                                                                       State of Florida
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
G.I.L. Nominees Limited                   England and Wales                            Acts as a nominee; dormant within the
                                                                                       meaning of Section 249AA of the
                                                                                       Companies Act 1985 (English law)
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Gartmore 1990 Limited                     England and Wales                            A general partner in a limited
                                                                                       partnership formed to invest in
                                                                                       unlisted securities
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Gartmore 1990 Trustee Limited             England and Wales                            Dormant within the meaning of Section
                                                                                       249AA of the Companies Act 1985
                                                                                       (English law)
----------------------------------------- ------------------------- ------------------ ----------------------------------------






----------------------------------------- ------------------------- ------------------ ----------------------------------------
                COMPANY                       STATE/COUNTRY OF         NO. VOTING                PRINCIPAL BUSINESS
                                                ORGANIZATION           SECURITIES
                                                                      (SEE ATTACHED
                                                                      CHART UNLESS
                                                                        OTHERWISE
                                                                       INDICATED)
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- -----------------  ----------------------------------------
 Gartmore Capital Management Limited      England and Wales                            Investment management and advisory
                                                                                       services to business, institutional
                                                                                       and private investors; transferred
                                                                                       investment management activity to
                                                                                       Gartmore Investment Limited
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 Gartmore Distribution Services, Inc.     Delaware                                     Limited broker-dealer
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 Gartmore Fund Managers International     Jersey, Channel Islands                      Investment administration and support
 Limited
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 Gartmore Fund Managers Limited           England and Wales                            Authorized unit trust management
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 Gartmore Global Asset Management Trust   Delaware                                     Holding company for the Gartmore Group
                                                                                       and as a registered investment advisor
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 Gartmore Global Investments, Inc.        Delaware                                     Holding company
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 Gartmore Global Partners                 Delaware                                     Investment management
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 Gartmore Indosuez UK Recovery Fund       England and Wales                            General partner in two limited
 (G.P.) Limited                                                                        partnerships formed to invest in
                                                                                       unlisted securities
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 Gartmore Investment Limited              England and Wales                            Investment management and advisory
                                                                                       services to pension funds, unit trusts
                                                                                       and other collective investment
                                                                                       schemes, investment trusts and
                                                                                       portfolios for corporate and other
                                                                                       institutional clients
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 Gartmore Investment Management plc       England and Wales                            Investment holding company and
                                                                                       provides services to other companies
                                                                                       within the Gartmore Group
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 Gartmore Investment Services GmbH        Germany                                      Marketing support
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 Gartmore Investment Services Limited     England                                      Investment holding
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 Gartmore Investor Services, Inc.         Ohio                                         Transfer and dividend disbursing agent
                                                                                       services to various mutual fund
                                                                                       entities
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 Gartmore Japan Limited                   Japan                                        Investment management
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 Gartmore Morley & Associates, Inc.       Oregon                                       Brokers or places book value
                                                                                       maintenance agreements (wrap
                                                                                       contracts) and guaranteed investment
                                                                                       contracts (GICs) for collective
                                                                                       investment trusts and accounts
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 Gartmore Morley Capital Management,      Oregon                                       Investment advisor and stable value
 Inc.                                                                                  money manager
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 Gartmore Morley Financial Services,      Oregon                                       Holding company
 Inc.
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 Gartmore Mutual Fund Capital Trust       Delaware                                     Registered investment advisor
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------





----------------------------------------- ------------------------- ------------------ ----------------------------------------
                COMPANY                       STATE/COUNTRY OF         NO. VOTING                PRINCIPAL BUSINESS
                                                ORGANIZATION           SECURITIES
                                                                      (SEE ATTACHED
                                                                      CHART UNLESS
                                                                        OTHERWISE
                                                                       INDICATED)
----------------------------------------- ------------------------- ------------------ ----------------------------------------
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 Gartmore Nominees Limited                England and Wales                            Nominee; dormant within the meaning of
                                                                                       Section 249AA of the Companies Act
                                                                                       1985 (English law)
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 Gartmore Pension Fund Trustees Limited   England and Wales                            Trustee of Gartmore Pension Scheme
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 Gartmore S.A. Capital Trust              Delaware                                     Registered investment advisor
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 Gartmore Secretaries (Jersey) Ltd.       Jersey, Channel Islands                      Nominee; dormant
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 Gartmore Trust Company                   Oregon                                       State bank with trust power
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 Gartmore Securities Limited              England and Wales                            Investment holding; partner in
                                                                                       Gartmore Global Partners
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 Gartmore U.S. Limited                    England and Wales                            Joint partner in Gartmore Global
                                                                                       Partners
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 Gates, McDonald & Company                Ohio                                         Provides services to employers for
                                                                                       managing workers' and unemployment
                                                                                       compensation matters and employee
                                                                                       benefit costs
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 Gates, McDonald & Company of New York,   New York                                     Provides workers'
 Inc.                                                                                  compensation/self-insured claims
                                                                                       administration services to employers
                                                                                       with exposure in New York
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 Gates, McDonald & Company of Nevada      Nevada                                       Provides self-insurance
                                                                                       administration, claims examining and
                                                                                       data processing services
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 GatesMcDonald Health Plus Inc.           Ohio                                         Provides medical management and cost
                                                                                       containment services to employers
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 Insurance Intermediaries, Inc.           Ohio                                         Insurance agency; provides commercial
                                                                                       property and casualty brokerage
                                                                                       services
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 Landmark Financial Services of New       New York                                     Insurance agency marketing life
 York, Inc.                                                                            insurance and annuity products through
                                                                                       financial institutions
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 Lone Star General Agency, Inc.           Texas                                        General agent to market non-standard
                                                                                       automobile and motorcycle insurance
                                                                                       for Colonial Mutual Insurance Company
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 MedProSolutions, Inc.                    Massachusetts                                Provides third-party administration
                                                                                       services for workers compensation,
                                                                                       automobile injury and disability claims
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 **National Casualty Company              Wisconsin                                    Underwrites various property and
                                                                                       casualty coverage, as well as
                                                                                       individual and group accident and
                                                                                       health insurance
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 National Casualty Company of America,    England                                      Inactive
 Ltd.
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------






----------------------------------------- ------------------------- ------------------ ----------------------------------------
                COMPANY                       STATE/COUNTRY OF         NO. VOTING                PRINCIPAL BUSINESS
                                                ORGANIZATION           SECURITIES
                                                                      (SEE ATTACHED
                                                                      CHART UNLESS
                                                                        OTHERWISE
                                                                       INDICATED)
----------------------------------------- ------------------------- ------------------ ----------------------------------------
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 National Deferred Compensation, Inc.     Ohio                                         Administers deferred compensation
                                                                                       plans for public employees
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 **National Premium and Benefit           Delaware                                     Provides third-party administration
 Administration Company                                                                services
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 Nationwide Affinity Insurance Company    Kansas                                       Shell insurer with no active policies
 of America                                                                            or liabilities
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 Nationwide Affordable Housing, LLC       Ohio                                         Invests in affordable multi-family
                                                                                       housing projects throughout the U.S.
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 **Nationwide Agency, Inc.                Ohio                                         Insurance agency
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 Nationwide Agribusiness Insurance        Iowa                                         Provides property and casualty
 Company                                                                               insurance primarily to agricultural
                                                                                       businesses
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 Nationwide Arena, LLC                    Ohio                                         Develops Nationwide Arena and engages
                                                                                       in Arena district development activity
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
 *Nationwide Asset Allocation Trust       Ohio                                         Diversified open-end investment company
 ---------------------------------------- -------------------------- ----------------- ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Assurance Company              Wisconsin                                    Underwrites non-standard automobile
                                                                                       and motorcycle insurance
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Cash Management Company        Ohio                                         Buys and sells investment securities
                                                                                       of a short-term nature as agent for
                                                                                       other corporations, foundations, and
                                                                                       insurance company separate accounts
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Community Development          Ohio                                         Holds investments in low-income
Corporation, LLC                                                                       housing funds
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Corporation                    Ohio                                         Holding company for entities
                                                                                       affiliated with Nationwide Mutual
                                                                                       Insurance Company and Nationwide
                                                                                       Mutual Fire Insurance Company
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Exclusive Distribution         Ohio                                         Manages relationships with
Company, LLC                                                                           Nationwide's exclusive agents
                                                                                       including administrative duties
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Financial Assignment Company   Ohio                                         Administrator of structured settlements
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Financial Institution          Delaware                                     Insurance agency
Distributors Agency, Inc.
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Financial Institution          New Mexico                                   Insurance agency
Distributors Agency, Inc. of New Mexico
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Financial Institution          Massachusetts                                Insurance agency
Distributors Agency, Inc. of
Massachusetts
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Financial Services (Bermuda)   Bermuda                                      Long-term insurer which issued
Ltd.                                                                                   variable annuity and variable life
                                                                                       products to persons outside the United
                                                                                       States and Bermuda
----------------------------------------- ------------------------- ------------------ ----------------------------------------







----------------------------------------- ------------------------- ------------------ ----------------------------------------
                COMPANY                       STATE/COUNTRY OF         NO. VOTING                PRINCIPAL BUSINESS
                                                ORGANIZATION           SECURITIES
                                                                      (SEE ATTACHED
                                                                      CHART UNLESS
                                                                        OTHERWISE
                                                                       INDICATED)
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Financial Services Capital     Delaware                                     Issues and sells certain securities
Trust                                                                                  representing individual beneficial
                                                                                       interests in the assets of the Trust
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Financial Services Capital     Delaware                                     Issues and sells certain securities
Trust II                                                                               representing individual beneficial
                                                                                       interests in the assets of the Trust
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Financial Services, Inc.       Delaware                                     Holding company for companies within
                                                                                       the Nationwide organization that offer
                                                                                       or distribute long-term savings and
                                                                                       retirement products
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Financial Sp. z o.o            Poland                                       Provides distribution services for its
                                                                                       affiliated Nationwide Towarzystwo
                                                                                       Ubezpieczen na Zycie S.A. in Poland
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Foundation                     Ohio                                         Contributes to non-profit activities
                                                                                       and projects
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide General Insurance Company      Ohio                                         Transacts a general insurance
                                                                                       business, except life insurance;
                                                                                       primarily provides automobile and fire
                                                                                       insurance to select customers
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Global Finance, LLC            Ohio                                         Acts as a support company for
                                                                                       Nationwide Global Holdings, Inc. and
                                                                                       its international capitalization
                                                                                       efforts
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Global Funds                   Luxembourg                                   Issues shares of mutual funds
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Global Holdings, Inc.          Ohio                                         Holding company for international
                                                                                       operations
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Global Holdings,               Luxembourg                                   Extension of Nationwide Global
Inc.-Luxembourg Branch                                                                 Holdings, Inc.
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Global Holdings-NGH Brazil     Brazil                                       Holding company
Participacoes, LTDA
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Global Japan, Inc.             Delaware                                     Holding company
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Global Limited                 Hong Kong                                    Holding company for Asian operations
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Health Plans, Inc.             Ohio                                         Operates as a Health Insurance
                                                                                       Corporation (HIC)
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Holdings, SA                   Brazil                                       Participates in other companies
                                                                                       related to the registrant's
                                                                                       international operations
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Home Mortgage Company          Iowa                                         Mortgage lending
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Home Mortgage Distributors,    Ohio                                         Performs the marketing function for
Inc.                                                                                   Nationwide Home Mortgage Company
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
*Nationwide Indemnity Company             Ohio                                         Involved in reinsurance business by
                                                                                       assuming business from Nationwide
                                                                                       Mutual Insurance Company and other
                                                                                       insurers within the Nationwide
                                                                                       Insurance organization
----------------------------------------- ------------------------- ------------------ ----------------------------------------






----------------------------------------- ------------------------- ------------------ ----------------------------------------
                COMPANY                       STATE/COUNTRY OF         NO. VOTING                PRINCIPAL BUSINESS
                                                ORGANIZATION           SECURITIES
                                                                      (SEE ATTACHED
                                                                      CHART UNLESS
                                                                        OTHERWISE
                                                                       INDICATED)
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Insurance Company of America   Wisconsin                                    Independent agency personal lines
                                                                                       underwriter of property/casualty
                                                                                       insurance
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Insurance Company of Florida   Ohio                                         Transacts general insurance business
                                                                                       except life insurance
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide International Underwriters     California                                   Special risk, excess and surplus lines
                                                                                       underwriting manager
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Investment Services            Oklahoma                                     Limited broker-dealer doing business
Corporation                                                                            in the deferred compensation market
                                                                                       and acts as an investment advisor
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
**Nationwide Life and Annuity Insurance   Ohio                                         Engages in underwriting life insurance
Company                                                                                and granting, purchasing, and
                                                                                       disposing of annuities
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Life Assurance Company, Ltd.   Thailand                                     Holding company
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
**Nationwide Life Insurance Company       Ohio                                         Provides individual life insurance,
                                                                                       group life and health insurance, fixed
                                                                                       and variable annuity products, and
                                                                                       other life insurance products
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Lloyds                         Texas                                        Markets commercial property insurance
                                                                                       in Texas
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Management Systems, Inc.       Ohio                                         Offers a preferred provider
                                                                                       organization and other related
                                                                                       products and services
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Martima Vida Previdencia S.A.  Brazil                                       Operates as a licensed insurance
                                                                                       company in the categories of life and
                                                                                       unrestricted private pension plans in
                                                                                       Brazil
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Mortgage Holdings, Inc.        Ohio                                         Holding company
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Mutual Fire Insurance Company  Ohio                                         Engages in general insurance and
                                                                                       reinsurance business, except life
                                                                                       insurance
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Mutual Insurance Company       Ohio                                         Engages in general insurance and
                                                                                       reinsurance business, except life
                                                                                       insurance
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- -------------------------- ----------------- ----------------------------------------
Nationwide Properties, Ltd.               Ohio                                         Engaged in the business of developing,
                                                                                       owning and operating real estate and
                                                                                       real estate investments
----------------------------------------- -------------------------- ----------------- ----------------------------------------
----------------------------------------- -------------------------- ----------------- ----------------------------------------
Nationwide Property and Casualty          Ohio                                         Engages in general insurance and
Insurance Company                                                                      reinsurance business, except life
                                                                                       insurance
----------------------------------------- -------------------------- ----------------- ----------------------------------------
----------------------------------------- -------------------------- ----------------- ----------------------------------------
Nationwide Realty Investors, Inc.         Ohio                                         Engaged in the business of developing,
                                                                                       owning and operating real estate and
                                                                                       real estate investments
----------------------------------------- -------------------------- ----------------- ----------------------------------------






----------------------------------------- ------------------------- ------------------ ----------------------------------------
                COMPANY                       STATE/COUNTRY OF         NO. VOTING                PRINCIPAL BUSINESS
                                                ORGANIZATION           SECURITIES
                                                                      (SEE ATTACHED
                                                                      CHART UNLESS
                                                                        OTHERWISE
                                                                       INDICATED)
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- -------------------------- ----------------- ----------------------------------------
Nationwide Retirement Plan Services,      Ohio                                         Insurance agency providing individual
Inc.                                                                                   and group life, disability and health
                                                                                       insurance as well as marketing
                                                                                       retirement plan administration and
                                                                                       investments
----------------------------------------- -------------------------- ----------------- ----------------------------------------
----------------------------------------- -------------------------- ----------------- ----------------------------------------
Nationwide Retirement Solutions, Inc.     Delaware                                     Markets and administers deferred
                                                                                       compensation plans for public employees
----------------------------------------- -------------------------- ----------------- ----------------------------------------
----------------------------------------- -------------------------- ----------------- ----------------------------------------
Nationwide Retirement Solutions, Inc.     Alabama                                      Provides retirement products,
of Alabama                                                                             marketing/education and administration
                                                                                       to public employees and educators
----------------------------------------- -------------------------- ----------------- ----------------------------------------
----------------------------------------- -------------------------- ----------------- ----------------------------------------
Nationwide Retirement Solutions, Inc.     Arizona                                      Markets and administers deferred
of Arizona                                                                             compensation plans for public employees
----------------------------------------- -------------------------- ----------------- ----------------------------------------
----------------------------------------- -------------------------- ----------------- ----------------------------------------
Nationwide Retirement Solutions, Inc.     Arkansas                                     Markets and administers deferred
of Arkansas                                                                            compensation plans for public employees
----------------------------------------- -------------------------- ----------------- ----------------------------------------
----------------------------------------- -------------------------- ----------------- ----------------------------------------
Nationwide Retirement Solutions, Inc.     Montana                                      Markets and administers deferred
of Montana                                                                             compensation plans for public employees
----------------------------------------- -------------------------- ----------------- ----------------------------------------
----------------------------------------- -------------------------- ----------------- ----------------------------------------
Nationwide Retirement Solutions, Inc.     Nevada                                       Markets and administers deferred
of Nevada                                                                              compensation plans for public employees
----------------------------------------- -------------------------- ----------------- ----------------------------------------
----------------------------------------- -------------------------- ----------------- ----------------------------------------
Nationwide Retirement Solutions, Inc.     New Mexico                                   Markets and administers deferred
of New Mexico                                                                          compensation plans for public employees
----------------------------------------- -------------------------- ----------------- ----------------------------------------
----------------------------------------- -------------------------- ----------------- ----------------------------------------
Nationwide Retirement Solutions, Inc.     Ohio                                         Provides retirement products,
of Ohio                                                                                marketing/education and administration
                                                                                       to public employees and educators
----------------------------------------- -------------------------- ----------------- ----------------------------------------
----------------------------------------- -------------------------- ----------------- ----------------------------------------
Nationwide Retirement Solutions, Inc.     Oklahoma                                     Markets and administers deferred
of Oklahoma                                                                            compensation plans for public employees
----------------------------------------- -------------------------- ----------------- ----------------------------------------
----------------------------------------- -------------------------- ----------------- ----------------------------------------
Nationwide Retirement Solutions, Inc.     South Dakota                                 Markets and administers deferred
of South Dakota                                                                        compensation plans for public employees
----------------------------------------- -------------------------- ----------------- ----------------------------------------
----------------------------------------- -------------------------- ----------------- ----------------------------------------
Nationwide Retirement Solutions, Inc.     Texas                                        Markets and administers deferred
of Texas                                                                               compensation plans for public employees
----------------------------------------- -------------------------- ----------------- ----------------------------------------
----------------------------------------- -------------------------- ----------------- ----------------------------------------
Nationwide Retirement Solutions, Inc.     Wyoming                                      Markets and administers deferred
of Wyoming                                                                             compensation plans for public employees
----------------------------------------- -------------------------- ----------------- ----------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
Nationwide Retirement Solutions           Massachusetts                                Markets and administers deferred
Insurance Agency Inc.                                                                  compensation plans for public
                                                                                       employees
----------------------------------------- ------------------------- ------------------ ---------------------------------------





----------------------------------------- ------------------------- ------------------ ----------------------------------------
                COMPANY                       STATE/COUNTRY OF         NO. VOTING                PRINCIPAL BUSINESS
                                                ORGANIZATION           SECURITIES
                                                                      (SEE ATTACHED
                                                                      CHART UNLESS
                                                                        OTHERWISE
                                                                       INDICATED)
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
Nationwide Securities, Inc.               Ohio                                         Registered broker-dealer and provides
                                                                                       investment management and
                                                                                       administration services
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
Nationwide Seguradora S.A.                Brazil                                       Engages in general insurance business
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
Nationwide Services Company, LLC          Ohio                                         Performs shared services functions
                                                                                       for the Nationwide organization
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
Nationwide Services Sp. z o.o             Poland                                       Provides services to Nationwide
                                                                                       Global Holdings, Inc. in Poland
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
Nationwide Towarzstwo Ubezieczen na       Poland                                       Authorized to engage in the business
Zycie SA                                                                               of life insurance and pension
                                                                                       products in Poland
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
Nationwide Trust Company, FSB             United States                                Federal savings bank chartered by the
                                                                                       Office of Thrift Supervision in U.S.
                                                                                       Department of Treasury to exercise
                                                                                       custody and fiduciary powers
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
Nationwide UK Asset Management            England and Wales                            Holding company
Holdings, Ltd.
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
Nationwide UK Holding Company, Ltd.       England and Wales                            Holding company
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
Nevada Independent                        Nevada                                       Provides workers' compensation
Companies-Construction                                                                 administrative services to Nevada
                                                                                       employers in the construction industry
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
Nevada Independent Companies-Health and   Nevada                                       Provides workers' compensation
Nonprofit                                                                              administrative services to Nevada
                                                                                       employers in the health and nonprofit
                                                                                       industries
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
Nevada Independent Companies-             Nevada                                       Provides workers' compensation
Hospitality and Entertainment                                                          administrative services to Nevada
                                                                                       employers in the hospitality and
                                                                                       entertainment industries
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
Nevada Independent Companies-             Nevada                                       Provides workers' compensation
Manufacturing, Transportation and                                                      administrative services to Nevada
Distribution                                                                           employers in the manufacturing,
                                                                                       transportation and distribution
                                                                                       industries
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
Newhouse Capital Partners, LLC            Delaware                                     Invests in financial services
                                                                                       companies that specialize in
                                                                                       e-commerce and promote distribution
                                                                                       of financial services
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
NFS Distributors, Inc.                    Delaware                                     Acts primarily as a holding company
                                                                                       for Nationwide Financial Services,
                                                                                       Inc. distribution companies
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
NGH Luxembourg, S.A                       Luxembourg                                   Acts primarily as holding company for
                                                                                       Nationwide Global Holdings, Inc.
                                                                                       European operations
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
NGH Netherlands, B.V.                     The Netherlands                              Holding company for other Nationwide
                                                                                       overseas companies
----------------------------------------- ------------------------- ------------------ ---------------------------------------







----------------------------------------- ------------------------- ------------------ ----------------------------------------
                COMPANY                       STATE/COUNTRY OF         NO. VOTING                PRINCIPAL BUSINESS
                                                ORGANIZATION           SECURITIES
                                                                      (SEE ATTACHED
                                                                      CHART UNLESS
                                                                        OTHERWISE
                                                                       INDICATED)
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
NGH UK, Ltd.                              United Kingdom                               Functions as a support company for
                                                                                       other Nationwide overseas companies
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
NorthPointe Capital LLC                   Delaware                                     Registered investment advisor
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
PanEuroLife                               Luxembourg                                   Life insurance company providing
                                                                                       individual life insurance primarily
                                                                                       in the UK, Belgium and France
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
Pension Associates, Inc.                  Wisconsin                                    Provides pension plan administration
                                                                                       and record keeping services, and
                                                                                       pension plan and compensation plan
                                                                                       consulting
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
Premier Agency, Inc.                      Iowa                                         Insurance agency
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
Riverview Agency, Inc.                    Texas                                        Insurance agency
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
SBSC Ltd (Thailand)                       Thailand                                     Holding company
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
Scottsdale Indemnity Company              Ohio                                         Engages in a general insurance
                                                                                       business, except life insurance
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
Scottsdale Insurance Company              Ohio                                         Provides excess and surplus lines of
                                                                                       property and casualty insurance
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
Scottsdale Surplus Lines Insurance        Arizona                                      Provides excess and surplus lines
Company                                                                                insurance coverage on a non-admitted
                                                                                       basis
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
Siam-Ar-Na-Khet Company Limited           Thailand                                     Holding company
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
Vertboise, SA                             Luxembourg                                   Real property holding company
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
Veterinary Pet Insurance Company          California                                   Provides pet insurance
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
Veterinary Pet Services, Inc.             California                                   Holding company
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
Villanova Securities, LLC                 Delaware                                     Provides brokerage services for block
                                                                                       mutual fund trading for both
                                                                                       affiliated and non-affiliated
                                                                                       investment advisors and performs
                                                                                       block mutual fund trading directly
                                                                                       with fund companies
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
Western Heritage Insurance Company        Arizona                                      Underwrites excess and surplus lines
                                                                                       of property and casualty insurance
----------------------------------------- ------------------------- ------------------ ---------------------------------------








---------------------------------------------------------------------------------------------------------------------------------
                     COMPANY                     STATE/COUNTRY OF        NO. VOTING SECURITIES          PRINCIPAL BUSINESS
                                                   ORGANIZATION           (SEE ATTACHED CHART
                                                                            UNLESS OTHERWISE
                                                                              INDICATED)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   MFS Variable Account                             Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Multi-Flex Variable Account           Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VA Separate Account-A                 Ohio           Nationwide Life and         Issuer of Annuity Contracts
                                                                      Annuity Separate Account
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VA Separate Account-B                 Ohio           Nationwide Life and         Issuer of Annuity Contracts
                                                                      Annuity Separate Account
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VA Separate Account-C                 Ohio           Nationwide Life and         Issuer of Annuity Contracts
                                                                      Annuity Separate Account
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VA Separate Account-D                 Ohio           Nationwide Life and         Issuer of Annuity Contracts
                                                                      Annuity Separate Account
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account                      Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-II                   Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-3                    Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-4                    Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-5                    Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-6                    Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-7                    Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
      (formerly, Nationwide Fidelity                                  Account
      Advisor Variable Account)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-8                    Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-9                    Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-10                   Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
      Nationwide Variable Account-11                   Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
      Nationwide Variable Account-12                   Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
      Nationwide Variable Account-13                   Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
      Nationwide Variable Account-14                   Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
      Nationwide Variable Account-15                   Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
      Nationwide Variable Account-16                   Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------







---------------------------------------------------------------------------------------------------------------------------------
                     COMPANY                     STATE/COUNTRY OF        NO. VOTING SECURITIES          PRINCIPAL BUSINESS
                                                   ORGANIZATION           (SEE ATTACHED CHART
                                                                            UNLESS OTHERWISE
                                                                              INDICATED)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
      Nationwide VL Separate Account-A                 Ohio           Nationwide Life and         Issuer of Life Insurance
                                                                      Annuity Separate Account    Policies
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
      Nationwide VL Separate Account-B                 Ohio           Nationwide Life and         Issuer of Life Insurance
                                                                      Annuity Separate Account    Policies
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VL Separate Account-C                 Ohio           Nationwide Life and         Issuer of Life Insurance
                                                                      Annuity Separate Account    Policies
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VL Separate                           Ohio           Nationwide Life and         Issuer of Life Insurance
      Account -D                                                      Annuity Separate Account    Policies
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VLI Separate Account                  Ohio           Nationwide Life Separate    Issuer of Life Insurance
                                                                      Account                     Policies
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VLI Separate Account-2                Ohio           Nationwide Life Separate    Issuer of Life Insurance
                                                                      Account                     Policies
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VLI Separate Account-3                Ohio           Nationwide Life Separate    Issuer of Life Insurance
                                                                      Account                     Policies
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VLI Separate Account-4                Ohio           Nationwide Life Separate    Issuer of Life Insurance
                                                                      Account                     Policies
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VLI Separate Account-5                Ohio           Nationwide Life Separate    Issuer of Life Insurance
                                                                      Account                     Policies
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
      Nationwide VLI Separate Account-6                Ohio           Nationwide Life Separate    Issuer of Life Insurance
                                                                      Account                     Policies
---------------------------------------------------------------------------------------------------------------------------------




                                                                                                                         (left side)









                  ------------------------------------------------------------------------------------------------------------------
                  |                                     |
      ---------------------------           ---------------------------       ----------------------------
      |   NATIONWIDE AFFINITY   |           |         ALLIED          |       |                          |
      |    INSURANCE COMPANY    |           |       GROUP, INC.       |       |                          |
      |       OF AMERICA        |           |          (AGI)          |       |     NATIONWIDE LLOYDS    |
      |                         |           |                         |       |                          |
      |Common Stock: 500,000    |   |-------|Common Stock: 850 Shares |---|   |                          |
      |------------  Shares     |   |       |------------             |   |   |      A TEXAS LLOYDS      |==========================
      |                         |   |       |                         |   |   |                          |
      |                         |   |       |                         |   |   |                          |
      |              Cost       |   |       |              Cost       |   |   |                          |
      |Casualty-     ----       |   |       |Casualty-     ----       |   |   |                          |
      |100%          $23,843,431|   |       |100%       $1,245,344,591|   |   |                          |
      ---------------------------   |       ---------------------------   |   ----------------------------
                                    |                                     |
      ---------------------------   |       ---------------------------   |   ----------------------------
      |  NATIONWIDE INSURANCE   |   |       |          ALLIED         |   |   |        DEPOSITORS        |
      |   COMPANY OF AMERICA    |   |       |    DOCUMENT SOLUTIONS,  |   |   |     INSURANCE COMPANY    |
      |                         |   |       |           INC.          |   |   |       (DEPOSITORS)       |
      |Common Stock: 12,000     |   |       |Common Stock: 10,000     |   |   |Common Stock: 300,000     |
      |------------  Shares     |   |       |------------  Shares     |   |   |------------  Shares      |
      |                         |---|       |                         |---|---|                          |
      |              Cost       |   |       |              Cost       |   |   |              Cost        |
      |              ----       |   |       |              ----       |   |   |              ----        |
      |AGI-100%    $215,273,000 |   |       |AGI-100%      $610,000   |   |   |AGI-100%      $22,251,842 |
      ---------------------------   |       ---------------------------   |   |---------------------------
                                    |                                     |
      ---------------------------   |       --------------------------    |   ----------------------------
      |       AID FINANCE       |   |       |         PREMIER         |   |   |     ALLIED PROPERTY      |
      |      SERVICES, INC.     |   |       |         AGENCY,         |   |   |       AND CASUALTY       |
      |      (AID FINANCE)      |   |       |           INC.          |   |   |    INSURANCE COMPANY     |
      |Common Stock: 10,000     |   |       |Common Stock: 100,000    |   |   |Common Stock: 300,000     |
      |------------  Shares     |   |       |------------  Shares     |   |   |------------  Shares      |
      |                         |---|       |                         |-------|                          |
      |              Cost       |   |       |              Cost       |   |   |              Cost        |
      |              ----       |   |       |              ----       |   |   |              ----        |
      |AGI-100%      $19,545,634|   |       |AGI-100%      $100,000   |   |   |AGI-100%      $47,018,643 |
      ---------------------------   |       ---------------------------   |   ----------------------------
                  |                 |                                     |
      ---------------------------   |       ---------------------------   |   ----------------------------
      |         ALLIED          |   |       |           AMCO          |   |   |         WESTERN          |
      |    GROUP INSURANCE      |   |       |    INSURANCE COMPANY    |   |   |    HERITAGE INSURANCE    |
      |   MARKETING COMPANY     |   |       |          (AMCO)         |   |   |         COMPANY          |
      |                         |   |       |Common Stock: 300,000    |   |   |                          |
      |Common Stock: 20,000     |   |       |------------  Shares     |   |   |Common Stock: 4,776,076   |
      |------------  Shares     |   |       |                         |   |   |------------  Shares      |
      |                         |   |    ---|                         |----   |                          |-------------------------
      |                         |   |    |  |                         |       |                          |                |
      |                         |   |    |  |                         |       |                          |                |
      |                         |   |    |  |                         |       |                          |                |
      |              Cost       |   |    |  |             Cost        |       |              Cost        |                |
      | Aid          ----       |   |    |  |             ----        |       |              ----        |                |
      | Finance-100% $16,059,469|   |    |  |AGI-100%     $147,425,540|       |SIC - 100%    $57,000,000 |                |
      --------------------------    |    |  ---------------------------       ----------------------------                |
                                    |    |                                                                                |
      ---------------------------   |    |  ---------------------------       ----------------------------                |
      |   NATIONWIDE MORTGAGE   |   |    |  |           ALLIED        |       |     VETERINARY PET       |                |
      |      HOLDINGS INC.      |   |    |  |      GENERAL AGENCY     |       |     SERVICES, INC.       |                |
      |         (NMHI)          |   |    |  |          COMPANY        |       |         (VPSI)           |                |
      |                         |   |    |  |Common Stock: 5,000      |       |                          |                |
      |                         |   |    |  |------------  Shares     |       |Common Stock: 1,695,985   |                |
------|                         |---|    ---|                         |       |------------- Shares      |--------------------------
|     |                         |        |  |                         |       |                          |
|     |                         |        |  |              Cost       |       |              Cost        |
|     |                         |        |  |              ----       |       |              ----        |
|     |AGI-100%                 |        |  |AMCO-100%     $135,342   |       |SIC-5.1%      $60,701     |
|     --------------------------         |  ---------------------------       |                          |
|                                        |                                    |Preferred-A   403,226     |
|     ---------------------------        |  ---------------------------       |-----------   Shares      |
|     |     NATIONWIDE HOME     |        |  |      ALLIED TEXAS       |       |              Cost        |
|     |  MORTGAGE DISTRIBUTORS  |        |  |      AGENCY, INC.       |       |              ----        |
|     |           INC.          |        |  |                         |       |SIC - 100%    $1,121,613  |
|     |                         |        |  |                         |       |                          |
|     |                         |        |  |                         |       |Preferred-B   250,596     |
------|                         |        ---|                         |       |-----------   Shares      |
|     |                         |        |  |                         |       |              Cost        |
|     |                         |        |  |                         |       |              ----        |
|     |NMHI-100%                |        |  |AMCO-100%                |       |SIC-96.5%     $672,968    |
|     ---------------------------        |  ---------------------------       -------------|--------------
|                                        |                                                 |
|     ---------------------------        |  ---------------------------       -------------|-------------
|     |       NATIONWIDE        |        |  |    CALFARM INSURANCE    |       |     VETERINARY PET      |
|     |   ADVANTAGE MORTGAGE    |        |  |          AGENCY         |       |     INSURANCE CO.       |
|     |     COMPANY (NAMC)      |        |  |                         |       |                         |
|     |                         |        |  |                         |       |                         |
|     |Common Stock: 54,348     |        |  |Common Stock: 1,000      |       |                         |
|     |------------  Shares     |        |  |------------  Shares     |       |                         |
|     |                         |        |  |                         |       |                         |
------|                         |        ---|                         |       |                         |
      |                         |           |                         |       |                         |
      |NMHI-89.75%              |           |AMCO-100%                |       |VPSI-100%                |
      ---------------------------           ---------------------------       ---------------------------
                  |                                    |
      ---------------------------           ---------------------------
      |          AGMC           |           |    CAL-AG INSURANCE     |
      |   REINSURANCE, LTD.     |           |     SERVICES, INC.      |
      |                         |           |                         |
      |                         |           |                         |
      |Common Stock: 11,000     |           |Common Stock: 100        |
      |------------  Shares     |            ------------  Shares     |
      |                         |           |                         |
      |              Cost       |           |                         |
      |              ----       |           |CalFarm Insurance        |
      |NAMC-100%     $11,000    |           |Agency - 100%            |
      ---------------------------           ---------------------------


                                                    NATIONWIDE(R)                                                  (middle)

  ------------------------------------------                                              ------------------------------------------
  |                                        |                                              |                                        |
  |           NATIONWIDE MUTUAL            |                                              |          NATIONWIDE MUTUAL             |
  |           INSURANCE COMPANY            |==============================================|        FIRE INSURANCE COMPANY          |
  |              (CASUALTY)                |                                              |               (FIRE)                   |
  |                                        |                                              |                                        |
  --------------------|---------------------                                              ------------------|-----------------------
  |  ||               |                                                                                     |
--|  ||               |--------------------------------------------------------------------|                |-----------------------
     ||                                                                                    |
     ||                                          |----------------------------------------------------------------------------------
     ||                                          |                                         |
     ||  --------------------------------        |   --------------------------------      |        --------------------------------
     ||  |       FARMLAND MUTUAL        |        |   |      NATIONWIDE GENERAL      |      |        |          SCOTTSDALE          |
     ||  |      INSURANCE COMPANY       |        |   |      INSURANCE COMPANY       |      |        |      INDEMNITY COMPANY       |
     ||  |Guaranty Fund                 |        |   |                              |      |        |                              |
=====||==|------------                  |---|    |---|Common Stock: 20,000          |      |--------|Common Stock: 50,000          |
         |Certificate                   |   |    |   |------------  Shares          |      |        |------------  Shares          |
         |-----------                   |   |    |   |                              |      |        |                              |
         |                 Cost         |   |    |   |              Cost            |      |        |              Cost            |
         |                 ----         |   |    |   |              ----            |      |        |              ----            |
         |Casualty         $500,000     |   |    |   |Casualty-100% $5,944,422      |      |        |Casualty-100% $8,800,000      |
         --------------------------------   |    |   --------------------------------      |        --------------------------------
                                            |    |                                         |
         --------------------------------   |    |   --------------------------------      |        --------------------------------
         |          F & B, INC.         |   |    |   |     NATIONWIDE PROPERTY      |      |        |         NATIONWIDE           |
         |                              |   |    |   |        AND CASUALTY          |      |        |      INDEMNITY COMPANY       |
         |Common Stock:    1 Share      |   |    |   |      INSURANCE COMPANY       |      |        |       (NW INDEMNITY)         |
         |------------                  |   |    |   |                              |      |        |                              |
         |                              |---|    |---|Common Stock: 60,000          |      |--------|Common Stock: 28,000          |
         |                              |   |    |   |------------  Shares          |      |        |------------  Shares          |
         |                              |   |    |   |                              |      |        |                              |
         |                 Cost         |   |    |   |              Cost            |      |        |              Cost            |
         | Farmland        ----         |   |    |   |              ----            |      |        |              ----            |
         | Mutual-100%     $1,010       |   |        |Casualty-100% $6,000,000      |      |        |Casualty-100% $594,529,000    |
         --------------------------------   |    |   --------------------------------               --------------------------------
                                            |    |                                         |
         --------------------------------   |    |   --------------------------------      |        --------------------------------
         |     COOPERATIVE SERVICE      |   |    |   |     NATIONWIDE ASSURANCE     |      |        |          LONE STAR           |
         |           COMPANY            |   |    |   |           COMPANY            |      |        |     GENERAL AGENCY, INC.     |
         |                              |----    |---|                              |      |--------|                              |
         |Common Stock: 600 Shares      |        |   |Common Stock: 1,750           |      |        |Common Stock: 1,000           |
         |------------                  |            |------------  Shares          |      |        |------------  Shares          |
         |                              |        |   |                              |               |                              |
         |                 Cost         |        |   |              Cost            |      |        |              Cost            |
         |Farmland         ----         |        |   |              ----            |      |        |              ----            |
         |Mutual-100%      $5,336,063   |        |   |Casualty-100% $41,750,000     |      |        |Casualty-100% $5,000,000      |
         --------------------------------        |   --------------------------------      |        --------------------------------
                                                 |                                         |                        ||
         --------------------------------        |   --------------------------------      |        --------------------------------
         |          SCOTTSDALE          |        |   |   NATIONWIDE AGRIBUSINESS    |      |        |       COLONIAL COUNTY        |
         |       INSURANCE COMPANY      |        |   |      INSURANCE COMPANY       |      |        |       MUTUAL INSURANCE       |
         |             (SIC)            |        |   |                              |      |        |           COMPANY            |
         |                              |--------|---|Common Stock:  1,000,000      |      |        |                              |
         |Common Stock:    30,136       |        |   |------------   Shares         |      |        |                              |
         |------------     Shares       |        |   |                              |      |        |                              |
---------|                              |        |   |                              |      |        | Surplus Debentures:          |
         |                              |        |   |               Cost           |      |        | ------------------           |
         |                              |        |   |               ----           |      |        |                              |
         |                              |        |   |Casualty-99.9% $26,714,335    |      |        |                 Cost         |
         |                 Cost         |        |   |Other Capital:                |      |        |                 ----         |
         |                 ----         |        |   |-------------                 |      |        |Colonial         $500,000     |
         |Casualty-100%    $150,000,500 |        |   |Casualty-Ptd.  $713,576       |      |        |Lone Star         150,000     |
         --------------------------------        |   --------------------------------      |        --------------------------------
                                                 |                                         |
         --------------------------------        |   --------------------------------      |        --------------------------------
         |         SCOTTSDALE           |        |   |     NATIONAL CASUALTY        |      |        |    NATIONWIDE SERVICES       |
         |        SURPLUS LINES         |        |   |          COMPANY             |      |        |       COMPANY, LLC           |
         |      INSURANCE COMPANY       |        |---|           (NC)               |      |--------|                              |
         |                              |        |   |                              |      |        |                              |
         |Common Stock:    10,000       |        |   |Common Stock:    100          |      |        |Single Member Limited         |
---------|------------     Shares       |        |   |------------     Shares       |      |        |Liability Company             |
         |                              |        |   |                              |      |        |                              |
         |                 Cost         |        |   |                 Cost         |      |        |                              |
         |                 ----         |        |   |                 ----         |      |        |                              |
         |SIC-100%         $6,000,000   |        |   |Casualty-100%    $67,442,439  |      |        |Casualty-100%                 |
         --------------------------------        |   --------------------------------      |        --------------------------------
                                                 |                  |                      |
         --------------------------------        |   --------------------------------      |        --------------------------------
         |            RP&C              |        |   |    NCC OF AMERICA, LTD.      |      |        |      AMERICAN MARINE         |
         |        INTERNATIONAL         |        |   |        (INACTIVE)            |      |        |     UNDERWRITERS, INC.       |
         |                              |        |   |                              |      |        |                              |
         |Common Stock:    963          |        |   |                              |      |        |Common Stock: 20 Shares       |
         |------------     Shares       |        |   |                              |      |        |------------                  |
         |                              |--------|   |                              |      |--------|                              |
         |                 Cost         |        |   |                              |      |        |              Cost            |
         |                 ----         |        |   |NC-100%                       |      |        |              ----            |
         |Casualty-23.88%  $2,400,740   |        |   |                              |      |        |Casualty-100% $5,020          |
         --------------------------------        |   --------------------------------      |        --------------------------------
                                                 |                                         |
         --------------------------------        |   --------------------------------      |        --------------------------------
         |       NATIONWIDE CAPITAL     |        |   |      NEWHOUSE CAPITAL        |      |        |    NATIONWIDE INSURANCE      |
         |         MORTGAGE, LLC        |        |   |        PARTNERS, LLC         |      |        |     COMPANY OF FLORIDA       |
         |                              |---------   |                              |---------------|                              |
         |                              |            |                              |               |                              |
         |Mutual-5%                     |            |                              |               |Common Stock: 10,000          |
         |                              |            |Casualty-70%                  |               |------------  Shares          |
         |                              |            |                              |               |                              |
         |                              |            |GGAMI-19%                     |               |              Cost            |
         |NW Indemnity-95%              |            |                              |               |              ----            |
         |                              |            |Fire-10%                      |               |Casualty-100% $300,000,000    |
         --------------------------------            --------------------------------               --------------------------------





                                                                                                                        (right side)

                                                                                                            ------------------------
                                                                                                            |      NATIONWIDE      |
                                                                                                            |      FOUNDATION      |
                                                                                                            |                      |
                                                                                                            |      MEMBERSHIP      |
                                                                                                            |      NONPROFIT       |
                                                                                                            |     CORPORATION      |
                                                                                                            ------------------------

---------------------------------------------------------------------------------|-------------------------------------|
                                                                                 |                                     |
--|-------------------------------------------|---------------------|            |                                     |
  |                                           |                     |            |                                     |
  |                                           |                     |            |                                     |
  |     --------------------------------      |   ------------------|------------|-----          ----------------------|------------
  |     |       NATIONWIDE CASH        |      |   |            NATIONWIDE             |          |                                 |
  |     |      MANAGEMENT COMPANY      |      |   |            CORPORATION            |          |             RETENTION           |
  |     |                              |      |   |                                   |          |         ALTERNATIVES, LTD.      |
  |     |                              |      |   |Common Stock:    Control:          |          |                                 |
  |     |Common Stock:    100 Shares   |      |   |------------     -------           |          |                                 |
  |-----|------------                  |      |   |13,642,432       100%              |          |                                 |
  |     |                 Cost         |      |   |         Shares     Cost           |          |                                 |
  |     |                 ----         |      |   |         ------     ----           |          |                                 |
  |     |Casualty-100%    $11,226      |      |   |Casualty 12,992,922 $1,344,787,854 |          |                                 |
  |     |                              |      |   |Fire        649,510    118,038,022 |          |   Fire-100%                     |
  |     |                              |      |   |          (See Page 2)             |          |                                 |
  |     --------------------------------      |   -------------------------------------          -----------------------------------
  |                                           |
  |     --------------------------------      |   -------------------------------------
  |     |          NATIONWIDE          |      |   |         ALLNATIONS, INC.          |
  |     |           ARENA LLC          |      |   |Common Stock:    12,206 Shares     |
  |     |                              |      |   |-------------    Cost              |
  |-----|                              |      |---|                 ----              |
  |     |                              |      |   |Casualty-16.1%   $93,555           |
  |     |                              |      |   |Fire-16.1%       $93,697           |
  |     |                              |      |   |Preferred Stock  1,466 Shares      |
  |     |Casualty-90%                  |      |   |---------------  Cost              |
  |     |                              |      |   |                 ----              |
  |     |                              |      |   |Casualty-6.8%    $100,000          |
  |     |                              |      |   |Fire-6.8%        $100,000          |
  |     --------------------------------      |   -------------------------------------
  |                                           |
  |     --------------------------------      |   -------------------------------------
  |     |    NATIONWIDE INSURANCE      |      |   |     NATIONWIDE INTERNATIONAL      |
  |     |     SALES COMPANY, LLC       |      |   |           UNDERWRITERS            |
  |     |            (NISC)            |      |   |                                   |
  ------|                              |---|  |---|Common Stock:    1,000             |
  |     |    Single Member Limited     |   |  |   |------------    Shares             |
  |     |      Liability Company       |   |  |   |                                   |
  |     |                              |   |  |   |                 Cost              |
  |     |                              |   |  |   |                 ----              |
  |     |Casualty-100%                 |   |  |   |Casualty-100%    $10,000           |
  |     ---------------|----------------   |  |   -------------------------------------
  |                    |                   |  |
  |     ---------------|----------------   |  |   -------------------------------------
  |     |          INSURANCE           |   |  |   |         CALFARM INSURANCE         |
  |     |     INTERMEDIARIES, INC.     |   |  |   |              COMPANY              |
  |     |                              |   |  |   |                                   |
  |     |Common Stock:   1,615 Shares  |   |  |   |Common Stock:   52,000 Shares      |
  |     |-------------                 |   |  |---|--------------                     |
  |     |                 Cost         |   |  |   |                 Cost              |
  |     |                 ----         |   |  |   |                 ----              |
  |     |NISC-100%        $1,615,000   |   |  |   |Casualty-100%    $106,164,995      |
  |     --------------------------------   |  |   -------------------------------------
  |                                        |  |
  |     --------------------------------   |  |   -------------------------------------
  |     |       DISCOVER INSURANCE     |   |  |   |        NATIONWIDE REALTY          |
  |     |         AGENCY, LLC          |   |  |   |         INVESTORS, LTD            |
  |     |                              |   |  |   |                                   |
  |     |     Single Member Limited    |   |  |   |Casualty-84.1%                     |
  |     |       Liability Company      |---|  |---|                                   |
  |     |                              |      |   |                                   |
  |     |NISC-100%                     |      |   |NW Life 15.9%                      |
  |     --------------------------------      |   -------------------------------------
  |                                           |
  |     --------------------------------      |   -------------------------------------
  |     |       DISCOVER INSURANCE     |      |   |        NATIONWIDE STRATEGIC       |
  |     |           AGENCY OF          |      |   |         INVESTOR FUND, LLC        |
  |     |           TEXAS, LLC         |      |   |                                   |
  |     |                              |      |   |      Single Member Limited        |
  |=====|     Single Member Limited    |      |---|        Liability Company          |
        |       Liability Company      |          |                                   |
        |                              |          |                                   |
        |                              |          |Casualty-100%                      |
        --------------------------------          -------------------------------------

                                                                                        Subsidiary Companies      -- Solid Line
                                                                                        Contractual Association   -- Double Line
                                                                                        Limited Liability Company -- Dotted Line

                                                                                        June 30, 2002

                                                                         Page 1












                                                                                                                       (Left Side)


                                                                                                                    |--------------
                                                                                                                    |
                                                                                                      -----------------------------
                                                                                                      |        NATIONWIDE         |
                                                                                                      | HEALTH PLANS, INC. (NHP)  |
                                                                                                      | Common Stock: 100 Shares  |
                                                                                                      | ------------  Cost        |
                                                                                                      |               ----        |
                                                                                                      | NW Corp.-100% $19,103,732 |
                                                                                                      |      (See Page 3)         |
                                                                                                      -----------------------------

                 |-----------------------------------------------------------------------------------------------------------------
      -----------|-----------------                      ------------------|----------                --------------|--------------
      | NATIONWIDE LIFE INSURANCE |                      |    NATIONWIDE FINANCIAL   |                |       TBG INSURANCE       |
      |   COMPANY (NW LIFE)       |                      |   SERVICES CAPITAL TRUST  |                |   SERVICES CORPORATION    |
      |                           |                      |                           |                |                           |
      | Common Stock: 3,814,779   |                      | Preferred Stock:          |                |                           |
      | ------------  Shares      |                      | ---------------           |                |                           |
      |                           |                      |                           |                |                           |
      |                           |                      |                           |                |                           |
      |                           |                      |                           |                |                           |
      | NFS-100%                  |                      | NFS-100%                  |                | NFS-65%                   |
      -----------|-----------------                      -----------------------------                -----------------------------
                 |
                 |  -----------------------------
                 |  |    NATIONWIDE LIFE AND    |
                 |  | ANNUITY INSURANCE COMPANY |
                 |  |                           |
                 |  | Common Stock: 66,000      |
                 |--| ------------  Shares      |
                 |  |                           |
                 |  |                           |
                 |  |               Cost        |
                 |  |               ----        |
                 |  | NW Life-100% $183,070,003 |
                 |  -----------------------------
                 |
                 |  -----------------------------
                 |  |   NATIONWIDE INVESTMENT   |
                 |  |   SERVICES CORPORATION    |
                 |  |                           |
                 |  | Common Stock: 5,000       |
                 |--| ------------  Shares      |
                 |  |                           |
                 |  |                           |
                 |  |               Cost        |
                 |  |               ----        |
                 |  | NW Life-100% $529,728     |
                 |  -----------------------------
                 |
                 |  -----------------------------
                 |  |   NATIONWIDE FINANCIAL    |
                 |  |       ASSIGNMENT          |
                 |  |        COMPANY            |
                 |  |                           |
                 |--|                           |
                 |  |                           |
                 |  |                           |
                 |  |                           |
                 |  | NW Life-100%              |
                 |  -----------------------------
                 |
                 |  -----------------------------
                 |  |        NATIONWIDE         |
                 |  |     PROPERTIES, LTD.      |
                 |  |                           |
                 |  |                           |
                 |--|                           |
                 |  | Units:                    |
                 |  | ------                    |
                 |  | NW Life-97.6%             |
                 |  | NW Mutual-2.4%            |
                 |  -----------------------------
                 |  -----------------------------
                 |  |   NATIONWIDE COMMUNITY    |
                 |  |   DEVELOPMENT CORP., LLC  |
                 |  |                           |
                 |  |                           |
                 |--|                           |
                 |  | Units:                    |
                 |  | ------                    |
                 |  | NW Life-67%               |
                 |  | NW Indemnity-33%          |
                 |  -----------------------------
                 |
                 |  -----------------------------
                 |  |   NATIONWIDE AFFORDABLE   |
                 |  |       HOUSING, LLC        |
                 |  |                           |
                 |  |                           |
                 ---|                           |
                    |                           |
                    |                           |
                    | NW Life-45%               |
                    | NW Indemnity-45%          |
                    -----------------------------





                                                                                                              (Center)
                                                    NATIONWIDE(R)

---------------------------------------                                 ---------------------------------------------
|      NATIONWIDE MUTUAL               |                                |          NATIONWIDE MUTUAL                |
|      INSURANCE COMPANY               |================================|       FIRE INSURANCE COMPANY              |
|        (CASUALTY)                    |                 |              |               (FIRE)                      |
----------------------------------------                 |              ---------------------------------------------
                                                         |
                                      -----------------------------------------
                                      |    NATIONWIDE CORPORATION (NW CORP)   |
                                      |   COMMON STOCK:           CONTROL:    |
                                      |   ------------            -------     |
                                      |    13,642,432               100%      |
                                      |             SHARES     COST           |
                                      |             ------     ----           |
                                      |CASUALTY     12,992,922 $1,344,787,854 |
                                      |FIRE            649,510    118,038,022 |
                                      -------------------|---------------------
                                                         |
-------------------------------|-------------------------|--------------------------|-------------------------------
                               |                         |              ------------|------------
                   ------------|------------ ------------|------------- |    GARTMORE GLOBAL     |
                   |      NATIONWIDE       | |                        | | INVESTMENTS, INC. (GGI)|
                   |   SECURITIES, INC.    | |  NATIONWIDE FINANCIAL  | |Common Stock:  958,750  |
                   |Common Stock: 7,676    | |  SERVICES, INC. (NFS)  | |-------------    Shares |
                   |------------- Shares   | |Common Stock: Control:  | |Corp.-94%               |
                   |              Cost     | |------------  -------     | |Preferred Stock: 500,000|
                   |              ----     | |Class A    Public-100%  | |---------------  Shares |
                   |Corp.-100%  $5,996,261 | |Class B    NW Corp-100% | |Corp.-100% (See Page 3) |
                   ------------------------- ------------|------------- --------------------------
                                                         |
-------------------------------|------------------------ |--------------------------|-------------------------------
                               |                         |                          |
                   ------------|------------ ------------|------------- -------------------------
                   |    NATIONWIDE TRUST   | | NFS DISTRIBUTORS, INC. | |  NATIONWIDE FINANCIAL  |
                   |     COMPANY, FSB      | |        (NFSDI)         | |    SERVICES CAPITAL    |
                   |Common Stock: 2,800,000| |                        | |        TRUST II        |
                   |------------- Shares   | |                        | |                        |
                   |              Cost     | |                        | |                        |
                   |              ----     | |                        | |                        |
                   |NFS-100%    $3,000,000 | | NFS-100%               | |NFS-100%                |
                   ------------------------- ------------|------------- --------------------------
                                                         |
                               ---------------------------------------------------------|---------------------------
                               |                         |               |              |
                   ------------|------------ ------------|-------------  |  ------------|------------
                   |  NATIONWIDE FINANCIAL | |    NATIONAL DEFERRED   |  |  |      THE 401(k)        |
                   |       INSTITUTION     | |   COMPENSATION, INC.   |  |  |    COMPANIES, INC.     |
                   |       DISTRIBUTORS    | |                        |  |  |       (401(k))         |
                   | AGENCY, INC. (NFIDAI) | |                        |  |  |                        |
                   |Common Stock: 1,000    | |                        |  |  |                        |
                   |------------- Shares   | |                        |  |  |                        |
                   |NFSDI-100%             | | NFSDI-100%             |  |  |NFSDI-100%              |
                   ------------------------- -----------|-|------------  |  -------------------|------
                             | | |                      |-|--------| |   |                     |--------|
                             | | |                      |----------| |    --------------|               |
---------------------------  | | |   ----------------------------  | |      ------------|-------------  |
|   FINANCIAL HORIZONS    |  | | |   |                          |  | |      |  NATIONWIDE RETIREMENT |  |
|  DISTRIBUTORS AGENCY    |  | | |   |                          |  | |      |   PLAN SERVICES, INC.  |  |
|   OF ALABAMA, INC.      |  | | |   |                          |  | |      |                        |  |
|Common Stock:  10,000    |--| | |   |         FLORIDA          |  | |      | Common Stock: Control  |  |
|-------------  Shares    |  | | |   |         RECORDS          |--|--      | ------------- -------  |  |
|               Cost      |  | | |   |    ADMINISTRATOR, INC.   |           | Class A      NFS-100%  |  |
|               ----      |  | | |   |                          |           | Class B    NFSDI-100%  |  |
|NFIDAI-100%    $100      |  | | |   |                          |           |                        |  |
---------------------------  | | |   ----------------------------           -------------------------   |
                             | | |                                                                      |
                             | | |                                                                      |
---------------------------  | | |   ----------------------------           --------------------------  |
|  LANDMARK FINANCIAL     |  | | |   |                          |           |    401(k) INVESTMENT   |  |
|      SERVICES OF        |  | | |   |                          |           |     SERVICES, INC.     |  |
|     NEW YORK, INC.      |  | | |---|                          |           |                        |  |
|Common Stock:  10,000    |--| | |   |   FINANCIAL HORIZONS     |           | Common Stock: 1,000,000|--|
|-------------  Shares    |  | | |---|      DISTRIBUTORS        |           | ------------- Shares   |  |
|               Cost      |  | | |   |  AGENCY OF OHIO, INC.    |           |               Cost     |  |
|               ----      |  | | |   |                          |           |               ----     |  |
|NFIDAI-100%    $10,100   |  | | |   |                          |           |401(k)-100%    $7,800   |  |
---------------------------  | | |   ----------------------------           --------------------------  |
                             | | |                                                                      |
                             | | |                                                                      |
---------------------------  | | |   ----------------------------           --------------------------  |
|   FINANCIAL HORIZONS    |  | | |   |                          |           |    401(k) INVESTMENT   |  |
|   SECURITIES CORP.      |  | | |   |                          |           |      ADVISORS, INC.    |  |
|                         |  | | |---|   FINANCIAL HORIZONS     |           |                        |  |
|Common Stock:  10,000    |--| | |   |      DISTRIBUTORS        |           | Common Stock: 1,000    |--|
|-------------  Shares    |  | | |---|       AGENCY OF          |           | ------------- Shares   |  |
|               Cost      |  | | |   |     OKLAHOMA, INC.       |           |               Cost     |  |
|               ----      |  | | |   |                          |           |               ----     |  |
|NFIDAI-100%    $153,000  |  | | |   |                          |           |401(k)-100%    $1,000   |  |
---------------------------  | | |   ----------------------------           --------------------------  |
                             | | |                                                                      |
                             | | |                                                                      |
---------------------------  | | |   ----------------------------           --------------------------  |
| AFFILIATE AGENCY, INC.  |  | | |   |                          |           |    THE 401(k) COMPANY  |  |
|                         |  | | |   |                          |           |                        |  |
|                         |  | | |---|                          |           |                        |  |
|Common Stock:  100       |--| | |   |   FINANCIAL HORIZONS     |           | Common Stock: 855,000  |--|
|-------------  Shares    |  | | |---|      DISTRIBUTORS        |           | ------------- Shares   |  |
|               Cost      |  | | |   |  AGENCY OF TEXAS, INC.   |           |               Cost     |  |
|               ----      |  | | |   |                          |           |               ----     |  |
|NFIDAI-100%    $100      |  | | |   |                          |           |401(k)-100%    $1,000   |  |
---------------------------  | | |   ----------------------------           --------------------------  |
                             | | |                                                                      |
                             | | |                                                                      |
---------------------------  | | |   ----------------------------           --------------------------  |
|  NATIONWIDE FINANCIAL   |  | | |   |    AFFILIATE AGENCY      |           |                        |  |
|INSTITUTION DISTRIBUTORS |  | | |   |      OF OHIO, INC.       |           |                        |  |
|  INSURANCE AGENCY, INC. |  | | |   |                          |           |                        |  |
|       OF MASS.          |  | | |   |Common Stock:  750 Shares |           | RIVERVIEW AGENCY, INC. |--|
|Common Stock:  100       |--| |-----|------------              |           |                        |--|
|-------------  Shares    |  |       |                          |           |                        |
|                         |  |       |                          |           |                        |
|NFIDAI-100%              |  |       |NFIDAI-100%               |           |                        |
---------------------------  |       ----------------------------           --------------------------
                             |
                             |
---------------------------  |
|  NATIONWIDE FINANCIAL   |  |
|INSTITUTION DISTRIBUTORS |  |
|      AGENCY, INC.       |  |
|     OF NEW MEXICO       |--|
|                         |
|Common Stock:  100       |
|------------   Shares    |
|NFIDAI-100%              |
---------------------------





                                                                                                                            (Right)







----------------------------------------------------------------
                                |                              |
                                |                              |
                                |                              |
                                |                              |
                                |                              |
                                |                              |
                                |                              |
                                |                              |
                 ---------------|--------------   -------------|-----------------
                 |     NATIONWIDE GLOBAL      |   |       GATES MCDONALD        |
                 |    HOLDINGS, INC. (NGH)    |   |      & COMPANY (GATES)      |
                 |                            |   |                             |
                 |Common Stock:   1 Share     |   |Common Stock:  254 Shares    |
                 |------------                |   |------------                 |
                 |               Cost         |   |               Cost          |
                 |               ----         |   |               ----          |
                 |NW Corp.-100%  $794,465,454 |   |NW Corp.-100%  $25,683,532   |
                 |         (See Page 4)       |   |        (See Page 3)         |
                 ------------------------------   -------------------------------
-------------------------------|----------------------------------|-----------------------------------|
                               |                                  |                                   |
                 --------------|---------------   ----------------|--------------      ---------------|--------------
                 |   NATIONWIDE FINANCIAL     |   |   PENSION ASSOCIATES, INC.  |      |     EAGLE ACQUISITION      |
                 |  SERVICES (BERMUDA) LTD.   |   |                             |      |        CORPORATION         |
                 |Common Stock: 250,000       |   | Common Stock: 1,000 Shares  |      |                            |
                 |------------  Shares        |   | ------------                |      |                            |
                 |              Cost          |   |               Cost          |      |                            |
                 |              ----          |   |               ----          |      |                            |
                 |NFS-100%      $13,500,000   |   | NFS-100%      $2,839,392    |      | NFS-100%                   |
                 ------------------------------   |-------------------------------     ------------------------------
-------------------------------|
                               |
                 --------------|---------------
                 |   NATIONWIDE RETIREMENT    |
                 |   SOLUTIONS, INC. (NRS)    |
                 |Common Stock: 236,494       |
                 |------------  Shares        |
                 |                            |
                 |                            |
                 |NFSDI-100%                  |
                 --------------|---------------
                               |
                               |
------------------------------ | -------------------------------
|   NATIONWIDE RETIREMENT    | | |   NATIONWIDE RETIREMENT     |
|    SOLUTIONS, INC. OF      | | |    SOLUTIONS, INC. OF       |
|         ALABAMA            | | |        NEW MEXICO           |
|Common Stock: 10,000 Shares | | |Common Stock:  1,000 Shares  |
|------------                |-|-|------------                 |
|              Cost          | | |               Cost          |
|              ----          | | |               ----          |
|NRS-100%      $1,000        | | |NRS-100%      $1,000         |
------------------------------ | ------------------------------
                               |
                               |
------------------------------ | -------------------------------
|   NATIONWIDE RETIREMENT    | | |   NATIONWIDE RETIREMENT     |
| SOLUTIONS, INC. OF ARIZONA | | |    SOLUTIONS, INC. OF       |
|                            | | |         SO. DAKOTA          |
|Common Stock: 1,000 Shares  |-|-|Common Stock:  1,000 Shares  |
|------------                | | |------------                 |
|              Cost          | | |               Cost          |
|              ----          | | |               ----          |
|NRS-100%      $1,000        | | |NRS-100%      $1,000         |
------------------------------ | ------------------------------
                               |
                               |
------------------------------ | -------------------------------
|   NATIONWIDE RETIREMENT    | | |   NATIONWIDE RETIREMENT     |
|SOLUTIONS, INC. OF ARKANSAS | | | SOLUTIONS, INC. OF WYOMING  |
|                            | | |                             |
|Common Stock: 50,000 Shares |-|-|Common Stock:  500 Shares    |
|------------                | | |------------                 |
|              Cost          | | |               Cost          |
|              ----          | | |               ----          |
|NRS-100%      $500          | | |NRS-100%      $500           |
------------------------------ | ------------------------------
                               |
                               |
------------------------------ | -------------------------------
|   NATIONWIDE RETIREMENT    | | |                             |
|SOLUTIONS, INS. AGENCY, INC.| | |                             |
|                            | |-|   NATIONWIDE RETIREMENT     |
|Common Stock: 1,000 Shares  |-|-|  SOLUTIONS, INC. OF OHIO    |
|------------                | | |                             |
|              Cost          | | |                             |
|              ----          | | |                             |
|NRS-100%      $1,000        | | |                             |
------------------------------ | ------------------------------
                               |
                               |
------------------------------ | -------------------------------
|   NATIONWIDE RETIREMENT    | | |                             |
| SOLUTIONS, INC. OF MONTANA | | |                             |
|                            | | |    NATIONWIDE RETIREMENT    |
|Common Stock: 500 Shares    | |-|     SOLUTIONS, INC. OF      |
|------------                |-|-|          OKLAHOMA           |
|              Cost          | | |                             |
|              ----          | | |                             |
|NRS-100%      $500          | | |                             |
------------------------------ | ------------------------------
                               |
                               |
------------------------------ | -------------------------------
|   NATIONWIDE RETIREMENT    | | |                             |
| SOLUTIONS, INC. OF NEVADA  | | |                             |
|                            | | |                             |      Subsidiary Companies      -- Solid Line
|Common Stock: 1,000 Shares  | |-|   NATIONWIDE RETIREMENT     |      Contractual Association   -- Double Line
|------------                |-|-|  SOLUTIONS, INC. OF TEXAS   |      Limited Liability Company -- Dotted Line
|              Cost          |   |                             |
|              ----          |   |                             |
|NRS-100%      $1,000        |   |                             |
------------------------------   ------------------------------       June 30, 2002



                                                                                                          Page 2


                                                                                    (Left Side)













                                      |---------------------------------------------
                                      |
                      ----------------|------------------
                      |       GARTMORE GLOBAL           |
                      |   INVESTMENTS, INC. (GGI)       |
                      | Common Stock:  958,750 Shares   |
                      | ------------                    |
                      | Corp - 94%                      |
                      | Preferred Stock: 500,000 Shares |
                      | ---------------                 |
                      | Corp. - 100%                    |
                      -----------------------------------
                                      |
                  --------------------------------------
                  |                                    |
   --------------------------------     --------------------------------
   |     GARTMORE MUTUAL FUND     |     |                              |
   |        CAPITAL TRUST         |     |    GARTMORE S.A. CAPITAL     |------------------------------------
   |                              |     |         TRUST (GSA)          |
   |                              |     |                              |
   |                              |     |                              |
   |                              |     |                              |
   |   DELAWARE BUSINESS TRUST    |     | DELAWARE BUSINESS TRUST      |
   |                              |     |                              |
   --------------------------------     --------------------------------
                                                        |
                                                        |
                                                        |
                                                        |
                                        --------------------------------
                                        |           EMERGING           |
                                        |         MANAGERS, LLC        |
                                        |            (EM)              |
                                        |                              |
                                        |                              |
                                        | GSA - 100%                   |
                                        |                              |
                                        --------------------------------
                                                        |
                                                        |
                                                        |
                                                        |
                                        --------------------------------
                                        |          NORTHPOINTE         |
                                        |          CAPITAL LLC         |
                                        |                              |
                                        |                              |
                                        |                              |
                                        | EM - 65%                     |
                                        |                              |
                                        --------------------------------




                                                                                                                            (Center)
                                                                    NATIONWIDE(R)

                         -------------------------------                                        ----------------------------------
                         |      NATIONWIDE MUTUAL      |                                        |        NATIONWIDE MUTUAL       |
                         |      INSURANCE COMPANY      |=================|===================== |      FIRE INSURANCE COMPANY    |
                         |          (CASUALTY)         |                 |                      |               (FIRE)           |
                         -------------------------------                 |                      ----------------------------------
                                                                         |
                                                                         |
                                                      -------------------|---------------------
                                                      |   NATIONWIDE CORPORATION (NW CORP)    |
                                                      |        COMMON STOCK:   CONTROL:       |
                                                      |        -------------   --------       |
                                                      |           13,642,432   100%           |
                                                      |             SHARES     COST           |
                                                      |             ------     ----           |
                                                      | CASUALTY  12,992,922   $1,344,787,854 |
                                                      | FIRE         649,510      118,038,022 |
                                                      -----------------------------|-----------
                                                                                   |
                                                                                   |
                                                                                   |
          -------------------|------------------------------------|-----------------------------------|----------------------------
                             |                                    |                                   |
              ---------------|----------------    ----------------|---------------    ----------------|---------------
              |          NATIONWIDE          |    |       NATIONWIDE GLOBAL      |    |     NATIONWIDE FINANCIAL     |
              |       SECURITIES, INC.       |    |     HOLDINGS, INC. (NGH)     |    |     SERVICES, INC. (NFS)     |
              | Common Stock:   7,676 Shares |    | Common Stock:   1 Shares     |    | Common Stock:  Control       |
              | ------------                 |    | -------------   Cost         |    | -------------  -------       |
              |                 Cost         |    |                 ----         |    | Class A        Public-100%   |
              |                 ----         |    | NW Corp.-100%   $794,465,454 |    | Class B        NW Corp - 100%|
              | Corp. - 100%    $5,996,261   |    |       (See Page 4)           |    |        (See Page 2)          |
              --------------------------------    --------------------------------    --------------------------------



             --------------------------------     --------------------------------
             |     GARTMORE GLOBAL ASSET    |     |            ADVISOR           |
             |        MANAGEMENT, INC.      |     |         SOFTWARE, INC.       |
     --------|            (GGAMI)           |     |                              |
             |                              |-----|                              |
             |                              |  |  |                              |
             | GSA - 100%                   |  |  | GGAMI - 23%                  |
             |                              |  |  |                              |
             --------------------------------  |  --------------------------------
                                               |
                                               |
                                               |
                                               |
             --------------------------------  |  --------------------------------
             |           GARTMORE           |  |  |           INVESTIA           |
             |    INVESTORS SERVICES, INC.  |  |  |          HOLDINGS, LTD.      |
             | Common Stock:     5 Shares   |  |  |                              |
             | -------------     Cost       |-----|                              |
             |                   -----      |  |  |                              |
             | GGAMI - 100%      $5,000     |  |  | GGAMI - 25%                  |
             |                              |  |  |                              |
             --------------------------------  |  --------------------------------
                                               |
                                               |
                                               |
                                               |
             --------------------------------  |  --------------------------------
             |                              |  |  |       GARTMORE MORLEY        |
             |    NATIONWIDE GLOBAL FUNDS   |  |  |   FINANCIAL SERVICES, INC.   |
             |                              |  |  |           (MORLEY)           |
             |                              |-----|                              |---|
             |       LUXEMBOURG SICAV       |  |  | Common Stock:   82,343 shares|   |
             |                              |  |  | ------------                 |   |
             |                              |  |  | GGAMI -  100%                |   |
             --------------------------------  |  --------------------------------   |
                                               |                                     |
                                               |                                     |
                                               |                                     |
                                               |                                     |
             --------------------------------  |  --------------------------------   |
             |   GARTMORE DISTRIBUTION      |  |  |   GARTMORE MORLEY CAPITAL    |   |
             |        SERVICES, INC.        |  |  |        MANAGEMENT, INC.      |   |
             | Common Stock:   10,000 Shares|  |  | Common Stock:   500 Shares   |   |
             | ------------    Cost         |-----| ------------    Cost         |---|
             |                 -----        |  |  |                 -----        |   |
             | GGAMI - 100%    $146,653     |  |  | Morley - 100%   $5,000       |   |
             |                              |  |  |                              |   |
             --------------------------------  |  --------------------------------   |
                                               |                                     |
                                               |                                     |
                                               |                                     |
                                               |                                     |
             --------------------------------  |  --------------------------------   |
             |      CORVIANT CORPORATION    |  |  |           GARTMORE           |   |
             |             (CC)             |  |  |        TRUST COMPANY         |   |
             | Common Stock: 450,000 Shares |  |  |                              |   |
             | ------------                 |---  |                              |---|
             | Series A                     |     | Common Stock:   2,000 Shares |   |
             | -----------                  |     | ------------    Cost         |   |
             |  Preferred:   250,000 Shares |     |                 -----        |   |
             |  ---------    Cost           |     | Morley - 100%   $50,000      |   |
             |               ----           |     --------------------------------   |
             | GGAMI - 100%  $10,000,000    |                                        |
             --------------------------------                                        |
                            |                                                        |
                            |                                                        |
             --------------------------------     --------------------------------   |
             |                              |     |       GARTMORE MORLEY &      |   |
             |   VILLANOVA SECURITIES, LLC  |     |        ASSOCIATES, INC.      |   |
             |                              |     | Common Stock:   3,500 Shares |   |
             |                              |     | ------------    Cost         |---|
             | CC - 100%                    |     |                 -----        |
             |                              |     | Morley - 100%   $1,000       |
             |                              |     |                              |
             --------------------------------     --------------------------------




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


                                                                                                                            (Right)























------------------------------------|------------------------------------------------------------|
                                    |                                                            |
                    ----------------|----------------                           -----------------|---------------
                    |        GATES, MCDONALD        |                           |          NATIONWIDE           |
                    |       & COMPANY (GATES)       |                           |   HEALTH PLANS, INC. (NHP)    |
                    |                               |                           |                               |
                    | Common Stock:    254 Shares   |                        ---| Common Stock:    100 Shares   |
                    | ------------     Cost         |                        |  | ------------     Cost         |
                    |                  ----         |                        |  |                  ----         |
                    | NW Corp - 100%   $25,683,532  |                        |  | NW Corp.-100%    $19,103,732  |
                    ----------------|----------------                        |  ---------------------------------
                                    |                                        |
                                    |                                        |
                                    |                                        |
 ---------------------------------  |  ---------------------------------     |  ---------------------------------
 |     MEDPROSOLUTIONS, INC.     |  |  |      NEVADA INDEPENDENT       |     |  |     NATIONWIDE MANAGEMENT     |
 |                               |  |  |    COMPANIES-MANUFACTURING    |     |  |         SYSTEMS, INC.         |
 |                               |  |  |      TRANSPORTATION AND       |     |  |                               |
 |                               |--|--|         DISTRIBUTION          |     |--|Common Stock:    100 Shares    |
 |                               |  |  |                               |     |  |------------                   |
 |                 Cost          |  |  |                               |     |  |                 Cost          |
 |                 ----          |  |  |                               |     |  |                 -----         |
 | Gates-100%      $6,700,000    |  |  |Common Stock:    1,000 Shares  |     |  |NHP-100%         $25,149       |
 |                               |  |  |------------                   |     |  |                               |
 |--------------------------------  |  |Gates - 100%                   |     |  ---------------------------------
 |                                  |  ---------------------------------     |
 |                                  |                                        |
 |--------------------------------  |  ---------------------------------     |  ---------------------------------
 |       GATES, MCDONALD &       |  |  |       NEVADA INDEPENDENT      |     |  |           NATIONWIDE          |
 |   COMPANY OF NEW YORK, INC.   |  |  |      COMPANIES-HEALTH AND     |     |  |          AGENCY, INC.         |
 |                               |  |  |           NONPROFIT           |     |  |                               |
 |                               |--|--|                               |     ---|                               |
 | Common Stock:   3 Shares      |  |  |                               |        |Common Stock:    100 Shares    |
 | ------------                  |  |  |                               |        |------------                   |
 |                 Cost          |  |  |Common Stock:    1,000 Shares  |        |                 Cost          |
 |                 -----         |  |  |------------                   |        |                 -----         |
 | Gates-100%      $106,947      |  |  |Gates-100%                     |        |NHP-99%          $116,077      |
 ---------------------------------  |  ---------------------------------        ---------------------------------
                                    |
                                    |
 ---------------------------------  |  ---------------------------------
 |       GATES, MCDONALD &       |  |  |      NEVADA INDEPENDENT       |
 |       COMPANY OF NEVADA       |  |  |    COMPANIES-CONSTRUCTION     |
 |                               |  |  |                               |
 |                               |--|--|                               |
 | Common Stock:   40 Shares     |  |  | Common Stock:   1,000 Shares  |
 | ------------                  |  |  | ------------                  |
 |                 Cost          |  |  |                               |
 |                 ----          |  |  |                               |
 | Gates-100%      $93,750       |  |  | Gates-100%                    |
 ---------------------------------  |  ---------------------------------
                                    |
                                    |
 ---------------------------------  |  ---------------------------------
 |        GATESMCDONALD          |  |  |      NEVADA INDEPENDENT       |
 |      HEALTH PLUS, INC.        |  |  |     COMPANIES-HOSPITALITY     |
 |                               |  |  |       AND ENTERTAINMENT       |
 |                               |--|--|                               |
 | Common Stock:   200 Shares    |  |  |                               |
 | ------------                  |  |  |                               |
 |                 Cost          |  |  |Common Stock:    1,000 Shares  |
 |                 ----          |  |  |------------                   |
 | Gates-100%      $2,000,000    |  |  |Gates-100%                     |
 ---------------------------------  |  ---------------------------------















                                                                                        Subsidiary Companies      -- Solid Line
                                                                                        Contractual Association   -- Double Line
                                                                                        Limited Liability Company -- Dotted Line

                                                                                        June 30, 2002



                                                                          Page 3
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
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
























                                                                                                                       (Left Side)


                                                                  |----------------------------------------|------------------------
                                                                  |                                        |
              --------------|--------------         --------------|--------------            --------------|--------------
              |     AUDENSTAR LIMITED     |         |   GARTMORE GLOBAL ASSET   |            | NATIONWIDE GLOBAL LIMITED |
              |           (AL)            |         |     MANAGEMENT TRUST      |            |                           |
              |                           |         |         (GGAMT)           |            | Common Stock: 20,343,752  |
              |                           |---------|                           |            | ------------  Shares      |
              |                           |    |    |                           |            |               ------      |
              |                           |    |    |                           |            | NGH           20,343,751  |
              | GGAMT-100%                |    |    | NGH-100%                  |            | LUX SA        1           |
              --------------|--------------    |    --------------|--------------            -----------------------------
                            |                  |                  |
                            |                  |                  |                   ---------------------|-----------------------
              --------------|--------------    |    --------------|--------------     |      --------------|--------------
              |  RIVERVIEW INTERNATIONAL  |    |    |     NATIONWIDE ASSET      |     |      |    GARTMORE INVESTMENT    |
              |        GROUP, INC.        |    |    | MANAGEMENT HOLDINGS, LTD. |     |      |        SERVICES LTD.      |
              |           (RIG)           |    |    |         (NAMHL)           |     |      |          (GISL)           |
              |                           |    |    |                           |     |  |---|                           |
              |                           |    |    |                           |     |  |   |                           |
              |                           |    |    |                           |     |  |   | GIM-80%                   |
              | AL-21%                    |    |    | GGAMT-100%                |     |  |   | GNL-20%                   |
              --------------|--------------    |    --------------|--------------     |  |   -----------------------------
                            |                  |                  |                   |  |
              -----------------------------    |    -----------------------------     |  |   -----------------------------
              |  GARTMORE RIVERVIEW, LLC  |    |    |    NATIONWIDE UK ASSET    |     |  |   |    GARTMORE INVESTMENT    |
              |                           |    |    | MANAGEMENT HOLDINGS, LTD. |     |  |   |       SERVICES GMBH       |
              |                           |    |    |         (NUKAMHL)         |     |  |   |                           |
              |                           |    |    |                           |     |  |---|                           |
              |                           |    |    |                           |     |  |   |                           |
              |                           |    |    |                           |     |  |   |                           |
              | RIG-70%                   |    |    | NAMHL-100%                |     |  |   | GISL-100%                 |
              --------------|--------------    |    --------------|--------------     |  |   -----------------------------
                                               |                  |                   |  |
              -----------------------------    |    --------------|--------------     |  |   -----------------------------
              |      GARTMORE ASSET       |    |    |   NATIONWIDE UK HOLDING   |     |  |   |  GARTMORE FUND MANAGERS   |
              |     MANAGEMENT, INC.      |    |    |       COMPANY, LTD.       |     |  |   |   INTERNATIONAL LIMITED   |
              |                           |    |    |         (NUKHCL)          |     |  |   |          (GFMI)           |
              |                           |----|    |                           |     |  |---|                           |
              |                           |         |                           |     |      |                           |
              |                           |         |                           |     |      | GISL-99.99%               |
              | GGAMT-100%                |         | NUKAMHL-96.1%             |     |      | GSL-.01%                  |
              -----------------------------         --------------|--------------     |      --------------|--------------
                                                                  |                   |                    |
                                                    --------------|--------------     |      --------------|--------------
                                                    |     ASSET MANAGEMENT      |     |      |    GARTMORE SECRETARIES   |
                                                    |       HOLDINGS PLC        |     |      |       (JERSEY) LTD.       |
                                                    |           (AMH)           |     |      |                           |
                                                    |                           |     |      |                           |
                                                    |                           |     |      | GFMI-94%                  |
                                                    |                           |     |      | GSL-3%                    |
                                                    | NUKHCL-100%               |     |      | GIM-3%                    |
                                                    --------------|--------------     |      -----------------------------
                                                                  |                   |
                                                    --------------|--------------     |
                                                    |     GARTMORE INVESTMENT   |     |
                                                    |       MANAGEMENT PLC      |     |
                                                    |           (GIM)           |     |
                                                    |                           |-----|
                                                    |                           |
                                                    | AMH-99.99%                |
                                                    | GNL-.01%                  |
                                                    -----------------------------




                                                                                                                           (Center)
                                                           NATIONWIDE(R)

--------------------------------------------------                                --------------------------------------------------
|               NATIONWIDE MUTUAL                |                                |                NATIONWIDE MUTUAL               |
|               INSURANCE COMPANY                |================================|            FIRE INSURANCE COMPANY              |
|                  (CASUALTY)                    |                   |            |                    (FIRE)                      |
--------------------------------------------------                   |            --------------------------------------------------
                                                                     |
                                                  -----------------------------------------
                                                  |    NATIONWIDE CORPORATION (NW CORP)   |
                                                  |   COMMON STOCK:           CONTROL:    |
                                                  |   ------------            -------     |
                                                  |    13,642,432               100%      |
                                                  |             SHARES     COST           |
                                                  |             ------     ----           |
                                                  |CASUALTY     12,992,922 $1,344,787,854 |
                                                  |FIRE            649,510    118,038,022 |
                                                  -------------------|---------------------
                                                                     |
                                                      ---------------|-------------
                                                      |     NATIONWIDE GLOBAL     |
                                                      |    HOLDINGS, INC. (NGH)   |
                                                      |                           |
                                                      |Common Stock:  1 Share     |
                                                      |------------   -------     |
                                                      |                           |
                                                      |               Cost        |
                                                      |               ----        |
                                                      |NW Corp.-100%  $749,465,454|
                                                      ---------------|-------------
                                                                     |
--------------------------------------|------------------------------|--------------------------------|--------------------
                                      |                              |                                |
                        ----------------------------     --------------------------     ----------------------------
                        |           NGH            |     |       NATIONWIDE       |     |     NATIONWIDE GLOBAL    |
                        |     NETHERLANDS B.V.     |     |   SERVICES SP. Z.O.O.  |     |       JAPAN, INC.        |
                        |                          |     |                        |     |                          |
                        |Common Stock: 40 Shares   |     | Common Stock: 80 Shares|     |Common Stock: 100 Shares  |
                        |-------------             |     | -------------          |     |-------------             |
                        |              Cost        |     |               Cost     |     |              Cost        |
                        |              ----        |     |               ----     |     |              ----        |
                        |NGH-100%      NLG 52,500  |     |NGH-100%       4,000 PLN|     |NGH-100%      $100        |
                        ----------------------------     --------------------------     ----------------------------
--------------------|---------------------------------|------------------------------|---------------------------------
                    |   ----------------------------  |  --------------------------  |  ----------------------------
                    |   |      GARTMORE FUND       |  |  |GARTMORE INVESTMENT LTD.|  |  |  DAMIAN SECURITIES LTD.  |
                    |   |      MANAGERS LTD.       |  |  |         (GIL)          |  |  |                          |
                    |   |          (GFM)           |  |  |                        |  |  |                          |
                    |   |                          |  |  |                        |  |  |                          |
                    ----|                          |  ---|                        |  ---|                          |
                    |   |                          |  |  |                        |  |  |                          |
                    |   |GIM-99.99%                |  |  |GIM-99.9%               |  |  |GIM 50%                   |
                    |   |GSL-.01%                  |  |  |GNL-.1%                 |  |  |GSL-50%                   |
                    |   ----------------------------  |  --------------------------  |  ----------------------------
                    |                                 |                              |
                    |   ----------------------------  |  --------------------------  |  ----------------------------
                    |   |     FENPLACE LIMITED     |  |  |     GARTMORE JAPAN     |  |  |  GARTMORE NOMINEES LTD.  |
                    |   |                          |  |  |        LIMITED         |  |  |          (GNL)           |
                    |   |                          |  |  |                        |  |  |                          |
                    |---|                          |  ---|                        |  |--|                          |
                    |   |                          |  |  |                        |  |  |                          |
                    |   |                          |  |  |                        |  |  |                          |
                    |   |GFM-100%                  |  |  |GIL-100%                |  |  |GIM-99.99%                |
                    |   |                          |  |  |                        |  |  |GSL-.01%                  |
                    |   ----------------------------  |  --------------------------  |  ----------------------------
                    |                                 |                              |
                    |   ----------------------------  |  --------------------------  |  ----------------------------
                    |   | GARTMORE SECURITIES LTD. |  |  |   GARTMORE 1990 LTD.   |  |  |     GARTMORE PENSION     |
                    |   |          (GSL)           |  |  |    (General Partner)   |  |  |      TRUSTEES, LTD.      |
                    |   |                          |  |  |                        |  |  |                          |
                    |   |                          |  |  |                        |  |  |                          |
                    ----|                          |  ---|                        |  ---|                          |
                        |                          |  |  |                        |  |  |                          |
                        |                          |  |  |                        |  |  |                          |
                        |GIM-99.99%                |  |  |GIM-50%                 |  |  |GIM-99%                   |
                        |GNL-.01%                  |  |  |GSL-50%                 |  |  |GSL-1%                    |
                        ----------------------------  |  --------------------------  |  ----------------------------
                                                      |                              |
                                                      |  --------------------------  |  ----------------------------
                                                      |  |  GARTMORE INDOSUEZ UK  |  |  |    GIL NOMINEES LTD.     |
                                                      |  |     RECOVERY FUND      |  |                             |
                                                      |  |      (G.P.) LTD.       |  |  |                          |
                                                      |  |                        |  |  |                          |
                                                      ---|                        |  ---|                          |
                                                      |  |                        |     |                          |
                                                      |  |GIM-50%                 |     |GIM-50%                   |
                                                      |  |GNL-50%                 |     |GSL-50%                   |
                                                      |  --------------------------     ----------------------------
                                                      |
                                                      |  --------------------------
                                                      |  |  GARTMORE 1990 TRUSTEE |
                                                      |  |          LTD.          |
                                                      |  |    (General Partner)   |
                                                      ---|                        |
                                                         |                        |
                                                         |                        |
                                                         |GIM-50%                 |
                                                         |GSL-50%                 |
                                                         --------------------------






                                                                                                                            (Right)

















------------------------|---------------|--------------|--------------------------------------|
                        |               |              |                                      |
                        |               |              |                                      |
                        |               |              |                                      |
                        |               |              |                                      |
                        |               |              |                                      |
                        |               |              |                                      |
                        |               |              |                                      |
                        |               |              |                                      |
         ---------------|-------------- | -------------|-----------------        -------------|--------------
         |     NATIONWIDE GLOBAL      | | |   NATIONWIDE TOWARZYSTWO    |        |    NATIONWIDE GLOBAL     |
         |        FINANCE, LLC        | | |  UBEZPIECZEN NA ZYCIE SA    |        | HOLDINGS, INC. LUXEMBOURG|
         |                            | | |                             |        |      BRANCH (BRANCH)     |
         |    Single Member Limited   | | |Common Stock:  1,952,000     |        |                          |
         |      Liability Company     | | |------------   Shares        |        |                          |
         |                            | | |                             |        |                          |
         |                            | | |                             |        |                          |
         |NGH-100%                    | | |NGH-100%                     |        |Endowment Capital-        |
         |                            | | |--------------|---------------        |               $1,000,000 |
         |                            | | |              |                       -------------|--------------
         ------------------------------ | |--------------|---------------        -------------|--------------
         ------------------------------ | |         NATIONWIDE          |        |    NGH LUXEMBOURG S.A.   |
         |     GARTMORE CAPITAL       | | |    FINANCIAL SP. Z O.O.     |        |         (LUX SA)         |
---------|      MANAGEMENT LTD.       | | |                             |        |                          |
         |          (GCM)             | | |Common Stock: 40,950 Shares  |   |----|Common Stock: 5,894       |
         |                            | | |                             |   |    |              Shares      |
         |  GIM - 99.99%              | | | NGH-100%                    |   |    |               Cost       |
         |  GSL - .01%                | | |                             |   |    |               ----       |
         -----------------------------| | -------------------------------   |    |BRANCH-99.98% 115,470,723 |
----|    -----------------------------| |                                   |    |              EURO        |
    |----|     GARTMORE U.S. LTD.     | | |------------------------------   |    ----------------------------
    |    |           (GUS)            | | |     SIAM AR-NA-KHET         |   |    ----------------------------
    |    |                            | | |    COMPANY LTD. (SIAM)      |   |    |        NGH UK, LTD.      |
    |    |                            | |-|                             |   |    |                          |
    |    | GCM - 100%                 | | | NGH - 48.99%                |   |----| LUX SA - 100%            |
    |    |                            | | |                             |   |    |                          |
    |    ------------------------------ | |                             |   |    |                          |
    |                                   | |                             |   |    |                          |
    |    ------------------------------ | |                             |   |    |                          |
    |    | GARTMORE GLOBAL PARTNERS   | | ---------------|---------------   |    ----------------------------
    |    |      (General Partner)     | |                |                  |
    |    |                            | | ---------------|---------------   |    ----------------------------
    |----|                            | | |  NATIONWIDE LIFE ASSURANCE  |   |    |NATIONWIDE GLABAL HOLDINGS|
         |                            | | |        COMPANY, LTD.        |   |    |-NGH BRASIL PARTICIPACOES,|
         |                            | | |                             |   |    |     LTDA (NGH BRASIL)    |
         | GUS - 50%                  | | |NGH - 24.3%                  |   |----|                          |
         | GSL - 50%                  | | |SIAM - 37.7%                 |   |    |        Shares     Cost   |
         ------------------------------ | |                             |   |    |LUX     ------     ----   |
                                        | |                             |   |    |SA  6,164,899   R6,164,889|
                                        | |                             |   |    |NGH 1           R1        |
                                        | -------------------------------   |    -------------|--------------
                                        |                                   |                 |
                                        | -------------------------------   |    -------------|--------------
                                        | |     SBSC LTD (THAILAND)     |   |    |  NATIONWIDE HOLDING SA   |
                                        | |                             |   |    |         (NHSA)           |
                                        |-|                             |   |    |                          |
                                          |Common Stock:  24,500        |   |    |        Shares    Cost    |
                                          |------------   Shares        |   |    | NGH    ------    ----    |
                                          |                             |   |    | BRASIL        R42,900,999|
                                          | NGH - .01%                  |   |    |     42,900,999           |
                                          | SIAM - 48.98%               |   |    | LUX SA   1    R1         |
                                          -------------------------------   |    -------------|--------------
                                                                            |                 |
                                          -------------------------------   |    -------------|--------------
                                          |      PANEUROLIFE (PEL)      |   |    | DINAMICA PARTICIPACOES SA|
                                          |Common Stock: 1,300,000      |   |    |         (DPSA)           |
                                          |              Shares         |   |    |      Shares      Cost    |
                                          |              Cost           |---|    |      ------      ----    |
                                          |              ----           |        |NHSA                      |
                                          | LUX SA - 100% 3,817,832,685 |        |  132,522,386  R14,723,256|
                                          | LUF                         |        |NGH BRASIL  1  R1,472     |
                                          --------------|----------------        --------------|-------------
                                                        |                                      |
                                          --------------|----------------        --------------|-------------
                                          |        VERTBOIS, SA         |        |NATIONWIDE MARITIMA VIDA e|
                                          |                             |        |     PREVIDENCIA SA       |
                                          |                             |        |                          |
                                          |                             |        |Common Stock: 134,822,225 |
                                          |                             |        |------------   Shares     |
                                          |PEL - 99.99%                 |        |            Cost          |
                                          |LUX SA - .01%                |        |            ----          |
                                          -------------------------------        | DPSA - 86.4% R14,128,512 |
                                                                                 ----------------------------

                                                                                Subsidiary Companies      -- Solid Line
                                                                                Contractual Association   -- Double Line
                                                                                Limited Liability Company -- Dotted Line




                                                                                June 30, 2002



                                                                                                                    Page 4








Item 27.  NUMBER OF CONTRACT OWNERS

          N/A

Item 28.  INDEMNIFICATION

          Provision is made in Nationwide's Amended and Restated Code of Regulations and expressly authorized by the General Corporation Law of the State of Ohio, for indemnification by Nationwide of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer or employee of Nationwide, against expenses, including attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the extent and under the circumstances permitted by the General Corporation Law of the State of Ohio. Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Act") may be permitted to directors, officers or persons controlling Nationwide pursuant to the foregoing provisions, Nationwide has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 29.  PRINCIPAL UNDERWRITER

          (a) Nationwide Investment Services Corporation ("NISC") serves as principal underwriter and general distributor for Multi-Flex Variable Account, Nationwide Variable Account, Nationwide Variable Account-II, Nationwide Variable Account-4, Nationwide Variable Account-5, Nationwide Variable Account-6, Nationwide Variable Account-7, Nationwide Variable Account-8, Nationwide Variable Account-9, Nationwide Variable Account-10, Nationwide Variable Account-13, Nationwide Variable Account-14, Nationwide VA Separate Account-A, Nationwide VA Separate Account-B, Nationwide VA Separate Account-C, Nationwide VL Separate Account-C, Nationwide VL Separate Account-D, Nationwide VLI Separate Account-2, Nationwide VLI Separate Account-3, Nationwide VLI Separate Account-4, and Nationwide VLI Separate Account-5, all of which are separate investment accounts of Nationwide or its affiliates.

(b)  NATIONWIDE INVESTMENT SERVICES CORPORATION DIRECTORS AND OFFICERS

         Joseph J. Gasper, Director and Chairman of the Board
         Richard A. Karas, Director and Vice Chairman
         Mark A. Thresher, Director and Senior Vice President and Treasurer Duane C. Meek, President
         Robert A. Oakley, Executive Vice President-Chief Financial Officer Robert J. Woodward, Jr., Executive Vice President-Chief Investment Officer
         Barbara J. Shane, Vice President-Compliance Officer
         Alan A. Todryk, Vice President-Taxation
         Carol L. Dove, Associate Vice President-Treasury Services and Assistant Treasurer
         Glenn W. Soden, Associate Vice President and Secretary
         John F. Delaloye, Assistant Secretary
         E. Gary Berndt, Assistant Treasurer
         Terry C. Smetzer, Assistant Treasurer

         The business address of the Directors and Officers of Nationwide Investment Services Corporation is:
         One Nationwide Plaza
         Columbus, Ohio 43215
(c)

         ------------------------------ ------------------------ ----------------------- ------------------ -------------------
         NAME OF PRINCIPAL UNDERWRITER  NET UNDERWRITING         COMPENSATION ON         BROKERAGE          COMPENSATION
                                        DISCOUNTS AND            REDEMPTION OR           COMMISSIONS
                                        COMMISSIONS              ANNUITIZATION
         ------------------------------ ------------------------ ----------------------- ------------------ -------------------
         ------------------------------ ------------------------ ----------------------- ------------------ -------------------
         Nationwide Investment          N/A                      N/A                     N/A                N/A
         Services Corporation
         ------------------------------ ------------------------ ----------------------- ------------------ -------------------


Item 30.      LOCATION OF ACCOUNTS AND RECORDS

              John Davis
              Nationwide Life Insurance Company
              One Nationwide Plaza
              Columbus, OH  43215

Item 31.      MANAGEMENT SERVICES
              Not Applicable

Item 32.      UNDERTAKINGS

              The Registrant hereby undertakes to:

               (a) file a post-effective amendment to this registration statement as frequently as is necessary to ensure that the audited financial statements in the registration statement are never more than 16 months old for so long as payments under the variable annuity contracts may be accepted;

               (b) include either (1) as part of any application to purchase a contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a post card or similar written communication affixed to or included in the prospectus that the applicant can remove to send for a Statement of Additional Information; and

               (c) deliver any Statement of Additional Information and any financial statements required to be made available under this form promptly upon written or oral request.

The Registrant represents that any of the contracts which are issued pursuant to
Section 403(b) of the Internal Revenue Code, are issued by Nationwide through the Registrant in reliance upon, and in compliance with, a no-action letter issued by the Staff of the Securities and Exchange Commission to the American Council of Life Insurance (publicly available November 28, 1988) permitting withdrawal restrictions to the extent necessary to comply with Section 403(b)(11) of the Internal Revenue Code.


Nationwide represents that the fees and charges deducted under the contract in the aggregate are reasonable in relation to the services rendered, the expenses expected to be incurred and risks assumed by Nationwide.

                                   SIGNATURES

As required by the Securities Act of 1933, and the Investment Company Act of 1940, the Registrant, NATIONWIDE VARIABLE ACCOUNT-14, certifies that it has caused this Registration Statement to be signed on its behalf in the City of Columbus, and State of Ohio, on this 30th day of September, 2002.

                                       NATIONWIDE VARIABLE ACCOUNT-14
                       ---------------------------------------------------------
                                              (Registrant)
                                     NATIONWIDE LIFE INSURANCE COMPANY
                       ---------------------------------------------------------
                                              (Depositor)


                                             By/s/STEVEN SAVINI
                       ---------------------------------------------------------
                                             Steven Savini

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 30th day of September, 2002.


               SIGNATURE                                   TITLE


W. G. JURGENSEN                             Director and Chief Executive Officer
----------------------------------------
W. G. Jurgensen

JOSEPH J. GASPER                                 Director and President and
----------------------------------------
Joseph J. Gasper                                  Chief Operating Officer

MICHAEL S. HELFER                                  Director and Executive
----------------------------------------
Michael S. Helfer                            Vice President-Corporate Strategy

DONNA A. JAMES                                  Director and Executive Vice
----------------------------------------
Donna A. James                             President-Chief Administrative Officer

ROBERT A. OAKLEY                                Director and Executive Vice
----------------------------------------
Robert A. Oakley                             President-Chief Financial Officer

ROBERT A. WOODWARD, JR                          Director and Executive Vice
----------------------------------------
Robert A. Woodward, Jr.                      President-Chief Investment Officer

Galen R. Barnes                                           Director
----------------------------------------
Galen R. Barnes

                                                                                                  By /s/ STEVEN SAVINI
                                                                                     -----------------------------------------------
                                                                                                      Steven Savini
                                                                                                    Attorney-in-Fact



--------

1 Each contract year, the contract owner may withdraw without a CDSC the greater of:

     (1) 10% of the following: the total of all purchase payments that are subject to CDSC, minus any purchase payments previously withdrawn that were subject to CDSC at the time of withdrawal; or

     (2) any amount withdrawn to meet minimum distribution requirements under the Internal Revenue Code. This free withdrawal privilege is non-cumulative. Free amounts not taken during any given contract year cannot be taken as free amounts in a subsequent contract year.

2 The Contract Maintenance Charge is deducted annually from all contracts containing less than $50,000 on each contract anniversary. This charge is permanently waived for any contract valued at $50,000 or more on any contract anniversary.

3 These charges apply only to sub-account allocations. They do not apply to allocations made to the fixed account or to the Guaranteed Term Options. They are charged on a daily basis at the annualized rate noted above.

4    Charges shown include the standard death benefit.